Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and among

USAA INVESTMENT CORPORATION,

VICTORY CAPITAL HOLDINGS, INC.

and,

for certain limited purposes,

USAA CAPITAL CORPORATION

Dated as of November 6, 2018

i

Exhibits

Exhibit A — Example Closing Date Net Working Capital Calculation

Exhibit B — Consent Expenses

Exhibit C — Form of Transition Services Agreement

Exhibit D — Form of Transitional Trademark License Agreement

Exhibit E — Commitment Letter

Exhibit F — Invested Capital Commitments

Exhibit G — Buyer Foundation Program

Exhibit H — Pre-Closing Actions

Exhibit I — Certain Definitions

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of November 6, 2018 (this “Agreement”), is made and entered into by and among Victory Capital Holdings, Inc., a Delaware corporation (“Buyer”); USAA Investment Corporation, a Delaware corporation (“Seller”); and, solely for the purposes of Section 6.12, Section 6.13, Section 6.15, Section 6.19, Section 6.25 and Article 11, USAA Capital Corporation, a Delaware corporation (“Seller Parent”).  Buyer and Seller (and solely for the purposes of Section 6.12, Section 6.13, Section 6.15, Section 6.19, Section 6.25 and Article 11, Seller Parent) are sometimes collectively referred to herein as the “Parties” and, individually, as a “Party”.

RECITALS

WHEREAS, Seller is a wholly owned Subsidiary of Seller Parent;

WHEREAS, Seller owns all of the issued and outstanding Adviser Stock (as defined herein) and all of the issued and outstanding Transfer Agent Stock (as defined herein) (collectively, the “Shares”);

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Shares on the Closing Date, on the terms and conditions provided in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1                                          Certain Definitions.  For all purposes of this Agreement, the following terms shall have the respective meanings specified in this Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

“338 Election” shall have the meaning set forth in Section 9.8(a).

“529 Agreement” means that certain Amended and Restated Private Label Product Agreement, dated October 1, 2017, by and among the 529 Plan Manager, IMCO and Adviser.

“529 Agreement Consent Period” shall have the meaning set forth in Section 6.20(c).

“529 Plan” means the USAA 529 College Savings Plan, which is a College Savings Plan of Nevada created by the State of Nevada pursuant to Chapter 353B of the Nevada Revised Statutes, as amended, which is a qualified tuition program within the meaning of Section 529 of the Code, or any successor provision, offered by the Nevada College Savings Trust Fund and administered by the Nevada State Treasurer and is the subject of the 529 Agreement.

“529 Plan Manager” shall have the meaning set forth on Exhibit I.

“Accounting Firm” shall have the meaning set forth in Section 2.4(c)(iii).

“Acquired Companies” means Adviser and Transfer Agent.

“Acquired Company Plan” means each Plan sponsored, maintained or required to be maintained or contributed to by the Acquired Companies for the benefit of any Company Employee, excluding any Parent Plan contributed to by an Acquired Company as a result of the Acquired Company being a “participating employer” or similar term.

“Acquired Company Related Parties” shall have the meaning set forth in Section 11.16.

“Adjusted Assets Under Management” means, for any Advisory Client (for the avoidance of doubt, excluding Affiliate Advisory Clients and the Liquidating Funds), as of a particular date of determination, the Base Date Assets Under Management with respect to such Advisory Client (for the avoidance of doubt, (x) including all assets in Direct Accounts and, subject to Section 6.20(e), assets of the 529 Plan, in each case, to the extent invested in a Fund, and (y) excluding (i) any Invested Capital or Invested Capital Amounts or assets invested by Affiliate Advisory Clients, (ii) the Liquidating Funds and (iii) all assets in the UMP Accounts), calculated in the same manner as provided for the calculation of Applicable Fees under the applicable Advisory Agreement, as adjusted, in the case of any Revenue Run-Rate determination after the Base Date, (a) to reflect net cash flows with respect to Adviser’s total net assets under management with respect to such Advisory Client (including any additions, withdrawals, redemptions, written notices of withdrawal or redemption, and reinvestments of dividends and interest) that occurred from and after the Base Date (or, in the case of a New Client, such later date as such New Client became an Advisory Client) through such date of determination, and (b) to exclude any increase or decrease in Adviser’s total net assets under management with respect to such Advisory Client due to market appreciation or depreciation and any currency fluctuations, in each case, that occurred from and after the Base Date (or, in the case of a New Client, from and after such later date as such New Client became an Advisory Client) through such date of determination.

“Administration Agreement” shall have the meaning set forth in Section 6.2(a).

“Adviser” means USAA Asset Management Company, a Delaware corporation.

“Adviser Stock” means the shares of common stock, par value $0.01 per share, of Adviser.

“Advisory Agreement” means any Investment Company Advisory Agreement and any Non-Investment Company Advisory Agreement.

“Advisory Client” means any Person that is an investment advisory or investment management client of Adviser pursuant to an Advisory Agreement (including (a) each of the Funds and (b) the 529 Plan to the extent of Adviser-related portions of the underlying Advisory Agreement with respect to such 529 Plan and all assets in such 529 Plan invested in the Funds).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with,

such first Person; provided, however, that, for the purposes of this Agreement, no Fund shall be considered an Affiliate of Seller or any Acquired Company.

“Affiliate Advisory Client” means an Advisory Client that is Seller or an Affiliate of Seller. For the avoidance of doubt, Affiliate Advisory Client shall not include third party trust accounts held at Affiliates of Seller.

“Affiliate Arrangements” shall have the meaning set forth in Section 4.18.

“Affiliate Contracts” shall have the meaning set forth in Section 4.18.

“Agency Agreement” means that certain Agency Agreement, dated January 1, 2016, by and between Transfer Agent and IMCO.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Ancillary Agreements” means (a) the Transition Services Agreement, (b) the Transitional Trademark License Agreement, and (c) any other certificates, instruments, or agreements being executed and delivered in connection with this Agreement and the Transactions, including any exhibits or attachments to any of the foregoing or this Agreement.

“Applicable Courts” shall have the meaning set forth in Section 11.16.

“Applicable Fees” means investment advisory, investment management or similar fees, in each case, for all Advisory Clients paid or earned and payable to Adviser (or, after the Closing, any Affiliate of Adviser) pursuant to the applicable Advisory Agreement of each Advisory Client that is in effect as of such date of determination (excluding, for the avoidance of doubt, any performance-based (including adjustments to fee rates with respect to any fulcrum fees), incentive, contingent, administrative, transfer agency or similar fees payable to Adviser).

“Applicable Law” means, with respect to any Person, property, asset, transaction, event or other matter, any Law applicable or relating to, and legally binding on, such Person, property, asset, transaction, event or other matter, as the case may be.

“Audited Financial Statements” shall have the meaning set forth in Section 6.14.

“Balance Sheet Date” shall have the meaning set forth in Section 4.4.

“Base Date” means September 30, 2018.

“Base Date Assets Under Management” means, for any Advisory Client (for the avoidance of doubt, excluding the Affiliate Advisory Clients and the Liquidating Funds), the total net assets under management by Adviser for such Advisory Client as of the Base Date (for the avoidance of doubt, (a) including all assets in Direct Accounts and assets of the 529 Plan, in each case, to the extent invested in a Fund, and (b) excluding (i) any Invested Capital or Invested Capital Amounts or assets invested by Affiliate Advisory Clients, (ii) the Liquidating Funds and (iii) all assets in the UMP Accounts), calculated in the same manner as provided for in the calculation of Applicable Fees under the applicable Advisory Agreement, adjusted to reflect any pending redemptions or withdrawals, or written notices of withdrawal or redemption received by Adviser, as of the Base Date.

“Base Date Revenue Run-Rate” means the aggregate Revenue Run-Rate determined as of the Base Date.

“Base Purchase Price” means $850,000,000.00.

“Benefit Plan Client” shall have the meaning set forth in Section 4.10(g).

“Brokerage Services” means, with respect to IMCO, the business of providing brokerage, broker-dealer, transaction processing, dealer, distributorship, and the business and activities related thereto.

“Business” means (a) with respect to Adviser, the business and operations of Adviser, including the business of providing investment management services and all business and activities related thereto, and (b) with respect to Transfer Agent, the business and operations of Transfer Agent, including the business of providing transfer agency services and all business and activities related thereto; provided, that (i) solely for purposes of Section 4.4 with respect to the Unaudited Financial Statements, Business shall mean clauses (a) and (b) of this definition as adjusted to reflect the adjustments in the unaudited financial statements set forth on Section 4.4 of the Seller Disclosure Schedule and (ii) solely for purposes of Section 4.4 and Section 6.14 with respect to the Audited Financial Statements and the Interim Financial Statements, Business shall mean clauses (a) and (b) of this definition as adjusted in accordance with Section 1.1-B of the Seller Disclosure Schedule.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks in the City of New York are authorized or required to close for regular banking business.

“Business Systems” shall have the meaning set forth in Section 4.16(g).

“Buyer” shall have the meaning set forth in the preamble hereto.

“Buyer Administrator” means, with respect to any Sponsored Fund, Victory Capital Management Inc.

“Buyer Adviser” shall have the meaning set forth in Section 5.8.

“Buyer Calculated Earn Out Payment” shall have the meaning set forth in Section 2.6(b).

“Buyer Calculated Managed Money Payment” has the meaning set forth in Section 2.10(b).

“Buyer Client” means, without duplication with any Advisory Client of Adviser that is not a Non-Consenting Client, any (a) investment company (or series thereof) registered under the Investment Company Act for which Buyer or any of its Affiliates provides advisory or subadvisory services, and (b) any other Person that is an investment advisory or investment management client of Buyer or any of its Affiliates.

“Buyer Custodian” shall have the meaning set forth on Exhibit I.

“Buyer Distributor” shall mean, with respect to any Sponsored Fund that is an exchange-traded fund or “ETF”, Foreside Fund Services, LLC, and, with respect to all other Sponsored Funds, Victory Capital Advisers, Inc.

“Buyer Earn Out Statement” shall have the meaning set forth in Section 2.6(b).

“Buyer ETF” mean an exchange-traded fund that is an open-end investment company (or series thereof) registered under the Investment Company Act for which Buyer or any of its Subsidiaries provides advisory services pursuant to an investment advisory agreement.

“Buyer Foundation” shall have the meaning set forth in Section 6.22.

“Buyer Indemnitees” shall have the meaning set forth in Section 10.2(a).

“Buyer Material Adverse Effect” shall have the meaning set forth in Section 5.1.

“Buyer Proposed Calculations” shall have the meaning set forth in Section 2.4(c)(i).

“Buyer Sub-TA” means, with respect to any Sponsored Fund that is an exchange-traded fund or “ETF”, Buyer Custodian, and, with respect to all other Sponsored Funds, Vendor.

“Buyer Tax Indemnified Parties” shall have the meaning set forth in Section 9.1(a).

“Calculation Time” means 11:59 p.m. (prevailing Central Time) on the date immediately preceding the Closing Date.

“Cash” means, as of any specified time, with respect to any Acquired Company, all cash and cash equivalents that are, in each case, not subject to legal or contractual restrictions on its use, determined in accordance with GAAP, (a) plus deposits of checks in transit, and (b) minus outgoing checks, in each case, of such Acquired Company, as of such time.

“Change of Control” shall have the meaning set forth on Exhibit I.

“Change of Control Notice” shall have the meaning set forth in Section 2.7(a).

“Claim Notice” shall have the meaning set forth in Section 10.5(a).

“Claims” shall have the meaning set forth in Section 10.6.

“Clean Team Agreement” means that certain Clean Team Confidentiality Agreement, dated as of October 8, 2018, between USAA and Buyer.

“Client Consent Adjustment Amount” means (a) if the Client Consent Percentage is 95% or greater, an amount equal to zero (0); and (b) if the Client Consent Percentage is less than 95%, an amount equal to the product of (i) the result of (A) 95% minus (B) the Client Consent Percentage, multiplied by (ii) the Base Purchase Price, multiplied by (iii) 1.25; provided, however, that in no event shall the Client Consent Adjustment Amount exceed an amount equal to 25% of the Base Purchase Price.

“Client Consent Percentage” means, as of the Closing, a fraction (expressed as a percentage), the numerator of which is the Closing Revenue Run-Rate and the denominator of which is the Base Date Revenue Run-Rate.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Closing Date Cash” means the consolidated Cash of the Acquired Companies, but without giving effect to the consummation of the Transactions, calculated as of the Calculation Time and in accordance with Section 2.4(d).

“Closing Date Indebtedness” means the consolidated Indebtedness of the Acquired Companies, calculated as of the Calculation Time and in accordance with Section 2.4(d).

“Closing Date Net Working Capital” means current assets minus current liabilities for the Business (assuming retention of the UMP Accounts) without giving effect to the Transactions, calculated as of the Calculation Time and in accordance with Section 2.4(d) and the example calculation set forth in Exhibit A.  Notwithstanding the foregoing, Closing Date Net Working Capital shall specifically exclude (i) Indebtedness, (ii) deferred Tax assets, deferred Tax liabilities, Taxes payable and Taxes receivable, (iii) Covered Transaction Costs, (iv) Cash, (v) one-time expenses and (vi) any USAA member cash account and any corresponding liability with respect thereto.  In furtherance of the foregoing, in calculating Closing Date Net Working Capital, (x) all intercompany balances solely as between the Acquired Companies shall be deemed to be zero, and (y) earned and unpaid compensation, accrued bonuses and accrued retirement matches shall be included in such calculation.

“Closing Purchase Price” shall have the meaning set forth in Section 2.4(a).

“Closing Revenue Run-Rate” means the aggregate Revenue Run-Rate determined as of the Calculation Time, it being understood and agreed that such determination of Revenue Run-Rate shall (a) include as Advisory Clients all New Clients and their respective Adjusted Assets Under Management and (b) exclude any Non-Consenting Clients and their respective Base Date Assets Under Management and Adjusted Assets Under Management.

“Closing Statement” shall have the meaning set forth in Section 2.4(c)(i).

“COBRA” shall have the meaning set forth in Section 6.10(g).

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Tax Return” shall have the meaning set forth in Section 9.2(a).

“Commitment Letter” shall have the meaning set forth in Section 5.4.

“Commitment Period Expiration Date” shall have the meaning set forth in Section 6.19.

“Company Employees” means (i) any director, officer or employee of any Acquired Company as set forth on Section 1.1-CE of the Seller Disclosure Schedule and (ii) those employees of Affiliates of the Acquired Companies set forth on Section 1.1-CE of the Seller Disclosure Schedule, excluding, for the avoidance of doubt, any Vendor Employee.  Section 1.1-CE of the Seller Disclosure Schedule may be updated by Seller from time to time prior to the Closing Date; provided that except as expressly permitted by Section 6.1(a)(xiii), or to reflect voluntary departures, any such updates shall require the written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed.  In addition, Seller shall provide Buyer with an updated Section 1.1-CE of the Seller Disclosure Schedule as and when reasonably requested by Buyer through the Closing Date.

“Company Intellectual Property” means, collectively, any Intellectual Property owned by an Acquired Company or licensed to an Acquired Company pursuant to a license, lease or other written agreement for use in such Acquired Company’s Business.

“Competition Laws” means the HSR Act (and any similar Law enforced by any Governmental Authority regarding pre-acquisition notifications for the purpose of competition reviews), the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or effectuating foreign investment.

“Competitive Business” shall have the meaning set forth in Section 6.13(a).

“Confidentiality Agreement” means that certain letter agreement, dated as of May 31, 2018, by and between USAA and Victory Capital Management Inc.

“Consent Expenses” means the costs and expenses set forth on Exhibit B.

“Consent True-Up Payment Amount” shall have the meaning set forth in Section 2.5(b).

“Continuation Period” shall have the meaning set forth in Section 6.10(b).

“Continuing Employees” shall have the meaning set forth in Section 6.10(b).

“Contract” means any written or oral contract, agreement, indenture, note, bond, loan, instrument, lease, mortgage, license, undertaking, commitment or other arrangement or agreement to which the applicable Person is a party or by which the applicable Person or any of its properties or assets is bound.

“Control” or “Controlled” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Copyrights” means copyrights, copyright registrations and applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

“Covered Transaction Costs” means, without duplication, to the extent not paid prior to the Closing, an aggregate amount equal to (I) the sum of (a) any retention bonuses, transaction bonuses or similar payments that are payable to any Company Employee and Vendor Employee upon or prior to the consummation of the Transactions, in each case, to the extent not reflected in the Closing Date Net Working Capital as current liabilities of the Acquired Companies; provided, however, that “Covered Transaction Costs” shall not include the amount of any retention bonuses, transaction bonuses or similar payments that are or which may become payable to such Company Employees or Vendor Employees after the Closing based on such Company Employee’s or Vendor Employee’s continued employment or service with any Acquired Company or Vendor (or an Affiliate thereof) after the Closing; (b) the aggregate of all Pro Rata Bonus Amounts for the Continuing Employees; (c) except as otherwise expressly contemplated by this Agreement, all fees, costs and expenses of the Acquired Companies incurred or payable in connection with the preparation, execution and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions, including all such fees, costs and expenses owed by the Acquired Companies to attorneys, accountants, consultants and financial advisors of the Acquired Companies; (d) the amounts described on Section 1.1-CTC(I)(d) of the Seller Disclosure Schedule; and (e) fifty percent (50%) of all Consent Expenses, minus (II) the amounts described on Section 1.1-CTC(II) of the Seller Disclosure Schedule.

“Custodian Agreement” shall have the meaning set forth in Section 6.2(a).

“Cutover Plan” shall have the meaning set forth in Section 6.26.

“Deferred Compensation Plan” shall have the meaning set forth in Section 6.10(h).

“Direct Accounts” means the account of any Person that has directly invested amounts in the Funds through Transfer Agent (or following the Closing, through any other transfer agent, exchange agent or other Person providing similar services engaged or retained by Buyer and/or its Affiliates, including Buyer Sub-TA) and not through the use of a broker-dealer, including any other similar “non-managed money” accounts invested in the Funds through Transfer Agent (or following the Closing, through any other transfer agent, exchange agent or other Person providing similar services engaged or retained by Buyer and/or its Affiliates, including Buyer Sub-TA) and not through the use of a broker-dealer.

“Dispute Notice” shall have the meaning set forth in Section 2.4(c)(ii).

“Domain Names” means domain names registered by any authorized private registrar or Governmental Authority, and URLs.

“Earn Out Calculation Date” means, with respect to any Earn Out Year, 11:59 P.M. (prevailing Central Time) on the last day of such Earn Out Year.

“Earn Out Disputed Items” shall have the meaning set forth in Section 2.6(c).

“Earn Out Payment” means, with respect to any Earn Out Year, the applicable Non-Managed Account Earn Out Payment.

“Earn Out Payment Objections Statement” shall have the meaning set forth in Section 2.6(c).

“Earn Out Resolution Period” shall have the meaning set forth in Section 2.6(c).

“Earn Out Year” means, as applicable, Earn Out Year 1, Earn Out Year 2, Earn Out Year 3 or Earn Out Year 4.

“Earn Out Year 1” means (i) if the Closing Date is the last day of a calendar month, the consecutive twelve (12)-month period beginning on the Closing Date and ending on the first anniversary of the Closing Date, and (ii) if the Closing Date is not the last day of a calendar month, the consecutive twelve (12)-month period beginning on the last day of the calendar month in which the Closing occurs and ending on the first anniversary of such last day.

“Earn Out Year 2” means (i) if the Closing Date is the last day of a calendar month, the consecutive twelve (12)-month period beginning on the date that is the first anniversary of the Closing Date and ending on the date that is the second anniversary of the Closing Date, and (ii) if the Closing Date is not the last day of a calendar month, the consecutive twelve (12)-month period beginning on the first anniversary of the last day of the calendar month in which the Closing occurs and ending on the second anniversary of such last day.

“Earn Out Year 3” means (i) if the Closing Date is the last day of a calendar month, the consecutive twelve (12)-month period beginning on the date that is the second anniversary of the Closing Date and ending on the date that is the third anniversary of the Closing Date, and (ii) if the Closing Date is not the last day of a calendar month, the consecutive twelve (12)-month period beginning on the second anniversary of the last day of the calendar month in which the Closing occurs and ending on the third anniversary of such last day.

“Earn Out Year 4” means (i) if the Closing Date is the last day of a calendar month, the consecutive twelve (12)-month period beginning on the date that is the third anniversary of the Closing Date and ending on the date that is the fourth anniversary of the Closing Date, and (ii) if the Closing Date is not the last day of a calendar month, the consecutive twelve (12)-month period beginning on the third anniversary of the last day of the calendar month in which the Closing occurs and ending on the fourth anniversary of such last day.

“Employee Committee” shall have the meaning set forth on Exhibit I.

“Employee Shareholders’ Agreement” shall have the meaning set forth on Exhibit I.

“Encumbrance” means any lien, pledge, mortgage, security interest, claim, charge, easement, limitation, commitment, encroachment, restriction (other than any restriction on transferability imposed by federal or state securities Laws) or other encumbrance of any kind.

“Equity Rights” means, with respect to any Person, any shares of capital stock, securities, membership interests, units, profits interests, options, warrants, calls, or other similar rights,

commitments, agreements, arrangements or undertakings or securities exchangeable for or convertible into, or based on the value of, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and class exemptions of the Department of Labor thereunder.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code that includes or included Seller.

“Estimated Closing Purchase Price” shall have the meaning set forth in Section 2.4(b).

“ETF Merger” means, with respect to each Sponsored ETF, the merger or reorganization of such Sponsored ETF with and into a newly created “shell” Buyer ETF formed for the purpose of effecting the applicable ETF Merger, pursuant to an agreement and plan of reorganization in customary form, it being understood and agreed that (i) as a result of such merger or reorganization, such surviving Buyer ETF shall become (or shall already be) party to an investment advisory agreement and other customary service provider agreements on terms that, taken together, will provide for comparable levels of service to the Funds and their shareholders and not result in higher fees than those in effect for the applicable Sponsored ETF that will merge into such Buyer ETF, and (ii) for two (2) years from the closing date of the ETF Merger, such advisory and non-advisory fee terms shall be no less favorable to such surviving Buyer ETF than the fee terms in effect on the closing date of the ETF Merger for each applicable Sponsored ETF that merged into such Buyer ETF (after giving effect to any applicable fee waivers and/or reimbursement arrangements in effect on such closing date).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Expiration Date” shall have the meaning set forth in the Transition Services Agreement.

“Fee Cap” shall have the meaning set forth in the Transition Services Agreement.

“Fee Letter” shall have the meaning set forth in Section 5.4.

“Financial Statements” shall have the meaning set forth in Section 4.4.

“Financing” shall have the meaning set forth in Section 5.4.

“Financing Sources” means Barclays Bank PLC, Royal Bank of Canada and each other Person that has committed to provide, or cause to be provided, the Financing for the Transactions pursuant to the Commitment Letter (including any such Person that has not executed the Commitment Letter as of the date hereof, but becomes party thereto after the date hereof, in accordance with the terms thereof), including the directors, officers, employees, Affiliates and managers of each of the foregoing.

“FINRA” means the Financial Industry Regulatory Authority, Inc. and its Subsidiaries.

“Form ADV” means the Uniform Application for Investment Adviser Registration (and any successor form).

“Fraud” means, with respect to any Person, an actual and intentional fraud with respect to the making by such Person of any representations and warranties contained in Article 3, Article 4 or Article 5 of this Agreement (or any certificate delivered pursuant hereto) and not with respect to any other matter; provided that such actual and intentional fraud of such Person shall only be deemed to exist if such Person had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made of such Person were already breached when made, with the intention that a Party hereto rely thereon to its detriment.

“Fund” means an investment company (or series thereof) registered under the Investment Company Act for which Adviser provides advisory or subadvisory services pursuant to an Investment Company Advisory Agreement.

“Fund Approvals” shall have the meaning set forth in Section 6.2(a).

“Fund Board” means the board of directors or trustees of a Fund.

“Fund Distribution Agreement” shall have the meaning set forth in Section 6.2(a).

“Fund Trigger Event” means, with respect to any USAA Fund, the occurrence of any (a) merger of such USAA Fund with and into any other investment company (or series thereof) registered under the Investment Company Act pursuant to which such USAA Fund is not the surviving Person in such merger, (b) dissolution, liquidation, termination or other similar event (or the agreement, approval or authorization of any such event) with respect to such USAA Fund, (c) divestiture by Adviser (or any of its Affiliates) of its management of such USAA Fund or (d) a change to the strategy of any USAA Fund to the extent such change requires a vote of the holders of such USAA Fund; provided, that notwithstanding the foregoing, in the case of each of clauses (a) through (d) of this definition, in no event shall a reorganization or restructuring of such USAA Fund into a newly formed shell company advised by an Affiliate of Buyer, or the transfer of management of such USAA Fund to Buyer or any of its Affiliates be deemed a Fund Trigger Event.

“Fundamental Representations” means Section 3.1 (Organization and Related Matters), Section 3.2(a) (Authority; No Violations), Section 3.4 (Title), Section 4.1 (Organization and Related Matters), Section 4.3 (Capital Structure), Section 4.19 (No Broker), Section 5.1 (Organization and Related Matters), Section 5.2(a) (Authority), Section 5.7 (No Broker), and subclauses (A), (B), (C) and (E) of Section 11.15(b)(i) (Seller Parent Representations and Warranties).

“GAAP” means United States generally accepted accounting principles as in effect on the date or for the period with respect to which such principles are applied.

“Governmental Authority” means any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the SEC, or any other authority, agency, department, board, commission or instrumentality of the United States, any

State of the United States or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any United States or foreign governmental or non-governmental self-regulatory organization, agency or authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IMCO” means USAA Investment Management Company, a Delaware corporation.

“Indebtedness” of a Person means (a) all obligations of such Person for borrowed money (including (i) accrued and unpaid interest, (ii) premium thereon and (iii) any prepayment penalties, breakage costs, fees or expenses, in the case of this clause (iii), arising solely as a result of the discharge of such amount owed arising from the consummation of the Transactions), (b) all obligations of such Person evidenced by bonds, debentures, notes and similar instruments and actual reimbursement obligations related to letters of credit, bankers’ acceptances, surety or other bonds, (c) all leases of such Person required to be capitalized in accordance with GAAP consistently applied, (d) all obligations of such Person with respect to earn-out payments, installment payments or other similar payments of deferred or contingent purchase price, (e) the redemption value of or value of payments required to terminate, as applicable, all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by any such Person, whether periodically or upon the happening of a contingency, and (f) any guarantees of indebtedness or other obligations of the types described above under which such Person would be liable, in each case, to the extent not reflected in the Closing Date Net Working Capital as current liabilities of the Acquired Companies.

“Indemnification Deductible” shall have the meaning set forth in Section 10.2(b).

“Indemnified Party” shall have the meaning set forth in Section 10.5(a).

“Indemnifying Party” shall have the meaning set forth in Section 10.5(a).

“Indemnity Cap” means an amount equal to $75,000,000.

“Initial Client Consent Adjustment Amount” shall have the meaning set forth in the introduction of Section 2.5.

“Initial Earn Out Payment” means, with respect to any Earn Out Year and as of any date of determination, an amount equal to (i) the Earn Out Payment for such Earn Out Year as finally determined pursuant to Section 2.6, plus (ii) any Non-Managed Account Catch-Up Payment Amounts previously paid in respect of such Earn Out Year in accordance with this Agreement prior to such date of determination.

“Intellectual Property” means any (a) Patents, (b) Trademarks, (c) Domain Names, (d) Copyrights, (e) trade secrets and proprietary or confidential information (including ideas, inventions, discoveries, research and development, know-how, formulas, algorithms, compositions, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) and rights in any jurisdiction to limit the use or disclosure thereof by any Person, (f) rights in computer software (including but not limited to source code, executable code, binary code, and documentation) and databases, (g) all other intellectual property, and (h) claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

“Interim Financial Statements” shall have the meaning set forth in Section 6.14.

“Interim Period” means the period from and after the date of this Agreement through the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to Section 8.1.

“Invested Capital” means any investment by Seller or any of its respective Affiliates in the Funds.

“Invested Capital Amount” means, as of any date of determination, the aggregate fair market value of any Invested Capital, as of such date, as determined by reference to the net asset value(s) of the relevant Funds, as reported by such Fund(s) in good faith as of the close of business on such date.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

“Investment Company Advisory Agreement” means an investment advisory agreement entered into by Adviser for the purpose of providing investment advisory or subadvisory services to an investment company registered under the Investment Company Act or to any series of such investment company.

“IRS” means the Internal Revenue Service.

“Knowledge of Buyer” means the actual knowledge, without independent investigation (and without in any event encompassing constructively imputed or similar concepts of knowledge), of the following Persons: David Brown, Michael Policarpo and Terence Sullivan.

“Knowledge of Seller” means the actual knowledge, without independent investigation (and without in any event encompassing constructively imputed or similar concepts of knowledge), of the Persons listed on Section 1.1-K of the Seller Disclosure Schedule.

“Law” means any domestic or foreign federal, state or local statute, law (whether statutory or common law), ordinance, rule, administrative interpretation, regulation, Order, writ, directive, policy, guideline or other requirement of any Governmental Authority (including those of any self-regulatory organization).

“Leased Real Property” means the real property leased pursuant to the Leases.

“Leases” shall have the meaning set forth in Section 4.17(a).

“Liquidating Fund” means the Sponsored Fund set forth on Section 1.1-L of the Seller Disclosure Schedule and any other Sponsored Fund that the Parties mutually agree in writing shall be liquidated prior to the Closing.

“Losses” means any and all damages, liabilities, losses, obligations, claims of any kind, interest, fines, penalties, assessments, costs, fees, expenses (including reasonable fees and expenses of attorneys).

“made available” means (a) included in the Merrill Datasite virtual data room created by Seller and the Acquired Companies prior to the date hereof and remains accessible by Buyer, (b) filed electronically with the SEC or other Governmental Authority on a non-confidential basis not less than two (2) Business Days prior to the date hereof (and, in the case of such other Governmental Authority, so noted on the Seller Disclosure Schedule), it being understood and agreed that any documents or filings so filed with the SEC or such other Governmental Authority shall not be deemed made available or otherwise provided to Buyer for purposes of the Fundamental Representations of Seller or Seller Parent, or (c) delivered in writing (including by electronic mail) by Seller or any of its Affiliates or their respective representatives to Buyer or any of its Affiliates or their respective representatives in connection with the Transactions, in each case of this clause (c) prior to the date hereof.

“Managed Money Disputed Items” has the meaning set forth in Section 2.10(c).

“Managed Money Mutual Fund Investments” means that portion of Fund assets represented by UMP Accounts as of any date of determination.

“Managed Money Payment Objections Statement” has the meaning set forth in Section 2.10(c).

“Managed Money Revenue Share Payment” means with respect to each Managed Money Year an amount equal to eight (8) basis points of the weighted average daily net asset value of Managed Money Mutual Fund Investments over such Managed Money Year.

“Managed Money Resolution Period” has the meaning set forth in Section 2.10(c).

“Managed Money Statement” has the meaning set forth in Section 2.10(b).

“Managed Money Year” means (i) if the Closing Date is the last day of a calendar month, the consecutive twelve (12)-month period beginning on the Closing Date and ending on the first anniversary of the Closing Date and each consecutive twelve (12)-month period thereafter, and (ii) if the Closing Date is not the last day of a calendar month, the consecutive twelve (12)-month period beginning on the last day of the calendar month in which the Closing occurs and ending on the first anniversary of such last day and each consecutive twelve (12)-month period thereafter.

“Marketing Period” means the first period of at least fifteen (15) consecutive Business Days (i) commencing on the date immediately following the later of (x) the date on which Buyer shall have received the Required Financial Information and (y) the date on which the conditions set forth in Section 7.1(a) shall have been satisfied and (ii) throughout which nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1(b), Section

7.2(a) or Section 7.2(b) to fail to be satisfied; provided that (A) the Marketing Period shall exclude November 21, 2018 and November 23, 2018, (B) if the Marketing Period has not ended by December 14, 2018, it shall not begin before January 3, 2019, (C) in no event shall the Marketing Period be restarted or cease to continue if additional financial statements required by paragraph 3 of Annex D to the Commitment Letter (or substantially similar provisions in any new financing commitment permitted pursuant to Section 6.16) are delivered after the Marketing Period has commenced, (D) the Marketing Period shall terminate on any earlier date on which the Financing is consummated and (E) the Marketing Period will not be deemed to have commenced if, prior to the completion of the Marketing Period, the Acquired Companies’ auditors shall have withdrawn their audit opinion with respect to the audited financial statements included in the Required Financial Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect thereto by the Acquired Companies’ auditors or another independent public accounting firm reasonably acceptable to Buyer.  If Seller in good faith reasonably believes that it has delivered the Required Financial Information, it shall deliver to Buyer written notice to that effect, stating the date on which it believes it completed such delivery (which date shall not be earlier than the date of delivery of such notice) (such notice, the “Marketing Period Notice”), in which case the requirement to deliver the Required Financial Information will be deemed to have been satisfied as of the date specified in the Marketing Period Notice, unless Buyer in good faith reasonably believes that Seller has not completed delivery of the Required Financial Information and, within four (4) Business Days after its receipt of the Marketing Period Notice, Buyer delivers a written notice to Seller to that effect (stating with specificity which information is deficient).

“Marketing Period Notice” shall have the meaning set forth in the definition of “Marketing Period”.

“Material Adverse Effect” means any change, development, event, condition, circumstance, matter, state of facts or occurrence that individually or in the aggregate has had or is reasonably expected to have a material adverse effect on the assets, properties, condition (financial or otherwise) or results of operations of the Acquired Companies, taken as a whole; provided that any such change, development, event, condition, circumstance, matter, state of facts or occurrence resulting from, or arising in connection with, any of the following shall not be considered when determining whether a “Material Adverse Effect” has occurred: (a) conditions in, or affecting, the economy or banking, credit, capital, securities or financial markets in the United States or elsewhere in the world, including changes in interest or exchange rates, and any disruption thereof; (b) any change in the industries in which the Acquired Companies operate, whether international, national, regional, state, provincial or local; (c) any change in Laws or GAAP, or the interpretation or application thereof; (d) political or general regulatory conditions, including hostilities, acts of war (whether declared or undeclared), sabotage, terrorism or military actions, or any escalation or worsening of any of the foregoing; (e) any change resulting from or arising out of the execution, announcement or consummation of the Transactions, including to the extent relating to the identity of, or facts and circumstances relating to, Buyer and including any actions taken by Advisory Clients, Transfer Agent Clients, investors or any of the Acquired Companies’ suppliers, service providers or personnel in connection with the Transactions; (f) any hurricane, flood, tornado, earthquake or other natural disaster or any other force majeure event; (g) the failure of the Acquired Companies to achieve any financial projections or forecasts or revenue or earnings predictions; (h) any actions taken with Buyer’s consent or not taken solely because Buyer withheld, delayed or conditioned its consent; or (i) any change in Adviser’s net assets under management or Revenue Run-Rate (it being understood that for purposes of clauses (g) and (i), the changes, developments, effects, events, conditions, circumstances, matters, state of facts or occurrences giving rise thereto that are not otherwise excluded pursuant to this definition of “Material Adverse Effect” may be taken into account in determining whether there has been a “Material Adverse Effect”); provided, however, that any change, development, effect, event, condition, circumstance, matter, state of facts or occurrence referred to in clauses (a), (b), (c), (d) or (f) above may be taken into account in determining whether a “Material Adverse Effect” has occurred to the extent such change, development, event, condition, circumstance, matter, state of facts or occurrence had a disproportionate effect on the Acquired Companies relative to other companies in the industries or markets in which the Acquired Companies operate.

“Material Contracts” shall have the meaning set forth in Section 4.7(a).

“Mirror Plan” shall have the meaning set forth in Section 6.10(h).

“Mirror Trust” shall have the meaning set forth in Section 6.10(h).

“Model Allocations” means the model allocations offered by IMCO to current or future participants in the UMP Accounts based on profiles provided to IMCO by Adviser as of the date hereof, subject to any modifications agreed to by IMCO and Buyer Adviser (or any Affiliate thereof) from time to time in the ordinary course of business consistent with past practices.

“Net Working Capital Adjustment Amount” means an amount (which may be a positive or negative number) equal to (a) the Closing Date Net Working Capital minus (b) the Target Net Working Capital.

“Netted Distribution Fees” means, with respect to each Earn Out Year and with respect to any Advisory Client that during such Earn Out Year utilized the Brokerage Services of IMCO (or any successor to all or substantially all of IMCO’s assets and properties), an aggregate amount equal to the distribution fees paid by such Advisory Client to IMCO (or any such successor of IMCO) during such Earn Out Year solely to the extent of the amount of such fees that were paid at a stated fee rate in excess of thirty (30) basis points, determined as of the applicable Earn Out Calculation Date.

“New Benefit Plans” shall have the meaning set forth in Section 6.10(d).

“New Client” means any Person (other than Seller or any of its Affiliates) that becomes an Advisory Client after the date of this Agreement and prior to the Closing.

“New Investment Company Advisory Agreement” means an investment advisory agreement entered into by Buyer Adviser for the purpose of providing investment advisory or subadvisory services to a Fund upon Closing.

“Nominee Directors” shall have the meaning set forth in Section 6.2(a).

“Non-Consenting Client” means each Advisory Client that (a) has not provided the Fund Approvals, as applicable, in accordance with Section 6.2 or (b) has withdrawn in writing such consent or approval, or has terminated or has provided notice of its intention to terminate its Advisory Agreement (other than in connection with subsequently entering into a New Investment Company Advisory Agreement (but excluding, for the avoidance of doubt, any interim Investment Company Advisory Agreement) pursuant to Section 6.2), on or prior to the Calculation Time.

“Non-Contracting Buyer Parties” shall have the meaning set forth in Section 11.9.

“Non-Contracting Seller Parties” shall have the meaning set forth in Section 11.9.

“Non-Investment Company Advisory Agreement” means any investment advisory agreement entered into by Adviser that is not an Investment Company Advisory Agreement.

“Non-Managed Account Annual Earn Out Target Revenue” means, with respect to each Earn Out Year, (a) until the final determination of the True-Up Revenue Run-Rate, the Closing Revenue Run-Rate and (b) upon and after the final determination of the True-Up Revenue Run-Rate, the True-Up Revenue Run-Rate.

“Non-Managed Account Annualized Revenue” means, with respect to any Earn Out Year in which a Change of Control or Fund Trigger Event occurs, an amount equal to the product of (a) the aggregate Non-Managed Account Revenues earned in such Earn Out Year as of the date of such Change of Control (or, in the case of a Fund Trigger Event, the Non-Managed Account Revenue earned in such Earn Out Year as of the date of the Fund Trigger Event in respect of the relevant USAA Fund), multiplied by (b) a fraction (i) the numerator of which is 365 (or, if applicable in the particular Earn Out Year, 366) and (ii) the denominator of which is the number of days that have elapsed during such Earn Out Year through and including the date on which such Change of Control or Fund Trigger Event, as applicable, occurred.

“Non-Managed Account Assumed Growth Rate” means, with respect to the occurrence of any Change of Control, a percentage equal to the sum of (a) one hundred percent (100%) plus (b) the Non-Managed Account Compounded Annual Growth Rate determined as of the date of such Change of Control.

“Non-Managed Account Assumed Revenue” means (a) for the Earn Out Year in which a Change of Control occurs, an amount equal to the sum of (i) the aggregate Non-Managed Account Revenues earned in such Earn Out Year as of the date of such Change of Control, plus (ii) an amount equal to the product of (A) the portion of the Non-Managed Account Annualized Revenues (as of the date of such Change of Control) attributable to the period of such Earn Out Year following the Change of Control, multiplied by (B) the Non-Managed Account Assumed Growth Rate, and (b) for each subsequent Earn Out Year, if any, after the Earn Out Year in which a Change of Control occurs an amount equal to the product of (i) the aggregate Non-Managed Account Assumed Revenue for the immediately preceding Earn Out Year multiplied by (ii) the Non-Managed Account Assumed Growth Rate.

“Non-Managed Account Catch-Up Payment Amount” means, as of the applicable Earn Out Calculation Date, with respect to any preceding Earn Out Year in which the Non-Managed Account Earn Out Payment (plus any amounts determined pursuant to this definition that were previously paid with respect to such preceding Earn Out Year in accordance with this Agreement) was less than the Non-Managed Account Payment Target, without duplication, an amount equal to the excess, if any, of (a) the Updated Earn Out Payment over (b) the Initial Earn Out Payment, in each case, for such applicable preceding Earn Out Year.

“Non-Managed Account Catch-Up Revenue” means, as of the applicable Earn Out Calculation Date, with respect to any preceding Earn Out Year in which the Non-Managed Account Earn Out Payment was less than the Non-Managed Account Payment Target, without duplication, the Non-Managed Account Revenue for such preceding Earn Out Year, adjusted to add the Non-Managed Account Excess from any succeeding Earn Out Year until the first to occur of (a) the Non-Managed Account Excess from all succeeding Earn Out Years in which there is Non-Managed Account Excess is equal to zero and (b) the Non-Managed Account Revenue for such preceding Earn Out Year in which the Non-Managed Account Earn Out Payment was less than the Non-Managed Account Payment Target, after application of the Non-Managed Account Excess, is equal to the Non-Managed Account Annual Earn Out Target Revenue for such preceding Earn Out Year.

“Non-Managed Account Compounded Annual Growth Rate” means a decimal expressed as a percentage, calculated pursuant to the following formula as of the date of the consummation of a Change of Control:

“Beginning NMAR” = the aggregate Non-Managed Account Revenues for the twelve (12)-month period ended immediately prior to the twelve (12)-month period described in the below definition of “Ending NMAR”.

“CAGR” = Non-Managed Account Compounded Annual Growth Rate.

“Ending NMAR” = the aggregate Non-Managed Account Revenues for the twelve (12)-month period ended immediately prior to the occurrence of the relevant Change of Control.

“Non-Managed Account Earn Out Payment” means, with respect to each Earn Out Year and determined as of the applicable Earn Out Calculation Date for such Earn Out Year, (a) if the Non-Managed Account Revenue is less than eighty percent (80%) of the Non-Managed Account Annual Earn Out Target Revenue, an amount equal to $0, (b) if the Non-Managed Account Revenue is eighty percent (80%) or more of, but less than 100% of the Non-Managed Account Annual Earn Out Target Revenue, an amount equal to the Non-Managed Account Pro Rated Payment Amount for such Earn Out Year, (c) if the Non-Managed Account Revenue for such Earn Out Year is one hundred percent (100%) (or greater than one hundred percent (100%)) of the Non-Managed Account Annual Earn Out Target Revenue, an amount equal to the Non-Managed Account Payment Target, and (d) if (i) the Non-Managed Account Revenue for such Earn Out Year is greater than one hundred percent (100%) of the Non-Managed Account Annual Earn Out Target Revenue and (ii) in any preceding Earn Out Year, if any, the Non-Managed Account Earn Out Payment (plus any Non-Managed Account Catch-Up Payment Amounts that were previously paid with respect to such preceding Earn Out Year in accordance with this Agreement) was less than the Non-Managed Account Payment Target, an amount equal to the Non-Managed Account

Catch-Up Payment Amount, if any, for such preceding Earn Out Year (in addition to an amount equal to the Non-Managed Account Payment Target payable under clause (c) above).

“Non-Managed Account Excess” means, with respect to any Earn Out Year and determined as of the applicable Earn Out Calculation Date, an amount equal to the amount, if any, by which the Non-Managed Account Revenue during such Earn Out Year exceeds the Non-Managed Account Annual Earn Out Target Revenue for such Earn Out Year; provided that notwithstanding anything to the contrary herein, such foregoing excess amount with respect to such Earn Out Year shall be reduced dollar-for-dollar by any portion of such excess amount that is added in accordance with the definition of “Non-Managed Account Catch-Up Revenue” to the Non-Managed Account Revenue for any preceding Earn Out Year in which the Non-Managed Account Earn Out Payment was less than the Non-Managed Account Payment Target.  By way of example, and solely for illustrative purposes, assuming the Non-Managed Account Annual Earn Out Target Revenue is $100 million and the Non-Managed Account Revenue in Earn Out Year 1 was $80 million, the Non-Managed Account Revenue in Earn Out Year 2 was $80 million and the Non-Managed Account Revenue in Earn Out Year 3 was $130 million, the Non-Managed Account Excess for Earn Out Year 3 would be $30 million, $20 million of which would be added to Earn Out Year 1 for purposes of calculating the Non-Managed Account Catch-Up Revenue for Earn Out Year 1 and $10 million of which would be added to Earn Out Year 2 for purposes of calculating the Non-Managed Account Catch-Up Revenue for Earn Out Year 2, after which the Non-Managed Account Excess for Earn Out Year 3 would be reduced to $0.

“Non-Managed Account Minimum Percentage” means 80%.

“Non-Managed Account Payment Band” means an amount equal to the result of (a) the Non-Managed Account Annual Earn Out Target Revenue, minus (b) the Non-Managed Account Threshold Revenue.

“Non-Managed Account Payment Target” means $37,500,000.

“Non-Managed Account Pro Rated Payment Amount” means, for any Earn Out Year, an amount calculated pursuant to the following formula:

“NMA Pro Rated Payment Amount” = Non-Managed Account Pro Rated Payment Amount.

“NMA Target” = Non-Managed Account Payment Target.

“NMAPB” = the Non-Managed Account Payment Band.

“NMAR” = the Non-Managed Account Revenue for such Earn Out Year.

“NMATR” = Non-Managed Account Threshold Revenue.

“Non-Managed Account Revenue” means, with respect to each Earn Out Year, an amount equal to the aggregate Applicable Fees (net of (a) the amount of any fee rebates or discounts or any subadvisory fees paid or earned by and payable to a Person other than Adviser, Buyer or any of their respective Affiliates then in effect, and (b) any Netted Distribution Fees to the extent actually incurred by any Advisory Client), in each case, received by Buyer and its Affiliates (including the Acquired Companies) during such Earn Out Year then ended from Advisory Clients ((i) including any New Clients and (ii) excluding any Affiliate Advisory Client and the Liquidating Funds); provided that, (A) for the avoidance of doubt, Non-Managed Account Revenue shall include Applicable Fees attributable to all “non-managed money”-related assets under management and accounts (including (x) Direct Accounts, (y) the 529 Plan and (z) the account of any Person that is a USAA member that has directly invested amounts in any Buyer Client through or otherwise pursuant to Transfer Agent (or through any other transfer agent, exchange agent or other Person providing similar services engaged or retained by Buyer and/or its Affiliates, including Buyer Sub-TA)) and not through the use of a broker-dealer, as may be adjusted pursuant to Section 2.7 and/or Section 2.8, determined as of the applicable Earn Out Calculation Date, and (B) notwithstanding anything to the contrary herein, in no event shall Non-Managed Account Revenue include any fees, revenues or other amounts (including Applicable Fees) attributable to any Affiliate Advisory Client, Invested Capital, Invested Capital Amount, the Liquidating Funds or UMP Account.

“Non-Managed Account Threshold Revenue” means an amount equal to the product of (a) the Non-Managed Account Annual Earn Out Target Revenue, multiplied by (b) the Non-Managed Account Minimum Percentage.

“Non-Reimbursable Damages” shall have the meaning set forth in Section 10.4(h).

“NYSE” means The New York Stock Exchange, Inc.

“Obligations” shall have the meaning set forth in Section 11.15(a).

“Office Lease” shall have the meaning set forth in Section 6.24.

“Old Benefit Plans” shall have the meaning set forth in Section 6.10(d).

“Order” shall have the meaning set forth in Section 3.5.

“Ordinary Course of Business” means, with respect to each Acquired Company, the ordinary and usual course of day-to-day operations of the Business of such Acquired Company consistent with such Acquired Company’s past practice.

“Organizational Documents” means: (a) with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws; (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; (d) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or constituent document; and (e) with respect to any other Person, its comparable organizational documents; in each case, as amended or restated and as in effect on the date hereof.

“Parent Plan” means any Plan that is not an Acquired Company Plan.

“Parties” shall have the meaning set forth in the preamble hereto.

“Patents” means patents and patent applications (including reissues, reexaminations, continuations, divisionals, continuations-in-part, extensions, revisions, and counterparts thereof in any jurisdiction), patent disclosures and revalidations.

“Per Claim Threshold” shall have the meaning set forth in Section 10.2(b).

“Performance Records” shall have the meaning set forth in Section 4.10(i).

“Permits” means all municipal, state and federal and other governmental permits, licenses, registrations, agreements, waivers and authorizations held or used by the applicable Person in connection with its business and operations.

“Permitted Encumbrances” means (a) Encumbrances for Taxes, assessments or other governmental charges not yet due and payable or due and payable the amount or validity of which is being contested in good faith by appropriate proceedings, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar Encumbrances arising or incurred in the Ordinary Course of Business the amount or validity of which is being contested in good faith by appropriate proceedings, (c) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements of record imposed by any Governmental Authorities having jurisdiction over the Leased Real Property, in each case, that do not adversely affect in any material respect the current use of the Leased Real Property, (d) all rights relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under or above the Leased Real Property, (e) statutory Encumbrances in favor of lessors arising in connection with the Leased Real Property, in each case, that do not adversely affect in any material respect the current use of the Leased Real Property, (f) Encumbrances granted to any Financing Source at the Closing in connection with the Financing, and (g) Encumbrances that do not, and would not reasonably be expected to, materially detract from the value of any of the property, rights or assets of the business of the Acquired Companies (taken as a whole) or materially interfere with the use thereof as currently used by the Acquired Companies.

“Permitted Holders” shall have the meaning set forth on Exhibit I.

“Person” means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust, or other business entity.

“Personal Capital” means Personal Capital Advisors Corporation and any of its Affiliates.

“Plan” means each compensation or employee benefit plan, scheme, program, policy, arrangement and contract (including any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, Share bonus, Share purchase, restricted Share, option or other equity-based arrangement, and any employment, consulting, collective bargaining, incentive, deferred compensation, retirement, termination, retention, bonus, change in control or severance plan, program, policy, arrangement or contract) in each case which is maintained, sponsored or contributed to or required to be contributed to by Seller, any of its Affiliates, or any Acquired Company and in which any Company Employee, other individual service provider of any Acquired Company, or any of their respective covered dependents participate or is eligible to participate or under which any Acquired Company has, or could reasonably be expected to have, any current or potential liability.

“Post-Closing Tax Period” means any taxable period (or portion thereof) that begins after the Closing Date.

“Pre-Closing Bonus Period” shall have the meaning set forth in Section 6.10(f)(i).

“Pre-Closing Separate Tax Return” shall have the meaning set forth in Section 9.2(a).

“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.

“Prior Company Counsel” shall have the meaning set forth in Section 11.13(a).

“Pro Rata Bonus Amount” means for each Continuing Employee who participated in the USAA Corporate Bonus Plan immediately prior to the Closing that is not otherwise a Retiree Eligible Employee, an amount equal to the target annual incentive bonus applicable to such Continuing Employee for the calendar year in which Closing occurs multiplied by a fraction, the numerator of which is the number of days during such calendar year preceding the Closing Date and the denominator of which is three hundred sixty-five (365).

“Proceedings” shall have the meaning set forth in Section 3.5.

“Property Taxes” means real, personal and intangible ad valorem property taxes.

“Prospectus” shall have the meaning set forth in Section 4.12(e).

“Purchase Price” means, as of any date of determination, the sum of (a) the Closing Purchase Price, as finally determined pursuant to this Agreement, plus (b) each Earn Out Payment (each, as finally determined hereunder) made to Seller or its designee, as of such date, in accordance with this Agreement.

“Realco” shall have the meaning set forth in Section 6.13(a).

“Receiving Party” shall have the meaning set forth in the Transition Services Agreement.

“Regulation S-X” means Regulation S-X promulgated by the SEC under the Securities Act and the Exchange Act.

“Regulatory Documents” means, with respect to a Person, all forms, reports, registration statements, schedules and other documents (including the current Form ADV of Adviser), together with any amendments required to be made with respect there to, filed, or required to be filed, by such Person with any applicable Governmental Authority pursuant to Applicable Law, including the Securities Laws or the applicable rules and regulations of any United States or foreign governmental or non-governmental or self-regulatory organization, agency or authority (including the NYSE and FINRA).

“Required Financial Information” means (a) as of any date, all information then required by paragraph 3 of Annex D to the Commitment Letter (or substantially similar provisions in any new financing commitment permitted pursuant to Section 6.16) within the time frames specified therein and (b) such other financial information related to the Acquired Companies as is reasonably required by Buyer for Buyer to prepare the pro forma financial statements identified in paragraph 4 of Annex D to the Commitment Letter (or substantially similar provisions in any new financing commitment permitted pursuant to Section 6.16).  Notwithstanding anything to the contrary, nothing herein or otherwise will require or obligate Seller or any Acquired Company to provide (or be deemed to require or obligate any of them to prepare) any pro forma financial statements or pro forma financial information with respect to the Transactions, except to the extent set forth in Section 6.14.

“Retiree Eligible Employee” means any Company Employee that participates in the USAA Corporate Bonus Plan immediately prior to the Closing and, as of the Closing, is retirement eligible (within the meaning of such plan).

“Revenue Run-Rate” means, as of any date of determination, the aggregate annualized Applicable Fees for all Advisory Clients, determined (a) as of the Base Date, by multiplying (i) the Base Date Assets Under Management for each such Advisory Client (which shall in no event exclude as Advisory Clients any Non-Consenting Clients or their respective Base Date Assets Under Management), by (ii) the applicable stated fee rate (net of the amount of any fee rebates or discounts or any subadvisory fees paid or earned by and payable to a Person other than Adviser then in effect as of such date) for such Advisory Client in respect of the Applicable Fees paid or earned and payable to Adviser pursuant to the applicable Advisory Agreement, as of the Base Date; and (b) as of any other date of determination, by multiplying (i) the Adjusted Assets Under Management for each such Advisory Client, as of such date, by (ii) the applicable stated fee rate (net of the amount of any fee rebates or discounts or any subadvisory fees paid or earned by and payable to a Person other than Adviser then in effect as of such date) for such Advisory Client in respect of the Applicable Fees paid or earned and payable to Adviser pursuant to the applicable Advisory Agreement, as of the applicable date; provided that, for the avoidance of doubt, in no event shall Revenue Run-Rate include Applicable Fees attributable to any Affiliate Advisory Client, Invested Capital, Invested Capital Amount, the Liquidating Fund or the UMP Accounts; provided, further, that, to the extent set forth on Section 1.1-RRR of the Seller Disclosure Schedule, for purposes of Closing Revenue Run-Rate and True-Up Revenue Run- Rate, Revenue Run-Rate shall be net of any subadvisory fees paid or earned by and payable to a Person other than Adviser as in effect immediately prior to, and not as of, the Closing Date.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 338 Allocation” shall have the meaning set forth in Section 9.8(a).

“Section 338 Forms” means all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county or other local Taxing Authority in connection with a 338 Election.  Section 338 Forms shall include any “statement of section 338 election” and

IRS Form 8023 (together with any schedules or attachments thereto) that are required pursuant to Treasury Regulations Section 1.338-1 or Treasury Regulations Section 1.338(h)(10)-1 or any successor provisions.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act, the Investment Advisers Act, state “blue sky”, securities and investment advisory Laws, all applicable foreign securities laws, and, in each case, the rules and regulations promulgated thereunder.

“Selected Dealer Agreement” means that certain Selected Dealer Agreement, dated January 1, 2014, by and between Adviser and IMCO.

“Seller” shall have the meaning set forth in the preamble hereto.

“Seller Disclosure Schedule” shall have the meaning set forth in the introductory paragraph of Article 3.

“Seller Indemnified Taxes” shall have the meaning set forth in Section 9.1(a).

“Seller Indemnitees” shall have the meaning set forth in Section 10.3(a).

“Seller Material Adverse Effect” means any change, development, event, condition, circumstance, matter, state of facts or occurrence that would reasonably be expected to prevent or materially delay the ability of Seller to consummate the Transactions or otherwise perform its obligations under this Agreement.

“Seller Parent” shall have the meaning set forth in the preamble hereto.

“Seller Pre-Closing Communications” shall have the meaning set forth in Section 11.13(b).

“Seller Privileged Materials” shall have the meaning set forth in Section 11.13(b).

“Seller Severance Plans” shall have the meaning set forth in Section 6.10(c)(ii).

“Seller Statement” shall have the meaning set forth in Section 2.4(b).

“Seller Tax Indemnified Parties” shall have the meaning set forth in Section 9.1(b).

“Services” shall have the meaning set forth in the Transition Services Agreement.

“Shares” shall have the meaning set forth in the recitals hereto.

“Similar Law” shall have the meaning set forth in Section 4.10(g).

“Sponsored ETF” means any Sponsored Fund that operates as an exchange-traded open-end fund.

“Sponsored Fund” means any Fund for which Adviser acts as the investment adviser, investment manager or in a similar capacity (other than a Fund for which Adviser acts solely as a sub-adviser or portfolio consultant or in a similar capacity).

“Square Mile” means Square Mile Capital Management LLC and any of its Affiliates.

“Straddle Period” shall have the meaning set forth in Section 9.2(b)(i).

“Sub-TA Agreement” shall have the meaning set forth in Section 6.2(a).

“Subsidiary” means, when used with reference to a Person, any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other governing body or Persons performing similar functions, or more than fifty percent (50%) of the outstanding voting securities of which are owned, directly or indirectly, by such Person; provided, however, that none of the following Persons shall be considered to be Subsidiaries of any Acquired Company or any Affiliate of any such Acquired Company: (a) any Person registered as an investment company under the Investment Company Act; (b) any Person that would, but for Section 3(c)(1) or 3(c)(7) of the Investment Company Act, be required to be so registered; (c) any other Person intended to serve as an investment pool of any kind (regardless of the ownership interest of an Acquired Company or any such Affiliate); (d) any Fund, or (e) any Person in which an Acquired Company or any Affiliate of such Acquired Company has made a “seed money” investment, in each case, for which Adviser acts as investment adviser.

“Target Net Working Capital” means $17,500,000.

“Tax Claim” shall have the meaning set forth in Section 9.6(a).

“Tax Indemnified Party” shall have the meaning set forth in Section 9.6(a).

“Tax Indemnifying Party” shall have the meaning set forth in Section 9.6(a).

“Tax Proceeding” shall have the meaning set forth in Section 9.6(b).

“Tax Return” means returns, reports, and other forms required to be filed in connection with the assessment or collection of any Taxes.

“Taxes” means all taxes (and all interest and penalties thereon and additions thereto imposed by any Taxing Authority), including all federal, state, local or non-U.S. income, profits, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, environmental, customs duty, payroll, employment, unemployment, disability, occupancy, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, estimated or withholding taxes.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Termination Date” shall have the meaning set forth in Section 8.1(a)(v).

“Third-Party Claim” shall have the meaning set forth in Section 10.5(b).

“Trademarks” means trademarks, service marks, certification marks, logos, trade dress, trade names, corporate names, brand names, and including all goodwill associated therewith and all applications and registrations therefor in any jurisdiction and any extension or renewal of any such application or registration.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Agent” means USAA Transfer Agency Company, a Delaware corporation d/b/a USAA Shareholder Account Services.

“Transfer Agent Agreement” means any Contract entered into by Transfer Agent for the purpose of Transfer Agent providing transfer agency services.

“Transfer Agent Client” means any Person that is a transfer agency client of Transfer Agent pursuant to a Transfer Agent Agreement (other than Seller or any Affiliate of Seller).

“Transfer Agent Stock” means the shares of common stock, par value $0.01 per share, of Transfer Agent.

“Transition Period” shall have the meaning set forth in the Transition Services Agreement.

“Transition Services Agreement” means the Transition Services Agreement, substantially in the form of Exhibit C, by and between Buyer and USAA, and the schedules thereto, with such terms on Schedule A attached thereto as the parties shall agree in good faith prior to the Closing.

“Transitional Trademark License Agreement” means the Transitional Trademark License Agreement, substantially in the form of Exhibit D, by and between Buyer and USAA.

“True-Up Client Consent Adjustment Amount” shall have the meaning set forth in Section 2.5(b).

“True-Up Period” shall have the meaning set forth in Section 2.5(a).

“True-Up Revenue Run-Rate” means the Closing Revenue Run-Rate used to calculate the Client Consent Adjustment Amount (in each case, as finally determined pursuant to Section 2.4(c)), adjusted to add the Adjusted Assets Under Management (determined as of the Calculation Time) of all Non-Consenting Clients who consent to the Transactions in accordance with Section 6.2 during the True-Up Period.

“UMP Accounts” means any account maintained by any Person under or in connection with the “USAA Managed Portfolio — UMP®” program offered by IMCO.

“Unaudited Financial Statements” shall have the meaning set forth in Section 4.4.

“Updated Earn Out Payment” means, with respect to any Earn Out Year, the Initial Earn Out Payment for such Earn Out Year recalculated using the Non-Managed Account Catch-Up Revenue for such Earn Out Year.

“USAA” means United Services Automobile Association, an unincorporated reciprocal inter-insurance exchange.

“USAA Board” shall have the meaning set forth in Section 6.10(f)(i).

“USAA Funds” means each Fund, except for any Fund that is a Non-Consenting Client.

“Vendor” shall have the meaning set forth on Exhibit I.

“Vendor Employees” means those employees of Affiliates of the Acquired Companies set forth on Section 1.1-VE of the Seller Disclosure Schedule.  Section 1.1-VE of the Seller Disclosure Schedule may be updated by Seller from time to time prior to the Closing Date; provided that except as expressly permitted by Section 6.1(a)(xiii), or to reflect voluntary departures, any such updates shall require the written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed.  In addition, Seller shall provide Buyer with an updated Section 1.1-VE of the Seller Disclosure Schedule as and when reasonably requested by Buyer through the Closing Date.

“willful breach” means a material breach that is a consequence of an act taken by the breaching party, or the failure by the breaching party to take an act, in each case with the actual knowledge (and in no event constructive, imputed or otherwise) that the taking of, or the failure to take, such act would cause (or would be reasonably likely to cause) a material breach of this Agreement.

ARTICLE 2

THE TRANSACTIONS

Section 2.1                                          Purchase and Sale.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase and acquire from Seller, and Seller shall sell, transfer and assign to Buyer, all of Seller’s right, title and interest in and to the Shares, free and clear of any Encumbrances, in exchange for the Purchase Price.

Section 2.2                                          Closing.  The consummation of the purchase and sale of the Shares (the “Closing”) shall take place and become effective at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, commencing at 9:00 a.m. (prevailing Central Time) on the third (3rd) Business Day after all of the conditions set forth in Article 7 have been satisfied or waived by the Parties entitled to the benefits thereto (other than conditions which relate to actions to be taken at the Closing, but subject to the satisfaction or applicable waiver of such conditions at the Closing), or at such other date, time and place (including pursuant to the electronic exchange of signatures and transfer of funds) as Buyer and Seller shall mutually agree in writing; provided that in no event shall the Closing be earlier than the third (3rd) Business Day immediately following the last day of the Marketing Period (the date on which the Closing actually takes place being referred to herein as the “Closing Date”).

Section 2.3                                          Closing Deliverables.  At the Closing:

(a)                                 Seller shall deliver, or caused to be delivered, to Buyer or its designee:

(i)                                     certificates (or other applicable evidence of ownership in form and substance reasonably acceptable to Buyer) representing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank or other duly executed instruments of transfer in form and substance reasonably acceptable to Buyer evidencing the transfer to Buyer of the Shares;

(ii)                                  a duly executed certification from each Acquired Company in accordance with the provisions of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h); and

(iii)                               each Ancillary Agreement to which Seller is a party, duly executed by Seller, and such other agreements, documents and instruments as are required to be executed and delivered by Seller at or prior to the Closing pursuant to Section 7.2 or as are otherwise reasonably required in connection with this Agreement; and

(b)                                 Buyer shall:

(i)                                     pay, or cause to be paid, to Seller cash, by wire transfer of immediately available funds to the account(s) designated by Seller to Buyer at least two (2) Business Days prior to the Closing Date, in an amount equal to the Estimated Closing Purchase Price; and

(ii)                                  deliver, or cause to be delivered, to Seller each Ancillary Agreement to which Buyer is a party, duly executed by Buyer, and such other agreements, documents and instruments as are required to be executed and delivered by Buyer at or prior to the Closing pursuant to Section 7.3 or as are otherwise reasonably required in connection with this Agreement.

Section 2.4                                          Closing Purchase Price.

(a)                                 Closing Purchase Price.  The aggregate purchase price to be paid by Buyer at the Closing for the Shares shall be an amount in cash equal to the sum of: (i) the Base Purchase Price, plus (ii) the Closing Date Cash, minus (iii) the Closing Date Indebtedness, plus (iv) the Net Working Capital Adjustment Amount (which may be a positive or negative number), minus (v) the Covered Transaction Costs, minus (vi) the Client Consent Adjustment Amount, if any (the sum of the amounts described in the immediately preceding clauses (i) through (vi), without duplication in any such clause of any amount taken into account in any other such clause, the “Closing Purchase Price”), plus the Consent True-Up Payment Amount, if any.

(b)                                 Estimated Amounts.  No later than three (3) Business Days prior to the Closing Date, Seller shall provide to Buyer a written statement certified on behalf of Seller by an executive officer of Seller (the “Seller Statement”) setting forth an estimate of the Closing Purchase Price (the “Estimated Closing Purchase Price”), which shall be based upon good-faith estimates of the Closing Date Cash, the Closing Date Indebtedness, the Net Working Capital Adjustment Amount, the Covered Transaction Costs and the Client Consent Adjustment Amount, if any, delivered with reasonable supporting detail with respect to the calculation of such amounts, which Seller Statement shall be accompanied by such written evidence of the Advisory Client consents and the Closing Revenue Run-Rates for all of the Advisory Clients with respect to which consent has been obtained as of the Calculation Time, as is reasonably necessary to support the calculation of the Client Consent Adjustment Amount. Seller will take into consideration, in good faith, any proposed revisions to the Seller Statement and Estimated Closing Purchase Price as are presented in good faith by Buyer prior to the Closing Date and, to the extent Seller and Buyer mutually agree to any such revisions, Seller shall update the Seller Statement and Estimated Closing Purchase Price to reflect any such mutually agreed-upon revisions (which updated versions shall be considered the Seller Statement and the Estimated Closing Purchase Price for all purposes hereunder).  If Buyer and Seller are unable to reach mutual agreement with respect to any dispute related to the Seller Statement or Estimated Closing Purchase Price, such dispute shall not under any circumstance delay the Closing, the Seller Statement and Estimated Closing Purchase Price provided by Seller to Buyer shall be binding for purposes of this Section 2.4(b), and the amounts payable at Closing pursuant to Section 2.3(b) shall be calculated as set forth in the Seller Statement provided by Seller to Buyer (and, if applicable, as modified to reflect any revisions mutually agreed upon by Seller and Buyer). For the avoidance of doubt, no proposed revisions provided by Buyer or any such mutually-agreed upon revisions to the Seller Statement or Estimated Closing Purchase Price in accordance with this Section 2.4(b), or any consummation of the Closing regardless of any dispute with respect to the Seller Statement or the Estimated Closing Purchase Price as provided in this Section 2.4(b), shall constitute acceptance by Buyer of the Seller Statement for purposes of any post-Closing adjustment.

(c)                                  Post-Closing Adjustments.

(i)                                     As soon as practicable, but no later than seventy-five (75) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth Buyer’s calculation of (A) the Closing Date Cash, (B) the Closing Date Indebtedness, (C) the Net Working Capital Adjustment Amount, (D) the Covered Transaction Costs, (E) the Client Consent Adjustment Amount, if any, and (F) the Closing Purchase Price.  Buyer’s calculations of such amounts set forth in the Closing Statement (collectively, the “Buyer Proposed Calculations”) shall be delivered with reasonable supporting detail with respect to the calculation of such amounts.  If Buyer fails to deliver the Closing Statement within such seventy-five (75) day period, or if Buyer accepts in writing the Estimated Closing Purchase Price set forth in the Seller Statement, then Buyer and Seller shall be deemed to have agreed that the Closing Purchase Price is equal to the Estimated Closing Purchase Price and such amounts shall be finally determined and binding on the Parties for all purposes hereunder.

(ii)                                  Within sixty (60) days of receipt of the Closing Statement, Seller may provide written notice to Buyer disputing all or a part of the Buyer Proposed Calculations, which notice shall specify in reasonable detail the proposed amount for each item in dispute and the basis for Seller’s disagreement (such notice, a “Dispute Notice”).  If Seller fails to deliver a Dispute Notice to Buyer within such sixty (60) day period, or if Seller accepts in writing the Buyer Proposed Calculations, then Buyer and Seller shall be deemed to have agreed that the Buyer Proposed Calculations set forth in the applicable Closing Statement shall be finally determined and binding on the Parties for all purposes hereunder.  If a Dispute Notice is provided to Buyer, then Buyer and Seller shall negotiate in good faith and use commercially reasonable efforts to resolve the disputed items during a thirty (30) day period commencing on the date of Buyer’s receipt of the Dispute Notice.

(iii)                               If Seller and Buyer do not agree in writing upon a final resolution with respect to any disputed items within such thirty (30) day period, notwithstanding good faith negotiation between Buyer and Seller, then the remaining items in dispute shall be submitted immediately to Deloitte, or, if such firm declines to be retained to resolve such disputed items, another nationally recognized, independent accounting firm acceptable to Buyer and Seller (in either case, the “Accounting Firm”) within fifteen (15) days thereafter.  The Parties shall instruct the Accounting Firm to render a determination of the applicable disputed items in accordance with the terms and provisions of this Agreement within thirty (30) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor.  The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between Seller and Buyer, and any associated engagement fees shall be initially borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer; provided that all such fees shall ultimately be borne by Seller and Buyer in inverse proportion to the relative difference between the positions taken by the Parties compared to the determination of the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the disputed items.  Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the Party incurring such cost and expense.  In resolving the disputed items, the Accounting Firm shall (A) be bound by the provisions of this Section 2.4, (B) not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value for such item claimed by either Buyer or Seller, (C) rely solely on the written submissions of the Parties and shall not conduct an independent investigation and (D) limit its decision to only such items as are in dispute and to only those adjustments as are necessary for the Buyer Proposed Calculations to comply with the provisions of this Agreement.  Such determination of the Accounting Firm shall be conclusive and binding upon the Parties for all purposes hereunder upon which a judgment may be rendered by a court having proper jurisdiction over the Party against which such determination is sought to be enforced.

(iv)                              The Parties shall, and shall cause their respective independent accountants and their respective Affiliates to, reasonably cooperate and assist in the calculation of the Closing Purchase Price and the components thereof upon the reasonable request of the other Party, and in the conduct of the review by the Accounting Firm of any proposed calculations of the Closing Purchase Price or the components thereof, including making available (to the extent necessary to resolve the items in dispute and subject to customary confidentiality and indemnity agreements) books, records, work papers and relevant personnel.

(v)                                 Within three (3) Business Days after the date on which the Closing Purchase Price (and the components thereof) is finally determined pursuant to this Section 2.4(c):

(A)                               if the Closing Purchase Price, as finally determined pursuant to this Section 2.4(c), is greater than the Estimated Closing Purchase Price, Buyer shall pay to Seller, an aggregate cash amount equal to such excess; or

(B)                               if the Estimated Closing Purchase Price is greater than the Closing Purchase Price, as finally determined pursuant to this Section 2.4(c), Seller shall pay to Buyer an aggregate cash amount equal to such excess.

(vi)                              For all Tax purposes, any payment made by the parties pursuant to Section 2.4(c)(v) shall be treated by the Parties as an adjustment to the Closing Purchase Price.

(d)                                 Accounting Procedures.  The Estimated Closing Purchase Price, the Buyer Proposed Calculations, the Closing Purchase Price, the Seller Statement, the Closing Statement and the calculations contained therein (other than the calculation of the Client Consent Adjustment Amount) shall be determined based on GAAP, to the extent consistent with GAAP, the principles, methodologies, policies, notes and procedures applied in the preparation of the unaudited combined balance sheets of the Acquired Companies as of December 31, 2017 as set forth on Exhibit A and the principles set forth on Section 2.4(d) of the Seller Disclosure Schedule, which, for the avoidance of doubt, includes an illustrative calculation of the Closing Date Net Working Capital.  Notwithstanding the foregoing, such principles, methodologies, policies, notes, procedures and determinations shall (A) not include any purchase accounting or other adjustment arising out of the consummation of the Transactions, (B) be based on facts and circumstances as they exist as at the Calculation Time and shall exclude the effect of any act, decision or event occurring after such time (except with respect to Covered Transaction Costs, which shall be based on facts and circumstances as they exist as of the Closing and shall exclude the effect of any act, decision or event occurring after the Closing), (C) follow the defined terms contained in this

Agreement and (D) calculate any reserves, accruals or other non-cash expense items, prepaid expenses and other current assets on a daily accrual (as opposed to monthly accrual) basis to account for a Calculation Time (or in the case of Covered Transaction Costs, the Closing) that occurs on any date other than the last day of a calendar month.

Section 2.5                                          Post-Closing Consent True-Up.  If the Client Consent Adjustment Amount (as finally determined pursuant to Section 2.4, the “Initial Client Consent Adjustment Amount”) is greater than zero, then:

(a)                                 upon the later of (i) the expiration of the period beginning on the Closing Date and ending on the date that is one hundred eighty (180) days after the Closing Date (such period the “True-Up Period”) and (ii) the final determination of the Closing Purchase Price pursuant to Section 2.4(c), Buyer shall recalculate the Client Consent Adjustment Amount as of the Closing and provide such calculation and reasonable supporting documentation for such calculation to Seller; provided that the True-Up Revenue Run-Rate shall be used in such calculation instead of the Closing Revenue Run-Rate.  Any disputes that arise with respect to such calculation shall be resolved according to the dispute procedures set forth in Section 2.4(c)(ii), Section 2.4(c)(iii) and Section 2.4(c)(iv) mutatis mutandis.

(b)                                 If the Client Consent Adjustment Amount as recalculated and finally determined pursuant to Section 2.5(a) (such amount, the “True-Up Client Consent Adjustment Amount”) is less than the Initial Client Consent Adjustment Amount, then Buyer shall promptly pay to Seller in cash the difference between the Initial Client Consent Adjustment Amount and the True-Up Client Consent Adjustment Amount (such aggregate amount, the “Consent True-Up Payment Amount”).

(c)                                  During the True-Up Period, Buyer shall within ten (10) Business Days after the end of each calendar month provide Seller with a written update regarding consents or other correspondence received by Buyer or its Affiliates (including the Acquired Companies) from any Advisory Clients that bear on the calculations to be performed pursuant to this Section 2.5, together with reasonable supporting documentation.

Section 2.6                                          Calculation and Payment of Earn Out Payments.

(a)                                 Earn Out Payments.  Following the Closing, Buyer shall pay, or cause to be paid, to Seller as additional consideration for the purchase of the Shares, the Earn Out Payment, if any, in respect of each Earn Out Year upon the terms and subject to the conditions set forth in this Section 2.6.

(b)                                 Buyer Proposed Earn Out Calculation.  Buyer shall prepare and deliver to Seller no later than sixty (60) days after the end of each Earn Out Year, a written statement (the “Buyer Earn Out Statement”), which shall set forth Buyer’s calculation of the Earn Out Payment for such Earn Out Year (the “Buyer Calculated Earn Out Payment”) and be accompanied by reasonably detailed supporting documentation and calculations with respect to the calculation of such amount.

(c)                                  Dispute Resolution.  Within forty-five (45) days after Seller’s receipt of the Buyer Earn Out Statement, Seller shall deliver to Buyer a written statement either accepting the Buyer Earn Out Statement and the Buyer Calculated Earn Out Payment or disputing all or a part thereof

(an “Earn Out Payment Objections Statement”).  If Seller does not deliver to Buyer an Earn Out Payment Objections Statement within such forty-five (45) day period (other than as a result of a breach by Buyer of Section 2.6(e), in which case such forty-five (45) day period shall be extended until Seller is provided a reasonable period of time to exercise (and avail itself of) its rights in connection with Section 2.6(e)), or if Seller accepts in writing the Buyer Earn Out Statement and the Buyer Calculated Earn Out Payment, then Buyer and Seller shall be deemed to have agreed that the Buyer Calculated Earn Out Payment set forth in the applicable Buyer Earn Out Statement and such amounts shall be finally determined and binding on the Parties for all purposes hereunder.  If Seller delivers an Earn Out Payment Objections Statement within such forty-five (45) day period (or such longer period as permitted under this Section 2.6(c)), then Seller and Buyer shall negotiate in good faith and use commercially reasonable efforts to resolve the disputed items set forth in the Earn Out Payment Objections Statement during a thirty (30) day period (or such longer period that may be mutually agreed in writing between Buyer and Seller) (such period, the “Earn Out Resolution Period”) following Buyer’s receipt of such Earn Out Payment Objections Statement.  If Seller and Buyer do not agree in writing upon a final resolution with respect to any disputed items set forth in the applicable Earn Out Payment Objections Statement within the Earn Out Resolution Period, notwithstanding good faith negotiation between Buyer and Seller, then the remaining items in dispute (and only such remaining items in dispute) (the “Earn Out Disputed Items”) shall be submitted immediately to the Accounting Firm within fifteen (15) days thereafter and the terms and conditions of Section 2.4(c)(iii) and Section 2.4(c)(iv) shall apply mutatis mutandis to the resolution of such remaining items in dispute.

(d)                                 Payment of Earn Out Payment.  Each Earn Out Payment for an applicable Earn Out Year that is required to be paid to Seller pursuant to this Section 2.6 shall be paid by or on behalf of Buyer to Seller (or its designee), in the manner set forth in Section 2.6(f) (subject to Buyer’s right of offset if and to the extent applicable under Section 10.4(j)) no later than five (5) Business Days (i) after the date on which Seller accepts in writing, or is deemed to have agreed to, the Buyer Earn Out Statement and the Buyer Calculated Earn Out Payment in accordance with Section 2.6(c) or (ii) if Seller delivers an Earn Out Payment Objections Statement, (A) after the Earn Out Resolution Period with respect to the portion of the Earn Out Payment for such Earn Out Year that is not the subject of dispute at the end of such Earn Out Resolution Period (e.g., if the total Earn Out Payment for such Earn Out Year would be $30,000,000 if all Earn Out Disputed Items were resolved in favor of Seller and $25,000,000 if all Earn Out Disputed Items were resolved in favor of Buyer, the portion of the Earn Out Payment for such Earn Out Year that is not the subject of dispute is $25,000,000), and (B) with respect to the portion (if any) of the Earn Out Payment that is subject to dispute, after the resolution of the relevant Earn Out Disputed Items in accordance with Section 2.6(c).

(e)                                  Seller Access.  From and after the date on which Seller receives a Buyer Earn Out Statement for a particular Earn Out Year until the date on which the Earn Out Payment for such Earn Out Year is finally determined or agreed pursuant to this Section 2.6, upon reasonable advance notice and in a manner so as to not unreasonably interfere with the normal business operations of Buyer and its Affiliates, Buyer shall (and shall cause each of its applicable Affiliates to) provide to Seller and Seller’s Affiliates and advisors (and each of their respective authorized representatives) during normal business hours access to the books and records of Buyer and its Affiliates (and Seller and Seller’s Affiliates and advisors (and each of their respective authorized representatives) shall be permitted to make copies of such books and records) and to Buyer’s and its applicable Affiliates’ respective personnel and accountants for the purposes of reviewing the Buyer Earn Out Statement and Buyer Calculated Earn Out Payment.

(f)                                   Method of Payment; Tax Matters.  All Earn Out Payments shall be made in cash by wire transfer of immediately available funds to the account(s) designated by Seller in writing to Buyer on or prior to the date on which such payment is made.  Any Earn Out Payment made to Seller pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Applicable Law, including Section 483 or 1274 of the Code.

(g)                                  Earn Out Cap.  In no event shall the payments made under this Section 2.6 exceed (i) with respect to the Earn Out Payment for any individual Earn Out Year, an aggregate amount equal to (x) the Non-Managed Account Payment Target, plus (y) the amount of any Non-Managed Account Catch-Up Payment Amount if payable in such Earn Out Year, or (ii) $150,000,000 in the aggregate for all Earn Out Years.

Section 2.7                                          Change of Control.

(a)                                 Notice.  At least twenty (20) Business Days prior to the consummation of any Change of Control, Buyer shall deliver to Seller a written notice (the “Change of Control Notice”) specifying (i) that a Change of Control transaction is pending consummation, (ii) the anticipated or estimated date for the consummation of the Change of Control, (iii) the identity of the Person(s) that are the acquiror(s) in connection with such Change of Control, (iv) if publicly available, a copy of the definitive agreement pursuant to which the Change of Control will be consummated, and (v) an estimate (in the form of a pro forma Buyer Earn Out Statement) of the Earn Out Payments that Seller would be entitled to upon the consummation of such Change of Control pursuant to Section 2.7(b)(ii) (provided that the estimate delivered pursuant to this clause (v) shall not be deemed delivery of a Buyer Earn Out Statement under Section 2.6(b) or Section 2.7(b)(ii)).

(b)                                 Effect on Earn Out Payments.  If, at any time during an Earn Out Year, Seller receives a Change of Control Notice, then, subject to the consummation of the Change of Control described in the applicable Change of Control Notice, the following terms shall apply with respect to the Earn Out Payments:

(i)                                     within ten (10) Business Days following Seller’s receipt of a Change of Control Notice, Seller shall have the right (in its sole discretion) to elect to require Buyer to cause the Person(s) that are the acquiror(s) in connection with such Change of Control to assume in full the obligations of Buyer under, and agree in writing to be bound by, Section 2.6, this Section 2.7, Section 2.8 and Section 2.9; and

(ii)                                  if Seller does not exercise its right under Section 2.7(b)(i) within such ten (10) Business Day period, Buyer shall (A) pay or cause to be paid to Seller (or its designee) upon the consummation of the Change of Control (1) the Earn Out Payment for the Earn Out Year in which the Change of Control occurred and (2) the Earn Out Payment for each subsequent Earn Out Year, if any, assuming, in each case, for purposes of calculating such Earn Out

Payments, that Non-Managed Account Revenues are equal to Non-Managed Account Assumed Revenues in the Earn Out Year in which the Change of Control occurred and in each such subsequent Earn Out Year, if any, and (B) at least three (3) Business Days prior to such payment, deliver to Seller a Buyer Earn Out Statement setting forth the Earn Out Payments calculated in accordance with this Section 2.7(b)(ii).  The Earn Out Payments to be made, and the Buyer Earn Out Statement delivered, in each case, in accordance with this Section 2.7(b)(ii), shall be subject to adjustment following payment thereof and the terms and conditions of Section 2.6(b) through Section 2.6(f) shall apply mutatis mutandis to such Earn Out Payments and such Buyer Earn Out Statement.

(c)                                  Satisfaction of Earn Out Payments.  Upon the payment of an Earn Out Payment contemplated pursuant to Section 2.7(b)(ii) (if due hereunder), or if any such payment is equal to zero, in each case, as finally determined pursuant to the terms hereof, Buyer shall have no obligations to make any additional Earn Out Payments for any subsequent Earn Out Years (if any).

Section 2.8                                          Fund Trigger Events.  If at any time during an Earn Out Year, a Fund Trigger Event occurs, then with respect to such Earn Out Year in which the Fund Trigger Event occurs, and in each subsequent Earn Out Year (if any), Buyer shall be deemed to have received in respect of the relevant USAA Fund, Non-Managed Account Revenues equal to the Non-Managed Account Annualized Revenues attributable to such USAA Fund for such Earn Out Year.

Section 2.9                                          Post-Closing Operation of the Acquired Companies.  During the Earn Out Years, Buyer agrees (and agrees to cause the Acquired Companies and any of its controlled Affiliates) to not take any action or omit to take any action, directly or indirectly, (a) the purpose of which is, or (b) which would reasonably be expected, to frustrate or avoid the obligation of Buyer to make any Earn Out Payment hereunder or otherwise reduce the amount of any Earn Out Payment that may become payable to Seller under the terms of this Agreement; provided that the Acquired Companies’ business shall, subject to this Section 2.9, be managed in the good faith discretion of Buyer during the Earn Out Years.

Section 2.10                                   Calculation and Payment of Managed Money Revenue Share Payments.

(a)                                 Managed Money Revenue Share Payments.  Following the Closing, Buyer shall pay, or cause to be paid, to Seller the Managed Money Revenue Share Payment, if any, annually upon the terms and subject to the conditions set forth in this Section 2.10.

(b)                                 Buyer Proposed Calculation.  Buyer shall prepare and deliver to Seller no later than sixty (60) days after the end of each Managed Money Year, a written statement (the “Managed Money Statement”), which shall set forth Buyer’s calculation of the Managed Money Revenue Share Payment for such Managed Money Year (the “Buyer Calculated Managed Money Payment”) and be accompanied by reasonably detailed supporting documentation and calculations with respect to the calculation of such amount.  Seller shall, and shall cause its Affiliates to, reasonably cooperate with Buyer and its representatives in connection with the preparation of any

Managed Money Statement and provide Buyer on a timely basis with any information regarding the UMP Accounts as may be reasonably required by Buyer or its representatives in preparing any Managed Money Statement.

(c)                                  Dispute Resolution.  Within forty-five (45) days after Seller’s receipt of the Managed Money Statement, Seller shall deliver to Buyer a written statement either accepting the Managed Money Statement and the Buyer Calculated Managed Money Payment or disputing all or a part thereof (a “Managed Money Payment Objections Statement”).  If Seller does not deliver to Buyer a Managed Money Payment Objections Statement within such forty-five (45) day period (other than as a result of a breach by Buyer of Section 2.10(e), in which case such forty-five (45) day period shall be extended until Seller is provided a reasonable period of time to exercise (and avail itself of) its rights in connection with Section 2.10(e)), or if Seller accepts in writing the Managed Money Statement and the Buyer Calculated Managed Money Payment, then Buyer and Seller shall be deemed to have agreed that the Buyer Calculated Managed Money Payment set forth in the applicable Managed Money Statement and such amounts shall be finally determined and binding on the Parties for all purposes hereunder.  If Seller delivers a Managed Money Payment Objections Statement within such forty-five (45) day period (or such longer period as permitted under this Section 2.10(c)), then Seller and Buyer shall negotiate in good faith and use commercially reasonable efforts to resolve the disputed items set forth in the Managed Money Payment Objections Statement during a thirty (30) day period (or such longer period that may be mutually agreed in writing between Buyer and Seller) (such period, the “Managed Money Resolution Period”) following Buyer’s receipt of such Managed Money Payment Objections Statement.  If Seller and Buyer do not agree in writing upon a final resolution with respect to any disputed items set forth in the applicable Managed Money Payment Objections Statement within the Managed Money Resolution Period, notwithstanding good faith negotiation between Buyer and Seller, then the remaining items in dispute (and only such remaining items in dispute) (the “Managed Money Disputed Items”) shall be submitted immediately to the Accounting Firm within fifteen (15) days thereafter and the terms and conditions of Section 2.4(c)(iii) and Section 2.4(c)(iv) shall apply mutatis mutandis to the resolution of such remaining items in dispute.

(d)                                 Payment of Managed Money Revenue Share Payment.  Each Managed Money Revenue Share Payment for an applicable Managed Money Year that is required to be paid to Seller pursuant to this Section 2.10 shall be paid by or on behalf of Buyer to Seller (or its designee), in the manner set forth in Section 2.10(f) (subject to Buyer’s right of offset if and to the extent applicable under Section 10.4(j)) no later than five (5) Business Days (i) after the date on which Seller accepts in writing, or is deemed to have agreed to, the Managed Money Statement and the Buyer Calculated Managed Money Payment in accordance with Section 2.10(c) or (ii) if Seller delivers a Managed Money Payment Objections Statement, (A) after the Managed Money Resolution Period with respect to the portion of the Managed Money Revenue Share Payment for such Managed Money Year that is not the subject of dispute at the end of such Managed Money Resolution Period (e.g., if the total Managed Money Revenue Share Payment for such Managed Money Year would be $8,000,000 if all Managed Money Disputed Items were resolved in favor of Seller and $6,000,000 if all Managed Money Disputed Items were resolved in favor of Buyer, the portion of the Managed Money Revenue Share Payment for such Managed Money Year that is not the subject of dispute is $6,000,000), and (B) with respect to the portion (if any) of the Managed Money Revenue Share Payment that is subject to dispute, after the resolution of the relevant Managed Money Disputed Items in accordance with Section 2.10(c).

(e)                                  Seller Access.  From and after the date on which Seller receives the Managed Money Statement for a particular Managed Money Year until the date on which the Managed Money Revenue Share Payment for such Managed Money Year is finally determined or agreed pursuant to this Section 2.10, upon reasonable advance notice and in a manner so as to not unreasonably interfere with the normal business operations of Buyer and its Affiliates, Buyer shall (and shall cause each of its applicable Affiliates to) provide to Seller and Seller’s Affiliates and advisors (and each of their respective authorized representatives) during normal business hours access to the books and records of Buyer and its Affiliates (and Seller and Seller’s Affiliates and advisors (and each of their respective authorized representatives) shall be permitted to make copies of such books and records) and to Buyer’s and its applicable Affiliates’ respective personnel and accountants for the purposes of reviewing the Buyer Managed Party Statement and Buyer Calculated Managed Money Revenue Share Payment.

(f)                                   Method of Payment.  All Managed Money Revenue Share Payments shall be made in cash by wire transfer of immediately available funds to the account(s) designated by Seller in writing to Buyer on or prior to the date on which such payment is made.

Section 2.11                                   Guidance on Calculations of Purchase Price Adjustments Post-Closing.  Notwithstanding anything to the contrary contained herein, for purposes of all calculations of Closing Revenue Run-Rate, Revenue Run-Rate, True-Up Revenue Run Rate and Earn Out Payment:

(a)                                 “Adviser” shall include any Affiliate of Buyer that serves as investment adviser to any Advisory Client;

(b)                                 “Advisory Clients” (1) for purposes of all calculations of Closing Revenue Run-Rate, Revenue Run-Rate and True-Up Revenue Run-Rate, shall include, without duplication, (i) any of the Funds listed on Section 4.12(a)(i) of the Seller Disclosure Schedule, (ii) any registered open-end investment company (including any exchange-traded fund) that uses “USAA” in its name, and (iii) any series of the USAA Mutual Funds Trust, in each case, to the extent any Affiliate of Buyer serves as investment adviser to such Fund, company or series during the period in question; and (2) for purposes of all calculations of Earn Out Payments, shall mean solely, without duplication, (i) any of the Funds listed on Section 4.12(a)(i) of the Seller Disclosure Schedule, (ii) any registered open-end investment company (including any exchange-traded fund) that uses “USAA” in its name, (iii) any series of the USAA Mutual Funds Trust, and (iv) any Buyer Client solely to the extent of assets attributable to the account of any Person that is a USAA member that has directly invested amounts in such Buyer Client through or otherwise pursuant to Transfer Agent (or through any other transfer agent, exchange agent or other Person providing similar services engaged or retained by Buyer and/or its Affiliates, including Buyer Sub-TA)) and not through the use of a broker-dealer, in each case, to the extent any Affiliate of Buyer serves as investment adviser to such Fund, company, series or Buyer Client during the period in question; and

(c)                                  “Applicable Fees” shall be determined consistent with the foregoing definitions of “Adviser” and “Advisory Clients”.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Except as set forth in a correspondingly labeled section of the written disclosure schedule delivered to Buyer by Seller concurrently with the execution and delivery of this Agreement (the “Seller Disclosure Schedule”) (it being agreed that any matter disclosed in any section or subsection of the Seller Disclosure Schedule shall be deemed disclosed with respect to any representation, warranty or covenant corresponding to any other section of this Agreement and the Seller Disclosure Schedule to the extent its relevance to such section, representation, warranty or covenant is reasonably apparent on its face), Seller hereby represents and warrants to Buyer as follows:

Section 3.1                                          Organization and Related Matters.  Seller is a corporation duly organized and validly existing under the Laws of the State of Delaware.  Seller has the requisite organizational power and authority to carry on its business substantially in the manner as it is now being conducted and to own, lease and operate all of its properties and assets.  Seller is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary except where the failure to be so licensed or qualified would not reasonably be expected to have a Seller Material Adverse Effect.

Section 3.2                                          Authority; No Violations.

(a)                                 Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the Transactions.  The execution and delivery of this Agreement and the Ancillary Agreements to which Seller is or will be a party, the performance by Seller of its obligations hereunder and thereunder and the consummation of the Transactions by Seller have been duly authorized by all requisite action of Seller and no other corporate proceedings on the part of Seller are necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which Seller is or will be a party, the performance by Seller of its obligations hereunder and thereunder and the consummation of the Transactions by Seller.  This Agreement has been (and the execution and delivery of each Ancillary Agreement to which Seller will be a party will be) duly executed and delivered by Seller and constitutes (and each such Ancillary Agreement, when so executed and delivered by Seller, will constitute) a valid, legal and binding agreement of Seller (assuming that this Agreement has been, and the Ancillary Agreements to which Seller is a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against Seller in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

(b)                                 Assuming the accuracy of the representations and warranties of Buyer set forth in Section 5.2(b), no notices to, filings with or authorizations, consents or approvals of any Governmental Authority are necessary for the execution, delivery or performance by Seller of this Agreement or the Ancillary Agreements to which Seller is a party or the consummation by Seller of the Transactions, except for (i) compliance with and filings under the HSR Act and any other applicable Competition Laws, (ii) filings listed on Section 3.2(b) of the Seller Disclosure Schedule and (iii) those the failure of which to obtain or make would not reasonably be expected to have a Seller Material Adverse Effect.

Section 3.3                                          Non-Contravention.  The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is or will be a party and the performance of its obligations hereunder and thereunder (including the consummation of the Transactions) do not (a) conflict with or violate any provision of the Organizational Documents of Seller, (b) assuming all consents, approvals and authorizations contemplated by Section 3.2(b) and Section 5.2(b) have been obtained and all filings described therein have been made, conflict with or violate in any material respect any Applicable Law with respect to Seller, (c) except as listed on Section 3.3(c) of the Seller Disclosure Schedule or as would not reasonably be expected to have a Seller Material Adverse Effect, require any consent of or other action by any Person under, or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any material Contract to which Seller is a party, or (d) result in the creation or imposition of any Encumbrance upon the Shares or, except as contemplated by this Agreement, result in the creation or imposition of any Encumbrance on any asset of Seller (other than Permitted Encumbrances).

Section 3.4                                          Title.

(a)                                 Seller is the direct beneficial and record owner of, and has good and marketable title to, and has full power and authority to sell, convey and assign to Buyer legal and beneficial ownership of, the Shares, in each case, free and clear of all Encumbrances other than those arising pursuant to applicable Securities Laws.

(b)                                 The Shares (i) are duly authorized, validly issued, fully paid and non-assessable, (ii) were issued in compliance with Laws, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) constitute all of the outstanding shares of capital stock of the Acquired Companies.  Other than pursuant to this Agreement, the Shares held directly by Seller are not subject to, and none of the Acquired Companies is a party to or bound by, any voting trust agreement, voting trust, registration rights agreement, shareholders or members agreement or any Contract restricting or otherwise relating to the voting, dividend rights, purchase, repurchase, sale or disposition of such Shares or Equity Rights of the Acquired Companies, and no Person has any outstanding or authorized option, warrant, call or other Equity Right relating to the voting, dividend rights, purchase, repurchase, sale or disposition of such Shares or Equity Rights of the Acquired Companies or pursuant to which (A) Seller is or may become obligated to sell, transfer or otherwise dispose of any such Shares or (B) Seller has granted, or may be obligated to grant, a right to participate in the profits of the Acquired Companies.  The Shares of each Acquired Company are set forth in Section 3.4(b) of the Seller Disclosure Schedule.

Section 3.5                                          Legal Proceedings.  Except as listed on Section 3.5 of the Seller Disclosure Schedule, (a) there are no legal, administrative, arbitral or other proceedings (including disciplinary proceedings), claims, suits, actions or governmental or regulatory investigations or inquiries of any nature (collectively, “Proceedings”) that are pending or, to the Knowledge of Seller, threatened against or relating to Seller or any of its respective properties, assets or businesses, and (b) there is no injunction, order, judgment, writ, decision, ruling, award, decree or regulatory restriction of any Governmental Authority (each, an “Order”) imposed upon Seller or any of its respective properties, assets or businesses, in each case, that would reasonably be expected to have a Seller Material Adverse Effect.

Section 3.6                                          Compliance with Applicable Law.  Seller is in compliance with all Applicable Laws, except for any non-compliance as would not reasonably be expected to have a Seller Material Adverse Effect.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES
REGARDING THE ACQUIRED COMPANIES

Except as set forth in a correspondingly labeled section of the Seller Disclosure Schedule (it being agreed that any matter disclosed in any section or subsection of the Seller Disclosure Schedule shall be deemed disclosed with respect to any representation, warranty or covenant corresponding to any other section of this Agreement and the Seller Disclosure Schedule to the extent its relevance to such section, representation, warranty or covenant is reasonably apparent on its face), Seller hereby represents and warrants to Buyer as follows:

Section 4.1                                          Organization and Related Matters.  Each Acquired Company is a corporation duly organized and validly existing under the Laws of the State of Delaware.  Each Acquired Company has the requisite organizational power and authority necessary to carry on its respective Business substantially in the manner as it is now being conducted and to own, lease and operate all of its properties and assets.  Each Acquired Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect.  True and complete copies of each Acquired Company’s Organizational Documents have been made available to Buyer.  No Acquired Company is in default under or in violation of any provision of its Organizational Documents, and all such documents are in full force and effect.

Section 4.2                                          Non-Contravention.  The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is or will be a party and the performance of its obligations hereunder and thereunder (including the consummation of the Transactions) do not (a) conflict with or violate any provision of the Organizational Documents of any Acquired Company, (b) assuming all consents, approvals and authorizations contemplated by Section 3.2(b) and Section 5.2(b) have been obtained and all filings described therein have been made, conflict with or violate in any material respect any Applicable Law with respect to an Acquired Company, (c) except as listed on Section 4.2(c) of the Seller Disclosure Schedule, require any consent of or other action by any Person under, or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Material Contract or (d) except as contemplated by this Agreement, result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any asset of the Acquired Companies, except, in the case of clauses (c) and (d), as would not reasonably be expected to have a Material Adverse Effect.

Section 4.3                                          Capital Structure.  Other than the Shares and as set forth in Section 4.3 of the Seller Disclosure Schedule, there are no Equity Rights of the Acquired Companies (i) authorized, outstanding, issued or reserved for issuance or obligating any Acquired Company to issue, reserve for issuance, deliver, redeem, purchase or sell, or cause to be issued, reserved for issuance, delivered, redeemed, purchased or sold, any Equity Rights or any other ownership interests in any Acquired Company or in any of its respective properties or assets, (ii) giving any Person a right to subscribe for or acquire any Equity Rights in any Acquired Company or in any of its respective properties or assets or (iii) obligating any Acquired Company to issue, reserve for issuance, grant, adopt or enter into any arrangement for such Equity Right.  Except for any of the Persons of the type described in the proviso in the definition of “Subsidiary” and as set forth in Section 4.3 of the Seller Disclosure Schedule, none of the Acquired Companies has a Subsidiary or owns, directly or indirectly, any Equity Rights of any Person.

Section 4.4                                          Financial Statements.  Set forth on Section 4.4 of the Seller Disclosure Schedule are true and complete copies of (a) the unaudited combined balance sheets of the Acquired Companies as of December 31, 2017, and the related unaudited combined statements of operations for the fiscal years ended December 31, 2017 and December 31, 2016, with respect to the Acquired Companies, including the pro forma adjustment statement with respect thereto providing for adjustments to reflect the difference between the Acquired Companies and the Business, and (b) the unaudited combined balance sheet of the Acquired Companies as of September 30, 2018, and the related unaudited combined statements of operations as of September 30, 2018 (the “Balance Sheet Date”), including the pro forma adjustment statement with respect thereto providing for adjustments to reflect the difference between the Acquired Companies and the Business (clauses (a) and (b), collectively, the “Unaudited Financial Statements” and, together with the combined Audited Financial Statements, which shall be made available to Buyer prior to the Closing in accordance with Section 6.14, the “Financial Statements”).  The (i) the Unaudited Financial Statements described in clause (a) of this Section 4.4, which were consolidated into the audited financial statements of Seller Parent, and (ii) the Unaudited Financial Statements described in clause (b) of this Section 4.4, in each case, were prepared in accordance with GAAP, applied on a consistent basis (except as may be indicated in the applicable pro forma adjustment statements), and fairly present, in all material respects, the financial position of the Business as of the dates thereof and the results of operations for the periods then ended (subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and normal, recurring year-end adjustments) of the Business.  Any pro forma information of the Business contained in the Unaudited Financial Statements has been prepared on a basis consistent with the Unaudited Financial Statements (without giving effect to the applicable pro forma adjustment statements relating to the Unaudited Financial Statements), except for the pro forma adjustments specified therein, and gives effect to assumptions made on a reasonable basis and fairly presents in all material respects and gives effect to the transactions described therein pertaining to such pro forma information.  The Audited Financial Statements and the Interim Financial Statements to be delivered pursuant to Section 6.14, (A) will have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto, if any), and (B) will have fairly presented, in all material respects, the financial position of the Business as of the dates thereof and the results of operations for the periods then ended (subject, in the case of the Interim Financial Statements that are unaudited, to normal, recurring year-end adjustments and, in the case of the unaudited Interim Financial Statements that are not required to be prepared in accordance with Regulation S-X under Section 6.14, the absence of footnotes) of the Business.  Any pro forma information of the Business contained in the Audited Financial Statements and the Interim Financial Statements to be delivered pursuant to Section 6.14, will have been prepared on a basis consistent with the Unaudited Financial Statements (without giving effect to the applicable pro forma adjustment statements relating to the Unaudited Financial Statements), except for the pro forma adjustments specified therein, and will give effect to assumptions made on a reasonable basis and fairly present in all material respects and give effect to the transactions described therein pertaining to such pro forma information.

Section 4.5                                          Absence of Liabilities.  Except for liabilities and obligations (a) incurred in the Ordinary Course of Business since the Balance Sheet Date or (b) that are not required to be disclosed on a balance sheet for an Acquired Company prepared in accordance with GAAP in a manner consistent with the Unaudited Financial Statements, none of the Acquired Companies has any material liabilities or obligations of any kind (whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due).

Section 4.6                                          Absence of Certain Changes.  Since the Balance Sheet Date to the date hereof, there has not occurred any Material Adverse Effect.  Without limiting the generality of the foregoing, except as set forth in Section 4.6 of the Seller Disclosure Schedule, since the Balance Sheet Date (a) each Acquired Company has conducted its business in all material respects in the Ordinary Course of Business, and (b) no Acquired Company has taken any action that, if taken during the Interim Period without Buyer’s prior written consent, would constitute a breach of any of Section 6.1(a)(i), Section 6.1(a)(ii), Section 6.1(a)(iii), Section 6.1(a)(iv), Section 6.1(a)(v), Section 6.1(a)(vi), Section 6.1(a)(vii), Section 6.1(a)(viii), Section 6.1(a)(x), Section 6.1(a)(xii), Section 6.1(a)(xiii) (other than subclauses (6) and (7) thereof), Section 6.1(a)(xvii), Section 6.1(a)(xviii), and with respect to the foregoing listed provisions of Section 6.1(a), Section 6.1(a)(xix).

Section 4.7                                          Contracts.

(a)                                 Except as set forth in Section 4.7(a) of the Seller Disclosure Schedule, none of the Acquired Companies is a party to any of the following (collectively, the “Material Contracts”) as of the date hereof:

(i)                                     any Contract material to the Business (other than any Affiliate Contract) relating to the incurring of Indebtedness by such Acquired Company;

(ii)                                  any Advisory Agreement;

(iii)                               any Transfer Agent Agreement;

(iv)                              any administration or similar agreement with any Fund;

(v)                                 (A) all Leases and (B) any lease of personal property providing for annual rents of $2,000,000 or more, other than, in the case of this clause (B), any such lease that may be terminated on not more than sixty (60) days’ notice without payment by such Acquired Company of any penalty;

(vi)                              Contracts relating to any Proceeding or settlement entered into since January 1, 2016, in each case involving an Acquired Company;

(vii)                           any Contract that is material to the Business with (A) non-competition or exclusive dealing provisions materially limiting the freedom of such Acquired Company or any of its Affiliates to engage in any line of business or compete with any Person or in any geographical area, or (B) provisions materially restricting the hiring or solicitation by an Acquired Company or any of its Affiliates of any Person for employment with the Acquired Company or any of its Affiliates or to become a client of an Acquired Company or any of its Affiliates;

(viii)                        any joint venture, partnership or similar agreement;

(ix)                              any Contract relating to the acquisition or disposition of any business, capital stock or all or substantially all of the assets of any other Person (whether by merger, sale of stock, sale of assets or otherwise) since January 1, 2016 for consideration greater than $5,000,000, and for which such Acquired Company has any contingent or deferred payment obligations that remain in effect or under which such Acquired Company has any material ongoing indemnification obligations;

(x)                                 any Contract involving a remaining commitment by such Acquired Company to pay capital expenditures in excess of $750,000;

(xi)                              any Contract providing for future aggregate annual payments by or to such Acquired Company of more than $1,500,000, other than pursuant to Affiliate Contracts;

(xii)                           any Contract by which a third Person licenses Intellectual Property to such Acquired Company (excluding any Intellectual Property owned by an Affiliate of such Acquired Company), which Intellectual Property is material to such Acquired Company’s Business, in each case, except for any licenses for “off-the-shelf” software used pursuant to shrink-wrap or click-through license agreements, or any other licenses for uncustomized software that is commercially available to the public generally on non-discriminatory terms with one-time or annual license, maintenance, support and other fees of $750,000 or less;

(xiii)                        any Contract relating to Invested Capital or otherwise requiring any Acquired Company to commit capital to any Fund;

(xiv)                       any Contract providing for such Acquired Company to make any capital contribution to, or other investment in, any Person other than itself;

(xv)                          any Contract material to the Business which contains (A) “most favored nation” or similar provisions running in favor of or against such Acquired Company, (B) “clawback” or similar obligations running in favor of or against such Acquired Company expressly requiring the reimbursement or refund of fees, (C) caps or waivers on fees or expenses, or (D) “key person” provisions (including any such “key person” provisions giving rise to rights of termination of, or obligations to notify, other parties) running against such Acquired Company;

(xvi)                       any Affiliate Contract;

(xvii)                    the 529 Plan Agreement, the Agency Agreement and the Selected Dealer Agreement; and

(xviii)                 any finder’s agreement for soliciting, distributing or promoting investment services or advisory services by or to any Acquired Company, in each case, that is material to the Business.

(b)                                 Seller has delivered or made available to Buyer true and complete copies of each written Material Contract and a summary of each oral Material Contract, in each case, in effect on the date hereof.  Each Material Contract is a legal, valid and binding agreement of the applicable Acquired Company and, to the Knowledge of Seller, of each other party thereto and is in full force and effect and enforceable by the applicable Acquired Company (and, with respect to the 529 Plan Agreement, IMCO) in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.  Except as otherwise disclosed in Section 4.7(b) of the Seller Disclosure Schedule, no Acquired Company (or, with respect to the 529 Plan Agreement, IMCO) has received from any of its applicable Material Contract counterparties any written notice of (A) a material default under such Material Contract or (B)

cancellation or termination of, or intent to cancel or terminate, such Material Contract.  Except as otherwise disclosed in Section 4.7(b) of the Seller Disclosure Schedule, no Acquired Company (or, with respect to the 529 Plan Agreement, IMCO) is, and, to the Knowledge of Seller, no other party is, in breach or default in any material respect of any Material Contract and no event has occurred that (with the giving of notice or the lapse of time or both) would constitute such a material default by any Acquired Company (or, with respect to the 529 Plan Agreement, IMCO) or, to the Knowledge of Seller, any other party.  Notwithstanding the foregoing, the Parties agree to disregard references to “Knowledge of Seller” in this Section 4.7(b) for purposes of any representation or warranty made by Seller with respect to any other party solely to the extent such other party is Seller or an Affiliate thereof (other than any Acquired Company).

Section 4.8                                          Legal Proceedings.  Except as set forth on Section 4.8 of the Seller Disclosure Schedule, (a) there are no Proceedings that are pending or, to the Knowledge of Seller, threatened, against or relating to any Acquired Company or any of its respective properties, assets or businesses, and (b) there is no Order imposed upon any Acquired Company or any of its respective properties, assets or businesses, in each case, that would reasonably be expected to be material to the Acquired Companies taken as a whole.

Section 4.9                                          Compliance with Applicable Law; Permits.

(a)                                 Except as set forth on Section 4.9(a) of the Seller Disclosure Schedule, each Acquired Company is, and since January 1, 2016 has been, in compliance with all Applicable Laws in all material respects.  No Acquired Company has received from a Governmental Authority any written notice or communication or, to the Knowledge of Seller, any oral notice or communication (i) asserting any violation by such Acquired Company of any Applicable Law that would reasonably be expected to be material to the Acquired Companies taken as a whole or (ii) relating to any examination of such Acquired Company (other than ordinary course or routine examinations or audits of the Business), or (iii) materially restricting or disqualifying its activities, except for restrictions generally imposed by rule, regulation or administrative policy or other Applicable Law on similarly regulated Persons generally.

(b)                                 Except as set forth in Section 4.9(b) of the Seller Disclosure Schedule, (i) each Acquired Company holds, and at all times since January 1, 2016 has held, all material Permits necessary for the conduct of its Business under and pursuant to any Applicable Law and (ii) all material Permits of the Business are in full force and effect and are not subject to any suspension, cancellation, modification, revocation or any Proceeding related thereto, and, to the Knowledge of Seller, no such suspension, cancellation, modification, revocation or Proceeding is threatened.

Section 4.10                                   Other Compliance Matters.

(a)                                 Except as set forth on Section 4.10(a) of the Seller Disclosure Schedule, since January 1, 2016, the applicable Acquired Companies have timely filed all material forms, reports, registration statements, schedules and other documents, together with any material amendments required to be made with respect thereto, that were required to be filed with any Governmental Authority and have timely paid in full all fees and assessments due and payable in connection therewith.  Adviser has been (i) at all times required by Applicable Law, duly registered as an investment adviser under the Investment Advisers Act and under all applicable state statutes (if required to be so registered under Applicable Law) and (ii) since January 1, 2016, duly registered and licensed as an investment adviser under all other Applicable Laws or exempt therefrom.  Since the date that it commenced operations as a transfer agent, Transfer Agent has been (A) duly registered as a transfer agent under the Exchange Act (if required to be so registered under the Exchange Act) and (B) duly registered and licensed as a transfer agent under all other Applicable Laws or exempt therefrom.

(b)                                 Except as set forth on Section 4.10(b) of the Seller Disclosure Schedule, as of their respective dates, the Regulatory Documents of any applicable Acquired Company have complied in all material respects with all Applicable Laws and the rules and regulations of the SEC and FINRA promulgated thereunder applicable to such Acquired Company’s Regulatory Documents, as in effect at the time the Regulatory Documents were filed.  Seller has delivered or made available to Buyer a true and complete copy of each such Regulatory Document filed with the SEC by the applicable Acquired Companies since June 30, 2018 and, since January 1, 2016 and except as would not have a Material Adverse Effect, no Regulatory Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in light of the circumstances under which they were made.

(c)                                  None of Adviser or, to the Knowledge of Seller, any of Adviser’s directors, officers or employees is ineligible pursuant to Section 9(a) or Section 9(b) of the Investment Company Act to serve as an investment adviser, depositor or principal underwriter to a registered investment company, nor is there any action, proceeding or investigation pending or, to the Knowledge of Seller, threatened by any Governmental Authority, that would result in the ineligibility of Adviser or any of its directors, officers or employees to serve in any such capacities, except, in each case, where such ineligibility would not reasonably be expected to have a Material Adverse Effect.  None of Adviser or, to the Knowledge of Seller, any of Adviser’s directors, officers or employees is ineligible pursuant to Section 203(e)-(f) of the Investment Advisers Act to serve as a registered investment adviser or as an “associated person” (as defined in the Exchange Act) of a registered investment adviser, nor is there any action, proceeding or investigation pending or, to the Knowledge of Seller, threatened by any Governmental Authority that would reasonably be expected to result in the ineligibility of Adviser or any of its directors, officers or employees to serve in such capacities or, to the Knowledge of Seller, that would provide a basis for such ineligibility, except, in each case, where such ineligibility would not reasonably be expected to have a Material Adverse Effect.  None of Transfer Agent or, to the Knowledge of Seller, any of Transfer Agent’s directors, officers or employees is ineligible pursuant to Section 15(b) of the Exchange Act to serve as a transfer agent or as an “associated person” (as defined in the Exchange Act) of a transfer agent, as applicable, and there is no action, proceeding or investigation pending or, to the Knowledge of Seller, threatened by any Governmental Authority that would reasonably be expected to result in the ineligibility of Transfer Agent or any of its directors, officers or employees to serve in such capacities or, to the Knowledge of Seller, would provide a basis for such ineligibility, except, in each case, where such ineligibility would not reasonably be expected to have a Material Adverse Effect.  No Acquired Company is subject to any of the disqualifying events listed in Section 506 of Regulation D under the Securities Act, and, to the Knowledge of Seller, there is no inquiry, investigation, proceeding or action pending against any such Person that could reasonably be expected to result in any such disqualifying event.

(d)                                 Except as set forth on Section 4.10(d) of the Seller Disclosure Schedule, (i) Adviser is in compliance in all material respects with (A) the applicable provisions of the Investment Advisers Act and the Investment Company Act and (B) all Applicable Laws of the jurisdictions in which Adviser acts as an investment adviser, and (ii) Transfer Agent is in compliance in all material respects with (A) the applicable provisions of the Exchange Act and (B) all other Applicable Laws of the jurisdictions in which Transfer Agent acts as a transfer agent.

(e)                                  Adviser has in effect, and at all times required by Applicable Law since January 1, 2016 has had in effect, to the extent necessary to comply in all material respects with all Applicable Laws, the following written policies and procedures reasonably designed to effectuate the purposes thereof: (i) a code of ethics and a written policy regarding insider trading and the protection of material non-public information, adopted under the Investment Advisers Act (including with respect to insider trading and personal trading under Section 204A thereof and Rule 204A-1 thereunder) and the Investment Company Act (including Section 17(j) thereof and Rule 17j-1 thereunder); (ii) a proxy voting policy as required by Rule 206(4)-6 under the Investment Advisers Act; and (iii) such other written policies and procedures required by Rule 206(4)-7 under the Investment Advisers Act.  Except as set forth in Section 4.10(e) of the Seller Disclosure Schedule, Transfer Agent has established, and at all times required by Applicable Law since it commenced operations as a transfer agent has had in place, to the extent necessary to comply in all material respects with all Applicable Laws, written policies and procedures reasonably designed to achieve compliance with the applicable Securities Laws and any Applicable Laws of self-regulatory organizations (including FINRA).  Except as set forth in Section 4.10(e) of the Seller Disclosure Schedule, since January 1, 2016, there have been no breaches or other instances of non-compliance by any Acquired Company or, to the Knowledge of Seller, its employees with respect to such procedures and policies, other than those that have been satisfactorily remedied or which, individually or in the aggregate, would not reasonably be expected to be material to such Acquired Company.

(f)                                   Except as set forth in Section 4.10(f) of the Seller Disclosure Schedule, since January 1, 2016, (i) none of the Acquired Companies is required to be registered, licensed or qualified as a bank, investment adviser, trust company, commodity trading advisor, commodity pool operator, commodity broker-dealer, futures commission merchant, transfer agent, real estate broker, introducing broker, municipal advisor, insurance company or insurance broker and (ii) no Acquired Company is required to be registered as a broker-dealer.

(g)                                  To the extent that any Acquired Company has any Advisory Client under a Non-Investment Company Advisory Agreement that is a “benefit plan investor” as defined in Section 3(42) of ERISA or a “governmental plan” within the meaning of Section 3(32) of ERISA that is subject to Laws that are substantially similar to the fiduciary responsibility provisions of Part 4, Subtitle B of Title I of ERISA (“Similar Law”) (each, a “Benefit Plan Client”), for whom such Acquired Company has investment management authority or control over the assets of such Benefit Plan Client pursuant to such applicable Non-Investment Company Advisory Agreement, such Acquired Company and, to the Knowledge of Seller, the Company Employees of such Acquired Company (in their capacity as such), have acted in compliance in all material respects with the applicable requirements of Title I of ERISA, Section 4975 of the Code and applicable Similar Law with respect to such assets or such Benefit Plan Client, and with respect to each transaction negotiated by the Acquired Company on behalf of such a Benefit Plan Client that is a

“benefit plan investor” the Acquired Company has relied upon a statutory or administrative exemption from the prohibited transaction rules of Section 406 of ERISA and Section 4975 of the Code, and is eligible to rely on such exemption.

(h)                                 Except as not prohibited under Applicable Law, since January 1, 2016, no Acquired Company has offered or given anything of value to any official of a Governmental Authority, any political party or official thereof, or any candidate for political office (i) with the intent of inducing such Person to use such Person’s influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority or to assist the obtaining or retaining of business for, or with, or the directing of business to an Acquired Company, or (ii) constituting a bribe, kickback or other illegal payment to assist any Acquired Company in obtaining or retaining business for or with any Governmental Authority.  Neither Adviser nor any covered associate of Adviser has made a contribution to an official of a government entity (as such terms are defined in Rule 206(4)-5 of the Investment Advisers Act) in excess of the de minimis limits set out under Rule 206(4)-5 of the Investment Advisers Act.

(i)                                     Since January 1, 2016, all performance records of Adviser and any Advisory Client or composites of performance records of multiple Advisory Clients (“Performance Records”) provided, presented or made available by or on behalf of Adviser to any Advisory Client or prospective advisory client or to any investor or prospective investor in any Fund complied in all material respects with Applicable Laws.  Adviser exclusively owns and has the legally enforceable exclusive right to use the Performance Records.  Adviser maintains all documentation necessary to form the basis for, demonstrate or recreate the calculation of the performance or rate of return of all portfolios that Adviser includes in any Performance Record as required by the Investment Advisers Act, rules and regulations thereunder and applicable “no-action” letters, including with respect to any portability of performance requirements.  No advertising or marketing materials published, circulated or distributed by or on behalf of Adviser to any Advisory Client or prospective advisory client (or investor in or prospective investor in any Fund) since January 1, 2016 was materially misleading or, to the extent applicable to Adviser, otherwise inconsistent with the requirements of Applicable Law in any material respects.

Section 4.11                                   Clients.

(a)                                 Advisory Clients.

(i)                                     Section 4.11(a) of the Seller Disclosure Schedule sets forth, as of the Base Date: (A) a complete and correct list of each Advisory Agreement, and the name of each Advisory Client for which Adviser is the investment adviser or sub-adviser thereunder; (B) the Base Date Assets Under Management by Adviser for each Advisory Client; (C) the Base Date Revenue Run-Rate with respect to each such Advisory Client; and (D) the Applicable Fees payable to Adviser by each such Advisory Client (other than any Affiliate Advisory Client) under the applicable Advisory Agreement.

(ii)                                  Since January 1, 2016, Adviser has provided its investment advisory services to each Advisory Client in material compliance with the Investment Advisers Act and the Investment Company Act, as applicable.

(iii)                               Each Advisory Agreement includes all provisions required by and complies in all respects with the Investment Advisers Act.

(b)                                 Transfer Agent Clients.

(i)                                     Section 4.11(b) of the Seller Disclosure Schedule sets forth: (A) a complete and correct list, as of the date hereof, of each Transfer Agent Agreement, and the name of each Transfer Agent Client for which Transfer Agent is the transfer agent thereunder; and (B) the transfer agency or other reoccurring fees payable to Transfer Agent by each such Transfer Agent Client under the applicable Transfer Agent Agreement.

(ii)                                  Since January 1, 2016, Transfer Agent has provided its transfer agency services to each Transfer Agent Client in material compliance with the Exchange Act.

Section 4.12                                   Funds.

(a)                                 Section 4.12(a)(i) of the Seller Disclosure Schedule lists each Fund.  Each Sponsored Fund is, and at all times required under Applicable Law has been, duly registered with the SEC as an investment company under the Investment Company Act. Except as set forth on Section 4.12(a)(ii) of the Seller Disclosure Schedule, as of the date hereof, Adviser does not provide investment advisory services to any pooled investment vehicles other than the Funds.

(b)                                 Each Investment Company Advisory Agreement has been duly approved and is in compliance in all material respects with Section 15 of the Investment Company Act.  Adviser is not in default under any Investment Company Advisory Agreement, except where such default would not reasonably be expected to be material to Adviser.

(c)                                  Each Sponsored Fund that is a juridical entity is duly organized, validly existing and, with respect to entities in jurisdictions that recognize the concept of “good standing”, in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate, trust, company or partnership power and authority to own its properties and to carry on its business as currently conducted, and is qualified to do business in each jurisdiction where it is required to be so qualified under Applicable Law, except where any failure to be so duly organized, validly existing, in good standing, licensed or qualified or to have such power would not reasonably be expected to be material to Adviser.

(d)                                 Except as set forth in Section 4.12(d) of the Seller Disclosure Schedule, (i) each Sponsored Fund is, and has since the later of January 1, 2016 and its inception date, operated in compliance (A) with all Applicable Laws and (B) with its respective investment policies and restrictions, as set forth in the applicable Prospectus and registration statement for such Fund, except where any failure to be in compliance would not reasonably be expected to be material to Adviser; (ii) since the later of January 1, 2016 and its inception date, each Sponsored Fund has filed all Regulatory Documents in compliance with all Applicable Laws, except where such failure would not reasonably be expected to be material to Adviser; and (iii) each Sponsored Fund has complied in all material respects with the privacy and security rules and applicable regulations promulgated under the Gramm-Leach-Bliley Act, including the giving of any required notices to investors in each of the Sponsored Funds and the safeguarding of investors’ non-public personal information.

(e)                                  The shares, units or other ownership interests of each Sponsored Fund (i) have been issued and sold in compliance with all Applicable Laws and (ii) are qualified for public offering and sale in each jurisdiction where such offers are being made to the extent required under Applicable Law, except where any failure to be in compliance or qualified would not reasonably be expected to be material to Adviser.  Except as set forth in Section 4.12(e) of the Seller Disclosure Schedule, each prospectus, statement of additional information or offering memorandum (“Prospectus”) used to offer shares or other interests in a Sponsored Fund has been prepared in compliance with the requirements of Applicable Laws and has not included an untrue statement of material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except for any failure to comply that, individually or in the aggregate, would not reasonably be expected to be material to Adviser.

(f)                                   The audited balance sheet of each Sponsored Fund as of each such Sponsored Fund’s two most recently completed fiscal years, and the related other audited financial statements for such two most recently completed fiscal years, have been prepared in accordance with GAAP and present fairly in all material respects the financial position and other financial results of such Fund at the dates and for the periods stated therein.

(g)                                  Except as set forth in Section 4.12(g) of the Seller Disclosure Schedule, there is no Proceeding pending or, to the Knowledge of Seller, threatened against any Sponsored Fund that would reasonably be expected to be material to Adviser.

(h)                                 Each Sponsored Fund has adopted and maintained at all times since the later of January 1, 2016 and its inception date as required by, and to the extent necessary to comply with, Applicable Law the following written policies and procedures reasonably designed to effectuate the purposes thereof: (i) a code of ethics pursuant to the applicable provisions of the Investment Company Act (including Section 17(j) thereof and Rule 17j-1 thereunder), (ii) written policies and procedures pursuant to Rule 38a-1 under the Investment Company Act, and (iii) anti-money laundering policies and procedures that incorporate, among other things, a written customer identification program in compliance with all Applicable Laws, except where the failure to do so would not reasonably be expected to be material to Adviser. There have been no “material compliance matters”, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, with respect to any Sponsored Fund, other than those which (A) have been reported to the board of the applicable Sponsored Fund and satisfactorily remedied or are in the process of being satisfactorily remedied, in each case, in all material respects or (B) would not be material to Adviser.  All payments by each Sponsored Fund relating to the distribution of its shares (other than payments that are not required by Applicable Law to be paid pursuant to a 12b-1 Plan) have been made in material compliance with the related 12b-1 Plan and each 12b-1 Plan adopted by each Sponsored Fund, and the operation of each such 12b-1 Plan, currently complies with Rule 12b-1 under the Investment Company Act and other Applicable Law, in each case, in all material respects.  No Sponsored Fund has paid or is paying, directly or indirectly, any amount to any Person which is primarily intended to finance the distribution of its shares, except in accordance with a 12b-1 Plan.

(i)                                     Except as disclosed in Section 4.12(i) of the Seller Disclosure Schedule: (i) for all taxable years since its inception date, each Sponsored Fund has elected to be treated as, and has qualified to be classified as, a regulated investment company taxable under Subchapter M of Chapter 1 of the Code; (ii) each Sponsored Fund has timely filed (or caused to be timely filed) all federal income and other material Tax Returns required to be filed by it (taking into account any applicable extensions or waivers) with any Taxing Authority and has timely paid (or caused to be paid) all Taxes shown on such Tax Returns and there is no currently pending or proposed in writing audit of such Tax Returns; and (iii) there are no outstanding waivers or comparable consents given by any Sponsored Fund regarding the application of the statute of limitations with respect to material Taxes.

(j)                                    Except as disclosed in Section 4.12(j) of the Seller Disclosure Schedule, none of Adviser or any Sponsored Fund has been the recipient of any exemptive order or no-action letter upon which a Sponsored Fund currently relies for the operation of its business. Seller has made available to Buyer a true and complete copy of each exemptive order or no-action letter listed in Section 4.12(j) of the Seller Disclosure Schedule, and Adviser and/or such Sponsored Fund, as applicable, is in compliance in all material respects with such exemptive orders or no-action letters, as applicable.

Section 4.13                                   Insurance.  Each insurance policy and bond covering the Acquired Companies or any of their assets, properties or employees is in full force and effect, all premiums due and payable thereon have been paid.  No Acquired Company has since January 1, 2016 received written (or to the Knowledge of Seller, oral) notice from any insurer or agent of any intent to cancel any such insurance policy or bond or otherwise been denied by an insurer thereunder.  A complete and accurate list of such insurance policies and bonds is set forth in Section 4.13 of the Seller Disclosure Schedule and complete and correct copies thereof have been made available to Buyer.

Section 4.14                                   Employees; Employee Benefit Plans.

(a)                                 Section 4.14(a) of the Seller Disclosure Schedule lists all material Plans and separately identifies each Parent Plan and each Acquired Company Plan.  With respect to each Acquired Company Plan, Seller has made available to Buyer complete and correct copies, to the extent applicable, of (i) all plan and trust documents, including amendments, insurance contracts, material employee communications and schedules, and the most recent summary plan description, (ii) the most recent annual report (Form 5500 series), (iii) the most recent IRS determination letter, (iv) the most recent annual financial and actuarial reports of each Acquired Company Plan, and (v) the most recent written results of all required compliance testing, and, with respect to each material Parent Plan, Seller has made available to Buyer summaries of the material terms of each such Parent Plan.

(b)                                 Except as would not reasonably be expected to have a Material Adverse Effect, each Parent Plan (and any related trust or other funding vehicle) has been maintained and administered in compliance with its terms, the applicable requirements of ERISA, the Code and any other Applicable Law.

(c)                                  Except as set forth on Section 4.14(c) of the Seller Disclosure Schedule, the execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the Transactions will not (alone or in combination with any other event) result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director or independent contractor of the Acquired Companies or any increased or accelerated funding obligation with respect to any Plan.  No payment or deemed payment by the Acquired Companies will arise or be made as a result (alone or in combination with any other event) of the execution, delivery and performance of this Agreement by Seller, or the consummation by Seller of the Transactions, that would not be deductible pursuant to Section 280G of the Code.

(d)                                 No Acquired Company is a party to or is otherwise bound by any collective bargaining agreement in respect of the Company Employees, and there are no labor unions or other organizations or groups representing or, to the Knowledge of Seller, purporting to represent any Company Employees.  There is no labor strike, dispute, slow down, work stoppage or unresolved material labor union grievance or labor arbitration proceedings, pending, or to the Knowledge of Seller, threatened against any Acquired Company with respect to any Company Employee, nor have any such events occurred since January 1, 2016.  To the Knowledge of Seller, there is no pending union-organizing activity or labor unions attempting to represent any Company Employees.  The Acquired Companies are currently, and have since January 1, 2016 been, in material compliance with Applicable Laws relating to the employment of labor, and there is currently no material outstanding liability with respect to any non-compliance with Applicable Laws relating to employment or labor.

(e)                                  Each Acquired Company Plan (and any related trust or other funding vehicle) has been established, maintained, funded, operated and administered in compliance in all material respects with its terms, the applicable requirements of ERISA, the Code and any other Applicable Law.  No Acquired Company Plan is presently under audit or examination (nor has written notice of a potential audit or examination been received) by any Governmental Authority.  There are no material claims or disputes pending, or to the Knowledge of Seller, threatened with respect to any Acquired Company Plan (including claims against the assets of any of the trusts under such Acquired Company Plans or against the plan sponsor, plan administrator or any plan fiduciary), other than claims for benefits in the Ordinary Course of Business. None of Buyer, the Acquired Companies or their respective Affiliates will have any liabilities in respect of any Parent Plan or any other employee benefit plan maintained, sponsored or contributed to by Seller and its Affiliates from and after the Closing, except to the extent provided in Section 6.10.

(f)                                   None of the Acquired Company Plans is a plan that is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 or 4971 of the Code, covers employees outside of the United States, or is a plan that is intended to be qualified under Section 401(a) of the Code.  The Acquired Companies do not contribute to or have any obligation to contribute to, nor have the Acquired Companies ever contributed to or had any obligation to contribute to, or otherwise have any material liability with respect to, any multiemployer plan.  Neither Seller nor any ERISA Affiliate has ever incurred any liability under, arising out of or by operation of Title IV of ERISA in respect of any Acquired Company Plan (other than liability for premiums to the Pension Benefit Guaranty Corporation in the ordinary course).  The Acquired Companies do not have any obligations for retiree health or life insurance benefits, except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other Applicable Law or at the expense of the participant or the participant’s beneficiary.

(g)                                  Section 1.1-CE and Section 1.1-FE of the Seller Disclosure Schedule include the following information with respect to the Company Employees and the Vendor Employees, respectively: (i) current annual base salary (including stipends), (ii) outstanding short-term and long-term incentive compensation opportunities awarded on or after January 1, 2017, including, to the extent available, any outstanding long-term incentive compensation opportunities for any performance period for which less than one (1) full calendar year has been completed prior to the Closing Date and the previous two payments made in respect of the USAA Management Company Variable Pay Program, (iii) years of continuous service since the most recent hire date, and (iv) work location.  To the Knowledge of Seller, the services provided by the Company Employees and the Vendor Employees as of the date hereof constitute all of the services reasonably required to conduct and operate the Business in all material respects in the same manner as conducted as of the date hereof.

Section 4.15                                   Acquired Company Tax Representations.

(a)                                 Except as set forth on Section 4.15(a) of the Seller Disclosure Schedule, all income and other material Tax Returns required to be filed by the Acquired Companies have been duly and timely filed.  All Taxes (whether or not shown as due on such Tax Returns) required to be paid with respect to, or that would give rise to an Encumbrance (other than a Permitted Encumbrance) on the assets of, the Acquired Companies have been duly and timely paid or are being contested in good faith.  Except as set forth on Section 4.15(a) of the Seller Disclosure Schedule, all material amounts required to be withheld by the Acquired Companies in connection with any amounts paid or owing to any Company Employee, independent contractor, creditor, equity holder or other third party for Taxes have been duly and timely withheld and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or set aside in accounts for such purpose, or accrued, reserved against and entered on the books and records of the applicable Acquired Company.

(b)                                 Except as set forth on Section 4.15(b) of the Seller Disclosure Schedule (i) no written agreement waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any material Taxes, in each case, currently in effect, of any of the Acquired Companies, and no written power of attorney with respect to any such Taxes has been filed or entered into with any Governmental Authority, (ii) no Tax Returns of any of the Acquired Companies are under audit, examination or investigation by any Governmental Authority and (iii) no Governmental Authority has asserted in writing any deficiency, adjustment or claim with respect to Taxes against any of the Acquired Companies that has not been resolved with respect to any taxable period for which the period of assessment or collection remains open.

(c)                                  Except as set forth on Section 4.15(c) of the Seller Disclosure Schedule, none of the Acquired Companies (i) has received or applied for a material Tax ruling or entered into a material closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or non-U.S. Law), in either case that would be binding upon any of the Acquired Companies after the Closing Date, (ii) is, or during any taxable period for which the period of assessment or collection remains open has been, a member of any affiliated, consolidated, combined or unitary group (other than any such group consisting only of the Acquired Companies or a subset thereof of which the common parent of the group is Seller Parent or an Affiliate thereof) for purposes of filing income Tax Returns or (iii) has any liability for the Taxes of any Person other than the applicable Acquired Companies under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law.

(d)                                 Except to the extent that solely because of a breach of a representation or warranty contained in this Article 4, Seller and Buyer would not be able to join in making an election under Code Section 338(h)(10) with respect to Buyer’s purchase of the Shares pursuant to this Agreement, (i) this Section 4.15, Section 4.14 and Section 4.12(i) contain the sole and exclusive representations made by Seller relating to Taxes and Tax Returns regarding the Acquired Companies and (ii) no representation or warranty contained in this Agreement shall be deemed to apply directly or indirectly with respect to any taxable period (or portion thereof) that begins on or after the Closing Date, nor be deemed to represent the amount, sufficiency, or usability of any net operating loss, capital loss, Tax basis, or other Tax attribute in a taxable period (or portion thereof) beginning on or after the Closing Date.

(e)                                  No claim has been made by any Taxing Authority in a jurisdiction where any of the Acquired Companies has not filed a Tax Return that any of the Acquired Companies is or may be subject to Tax by such jurisdiction, nor to the Knowledge of Seller is any such assertion threatened.

(f)                                   None of the Acquired Companies has participated in a “listed transaction” required to be disclosed pursuant to Treasury Regulations § 1.6011-4(b) or any predecessor thereof.

Section 4.16                                   Intellectual Property.

(a)                                 Section 4.16(a) of the Seller Disclosure Schedule lists all Patents, Trademarks, and Copyrights that are, as of the date hereof, registered, or subject to a pending application, with any Governmental Authority by an Acquired Company.

(b)                                 Each item of Company Intellectual Property is either (i) owned by the applicable Acquired Company free and clear of all Encumbrances other than Permitted Encumbrances, or (ii) subject to a valid and enforceable license or other right to use granted to the applicable Acquired Company with respect to such Company Intellectual Property for use in the conduct of the Business as currently conducted.

(c)                                  Except (i) as disclosed in Section 4.16(c) of the Seller Disclosure Schedule and (ii) for any Company Intellectual Property provided to Buyer and/or any Acquired Company as a service after the Closing pursuant to (and in accordance with the terms and conditions of) the Transition Services Agreement, or licensed to Buyer and/or any Acquired Company as of the Closing pursuant to (and in accordance with the terms and conditions of) the Transitional Trademark License Agreement or this Agreement (including the license set forth in Section 6.15(b)), (A) as of the Closing, the Company Intellectual Property will be all of the Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted in all material respects, and (B) the consummation of the Transactions does not and will not materially conflict with, materially alter, or materially impair any Acquired Company’s ownership of or right to use any of the Company Intellectual Property, as the case may be.

(d)                                 No current or former Company Employee, contractor or consultant of an Acquired Company owns any rights in or to any of the material Company Intellectual Property owned by or, to the Knowledge of Seller, licensed to any Acquired Company.

(e)                                  Except as set forth in Section 4.16(e) of the Seller Disclosure Schedule, (i) to the Knowledge of Seller, (A) neither any Acquired Company nor the conduct of the Business has, in any material respect, infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Intellectual Property of any Person and (B) no Person is infringing, violating or misappropriating the rights of an Acquired Company in any Company Intellectual Property owned by such Acquired Company or any Affiliate of such Acquired Company that is material to the Business as currently conducted; and (ii) no claims of infringement or misappropriation, or any other claims that challenge or question the ownership or validity of any material Company Intellectual Property owned by an Acquired Company or any Affiliate of such Acquired Company, have been asserted in writing by any Person against an Acquired Company or any Affiliate of such Acquired Company, in the case of this clause (ii), which would reasonably be expected to have a Material Adverse Effect.

(f)                                   Each Acquired Company has taken commercially reasonable steps to maintain and protect all non-public Company Intellectual Property owned by such Acquired Company and, to the extent such Acquired Company is contractually obligated to do so, all Company Intellectual Property owned by any third Person.  To the Knowledge of Seller, no software source code owned by any Acquired Company or owned by any Affiliate of such Acquired Company that is material to its Business, has been disclosed, delivered, licensed, or otherwise made available to any Person (other than to employees, consultants and contractors under confidentiality obligations), and no Acquired Company or, to the Knowledge of Seller, any Affiliate of such Acquired Company has an obligation (whether actual or contingent) to disclose, deliver, license or otherwise make available any such software source code.

(g)                                  Since January 1, 2016, (i) there have been no failures, breakdowns or continued substandard performance of any software, systems, servers, websites, circuits, networks, interfaces, platforms, computers, hardware, databases, cable, networking, call centers, equipment or any other technology or infrastructure assets or services owned or controlled by any Acquired Company that is used to process, store, maintain, transmit or operate any data, information or functions used in connection with the Business (the “Business Systems”) which in each case have caused any material disruption to or material interruption of the Business, and (ii) to the Knowledge of Seller, there have not been any material unauthorized intrusions or breaches of the security of any of the Business Systems.

(h)                                 The Acquired Companies (i) are in compliance in all material respects with all Applicable Laws and contractual requirements pertaining to data protection and information privacy, security, disclosure and breach notification and, since January 1, 2016, have been in compliance in all material respects with all privacy policies by which any of them is bound, (ii) use commercially reasonable efforts to protect the secrecy of data and non-public information that they collect, process, store, use, maintain or transmit (or a third Person collects, processes, stores, uses, maintains or transmits on their behalf) and to prevent unauthorized access to or use or disclosure of such data or non-public information by any other Person, (iii) except as set forth in Section 4.16(h)(iii) of the Seller Disclosure Schedule, have not, since January 1, 2016, had, or to the Knowledge of Seller, has any third Person working on behalf of an Acquired Company had, any incident resulting in the unauthorized access to or use, disclosure, modification or loss of any non-public personal information in an Acquired Company’s possession or control, and (iv) are not, and since January 1, 2016 have not been, subject to any enforcement action, litigation, complaint, investigation, or any other proceeding initiated by any other Person alleging any violation of Applicable Laws, contractual requirements, or privacy policies related to an Acquired Company’s collection, use, or disclosure of non-public personal information or any security incident involving non-public personal information.

Section 4.17                                   Real Estate; Sufficiency of Assets.

(a)                                 No Acquired Company owns, or has ever owned, any real property.  Section 4.17(a) of the Seller Disclosure Schedule lists all real estate leases, subleases, licenses, options or other occupancy agreements, together with any amendments, modifications or supplements thereto, to which any Acquired Company is a party (the “Leases”).  True and complete copies of the Leases have been delivered or made available to Buyer.  There exists no material default or condition, or any state of facts or event, which, with the passage of time or giving of notice or both, would constitute a material default in the performance of its obligations under any of the Leases by the applicable Acquired Company party to such Lease or, to the Knowledge of Seller, by any other party to any of the Leases.  None of the Acquired Companies has received any written notice from the other party to any Lease of the termination or proposed termination thereof or that any Acquired Company is in breach in any material respect of its obligations under its respective Leases.  There have been no assignments, subleases or licenses with respect to any of the Leases or the real property that are used by either of the Acquired Companies subject thereto.  Except as set forth on Section 4.17(a) of the Seller Disclosure Schedule, no Acquired Company has agreed to purchase or lease, or is obligated to purchase or lease, any real property from a third party.

(b)                                 Except as set forth on Section 4.17(b) of the Seller Disclosure Schedule and in the Transition Services Agreement and the Transitional Trademark License Agreement and except as contemplated by Section 6.15, Section 6.19 and Section 6.20, the Acquired Companies have valid title to, or a valid leasehold interest in, or otherwise have legal right to use, all of the respective material rights, properties and assets used in the Business.  Except as set forth on Section 4.17(b) of the Seller Disclosure Schedule and in the Transition Services Agreement and the Transitional Trademark License Agreement, the Business is conducted solely through the Acquired Companies and neither Seller nor Seller Parent owns, directly or indirectly, any interest in, or operates or controls any Person that engages in, a Competitive Business, other than the Acquired Companies.

Section 4.18                                   Contracts with Affiliates.  Section 4.18 of the Seller Disclosure Schedule lists all Contracts to which an Acquired Company, on the one hand, and Seller or any of its Affiliates (other than the Acquired Companies), on the other hand, are parties or are otherwise bound (collectively, the “Affiliate Contracts”).  Except as disclosed on Section 4.18 of the Seller Disclosure Schedule or as provided under Section 6.15, Section 6.19 and Section 6.20, the Transition Services Agreement or the Transitional Trademark License Agreement, none of Seller or any of its Affiliates (other than the Acquired Companies) has engaged in any material transaction, arrangement or understanding with any Acquired Company since January 1, 2016 (other than payments made to, and other compensation provided to, directors, officers or employees in the Ordinary Course of Business) (collectively, “Affiliate Arrangements”).

Section 4.19                                   No Broker.  Except for Goldman Sachs & Co., no broker, finder, or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, Seller or any Acquired Company or any of their Affiliates in connection with this Agreement, the Ancillary Agreements or the Transactions.

Section 4.20                                   Anti-Corruption; Anti-Money Laundering; Sanctions.  Each Acquired Company and each Acquired Company’s respective directors, officers, employees, and agents, to the extent such are acting on behalf of the Acquired Companies, and, to the Knowledge of Seller, each other Person acting for or on behalf of the Acquired Companies is, and since January 1, 2016 has been, in compliance in all material respects with (i) the U.S. Foreign Corrupt Practices Act, as amended from time to time and any other applicable U.S. or foreign anti-corruption or anti-bribery laws and all rules and regulations promulgated thereunder, (ii) the Applicable Laws, regulations and executive orders administered by the U.S. Department of the Treasury, Office of Foreign Assets Control and (iii) all applicable anti-money laundering Laws and regulations.

Section 4.21                                   No Other Representations and Warranties.  Except for the representations and warranties expressly set forth in this Article 4 and in Article 3 and Section 11.15(b) of this Agreement or in any Ancillary Agreements, none of Seller or any other Person on behalf of Seller makes or shall be deemed to make any representation or warranty to Buyer or any other Person with respect to Seller, the Acquired Companies or the Transactions, express or implied, at law or in equity, and Seller by this Agreement disclaims any such representation or warranty, whether by Seller or any other Person, notwithstanding the delivery or disclosure to Buyer or any of its officers, directors, employees, agents or representatives or any other Person of any documentation or other information by Seller or any other Person with respect to any one or more of the foregoing.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer represents and warrants to Seller as follows:

Section 5.1                                          Organization and Related Matters.  Buyer is a corporation, duly organized and validly existing under the Laws of Delaware.  Buyer has the requisite organizational power and authority to carry on its business substantially in the manner as it is now being conducted and to own, lease and operate all of its properties and assets.  Buyer is duly licensed or qualified to do business in each jurisdiction in which the nature of the business being conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of Buyer to timely complete the Transactions or timely perform its obligations hereunder (a “Buyer Material Adverse Effect”).

Section 5.2                                          Authority; No Violation.

(a)                                 Buyer has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the Transactions.  The execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is or will be a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation of the Transactions by Buyer have been duly authorized by all requisite action of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is or will be a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation of the Transactions by Buyer. This Agreement has been (and the execution and delivery of each of the Ancillary Agreements to which Buyer will be a party will be) duly executed and delivered by Buyer and constitutes (and each such Ancillary Agreement when so executed and delivered by Buyer will constitute) a valid, legal and binding agreement of Buyer (assuming that this Agreement has been, and the Ancillary Agreements to which Buyer is a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against Buyer in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

(b)                                 Assuming the accuracy of the representations and warranties of Seller set forth in Section 3.2(b), no notices to, filings with or authorizations, consents or approvals of any Governmental Authority are necessary for the execution, delivery or performance by Buyer of this Agreement or any of the Ancillary Agreements to which Buyer is a party or the consummation by Buyer of the Transactions, except for (i) compliance with and filings under the HSR Act and any other applicable Competition Laws and (ii) those the failure of which to obtain or make would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.3                                          Non-Contravention.  The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which Buyer is or will be a party and the performance of its obligations hereunder and thereunder (including the consummation of the Transactions) do not (a) conflict with or violate any provision of the Organizational Documents of Buyer, (b) assuming all consents, approvals and authorizations contemplated by Section 3.2(b) and Section 5.2(b) have been obtained and all filings described therein have been made, conflict with or violate in any material respect any Applicable Law with respect to Buyer, (c) require any consent of or other action by any Person under, or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any material Contract to which Buyer is a party or (d) except as contemplated by this Agreement, result in the creation or imposition of any Encumbrance on any asset of Buyer (other than Permitted Encumbrances), except, in the case of clauses (b), (c) and (d), as would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.4                                          Availability of Funds.  Attached hereto as Exhibit E is a true and complete fully-executed copy of the debt commitment letter, dated as of the date hereof (as amended, restated, replaced, supplemented or otherwise modified or waived in accordance with Section 6.16, and including all exhibits, annexes, schedules and term sheets attached thereto, the “Commitment Letter”), among Barclays Bank PLC, Royal Bank of Canada and Buyer, pursuant to which the Financing Sources have committed to provide or cause to be provided debt financing in the amounts set forth therein to Buyer in connection with the Transactions (the “Financing”), and each fully-executed fee letter related thereto (collectively, the “Fee Letter”), which Fee Letter may be redacted to omit fee amounts and economic terms, but in any event, may not be redacted with respect to any condition precedent or contingency to the funding of the Financing.  As of the date hereof, the Commitment Letter and the Fee Letter constitute all of the agreements and Contracts entered into between each of the Financing Sources and/or their respective Subsidiaries, on the one hand, and Buyer and/or its Affiliates, on the other hand, with respect to the financing arrangements contemplated thereby.  There are (x) no conditions precedent, “flex” provisions or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Commitment Letter and the Fee Letter, and (y) no other contingencies or rights that would permit the parties to the Commitment Letter to reduce the total amount of the Financing contemplated by the Commitment Letter, other than as expressly set forth in the Commitment Letter and the Fee Letter.  As of the date hereof, each of the Commitment Letter and the Fee Letter is in full force and effect and constitutes the legal, valid and binding obligation of Buyer and, to the Knowledge of Buyer, each of the other parties thereto except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.  As of the date hereof, the Commitment Letter has not been modified or amended in any respect (and no such amendment or modification is contemplated other than joinder documentation to the Commitment Letter relating solely to the appointment of additional agents, co-agents, arrangers, bookrunners, managers, or other roles in respect of the Financing) and none of the respective commitments contained in the Commitment Letter have been withdrawn, terminated or rescinded.  As of the date hereof, (i) neither Buyer nor any of its Affiliates is in breach of the Commitment Letter and (ii) to the Knowledge of Buyer, none of the other parties thereto is in breach of the Commitment Letter, in either case, in a manner that could materially adversely affect the availability of the Financing.  As of the date hereof, Buyer has no reason to believe that the Financing contemplated by the Commitment Letter will not be available as of the Closing and, to the Knowledge of Buyer, there are no facts or circumstances that are reasonably likely to materially adversely affect the availability of the Financing.  Buyer has paid in full any and all commitment fees and/or other fees required to be paid on or prior to the date hereof under the terms of the Commitment Letter and will pay all other commitment fees and/or other fees required to be paid under the terms of the Commitment Letter as they become due.  Upon the funding of the Financing in accordance with the Commitment Letter, the proceeds of the Financing shall be sufficient, together with cash on hand of Buyer and its Subsidiaries, to consummate the Transactions, including to pay the Closing Purchase Price and all fees and expenses of Buyer related to the Transactions that are required to be paid on the Closing Date and to satisfy all other payment obligations of Buyer contemplated by this Agreement and any Ancillary Agreement. Notwithstanding anything to the contrary, in no event shall the receipt by Buyer or any of its Affiliates of the Financing, or the availability of any other funds or financing to Buyer or any of its Affiliates, be a condition to Buyer’s obligation to consummate the Transactions.

Section 5.5                                          Legal Proceedings.  There are no Proceedings that are pending or, to the Knowledge of Buyer, threatened against or relating to Buyer or any of its respective properties, assets or businesses that would reasonably be expected to have a Buyer Material Adverse Effect.  There is no Order imposed upon Buyer or any of its respective properties, assets or businesses that would reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.6                                          Purchase for Investment.  Buyer is acquiring the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.  Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.  Buyer acknowledges that the Shares have not been registered under the Securities Act or any state securities Laws, and agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable.

Section 5.7                                          No Broker.  Except for the investment banking firm previously disclosed by Buyer to Seller, whose fee will be borne by Buyer, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from Buyer or any of its Affiliates in connection with this Agreement, the Ancillary Agreements or the Transactions.

Section 5.8                                          Certain Regulatory Matters.  None of Buyer or any of its Affiliates that is an investment adviser subject to the Investment Advisers Act (a “Buyer Adviser”) nor, to the Knowledge of Buyer, any of its or their respective directors, officers or employees is ineligible pursuant to Section 9(a) or Section 9(b) of the Investment Company Act to serve as an investment adviser, depositor or principal underwriter to a registered investment company, nor is there any action, proceeding or investigation pending or, to the Knowledge of Buyer, threatened by any Governmental Authority that would result in the ineligibility of Buyer, any Buyer Adviser or any of its or their respective directors, officers or employees to serve in any such capacities, except, in each case, where such ineligibility would not reasonably be expected to have a Buyer Material Adverse Effect.  None of Buyer or any Buyer Adviser nor, to the Knowledge of Buyer, any of its or their respective directors, officers or employees is ineligible pursuant to Section 203(e)-(f) of the Investment Advisers Act to serve as a registered investment adviser or as an “associated person” (as defined in the Exchange Act) of a registered investment adviser, nor is there any action, proceeding or investigation pending or, to the Knowledge of Buyer, threatened by any Governmental Authority that would reasonably be expected to result in the ineligibility of Buyer, any Buyer Adviser or any of its or their respective directors, officers or employees to serve in such capacities or, to the Knowledge of Buyer, that would provide a basis for such ineligibility, except, in each case, where such ineligibility would not reasonably be expected to have a Buyer Material Adverse Effect.  None of Buyer, any Buyer Adviser, nor, to the Knowledge of Buyer, any Buyer Sub-TA or any of its or their respective directors, officers or employees is ineligible pursuant to Section 15(b) of the Exchange Act to serve as a transfer agent or as an “associated person” (as defined in the Exchange Act) of a transfer agent, as applicable, and there is no action, proceeding or investigation pending or, to the Knowledge of Buyer, threatened by any Governmental Authority that would reasonably be expected to result in the ineligibility of Buyer, any Buyer Adviser or any of its or their respective directors, officers or employees to serve in such capacities or, to the Knowledge of Buyer, that would provide a basis for such ineligibility, except, in each case, where such ineligibility would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.9                                          Disclaimer Regarding Projections.  Buyer, or any of its respective agents, directors, officers, employees, representatives, financing sources or Affiliates, may be in possession of certain projections and other forecasts regarding the Acquired Companies, including projected financial statements, forecasts, estimates, plans, budgets of or relating to future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Acquired Companies, or similar materials (and further, such projections and forecasts may be hereafter made available to Buyer, or any of its respective agents, directors, officers, employees, representatives, financing sources or Affiliates).  Buyer acknowledges and agrees that (a) there are substantial uncertainties inherent in attempting to make such projections and other forecasts and plans, and Buyer is familiar with such uncertainties, (b) Buyer is not relying on such projections and other forecasts and plans, and (c) Buyer shall not have any Claim against any Person with respect thereto.  Accordingly, Buyer acknowledges that, without limiting the generality of Section 4.21 and Section 5.10, none of Seller, nor any other Person on behalf of Seller, makes or shall be deemed to make any representation or warranty to Buyer or any other Person, express or implied, at law or in equity, with respect to such projections and other forecasts and plans.

Section 5.10                                   Investigation; No Additional Representations.  In entering into this Agreement, Buyer acknowledges and agrees that it (a) has conducted its own independent investigation, review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Acquired Companies, (b) has had access to the books, records, facilities and personnel of the Acquired Companies, and has been furnished with or given full access to such information about the Acquired Companies and their respective businesses and operations as it has reasonably requested, and (c) has such knowledge and experience as to be aware of the risks and uncertainties inherent in the purchase of interests of the type contemplated by this Agreement.  Buyer acknowledges and agrees that, (i) except for the representations and warranties expressly set forth in Article 3 and Article 4 herein (as qualified by the Seller Disclosure Schedule) or in any Ancillary Agreement, none of Seller or any other Person on behalf of Seller makes or shall be deemed to make any representation or warranty to Buyer or any other Person with respect to Seller, the Acquired Companies or the Transactions, express or implied, at law or in equity, and Seller by this Agreement disclaims any such representation or warranty, whether by Seller or any other Person, notwithstanding the delivery or disclosure to Buyer or any of its officers, directors, employees, agents or representatives or any other Person of any documentation or other information by Seller or any other Person with respect to any one or more of the foregoing and (ii) except for the representations and warranties expressly set forth in Section 11.15(b), none of Seller Parent or any other Person on behalf of Seller Parent makes or shall be deemed to make any representation or warranty to Buyer or any other Person with respect to Seller Parent, express or implied, at law or in equity, and Seller Parent by this Agreement disclaims any such representation or warranty, whether by Seller Parent or any other Person, notwithstanding the delivery or disclosure to Buyer or any of its officers, directors, employees, agents or representatives or any other Person of any documentation or other information by Seller Parent or any other Person with respect to any one or more of the foregoing.  Without limiting the foregoing, Buyer acknowledges and agrees that except for the representations and warranties expressly set forth in Article 3, Article 4 and Section 11.15(b), in each case as qualified by the Seller Disclosure Schedule, or contained in any Ancillary Agreement, neither Buyer nor any Non-Contracting Buyer Party has relied on any other representations, warranties or statements (including by omission) of any kind or nature of or relating to Seller, the Acquired Companies or Seller Parent or any of their respective businesses or otherwise in connection with this Agreement or the Transactions.

ARTICLE 6

COVENANTS

Section 6.1                                          Conduct of Business by the Acquired Companies.

(a)                                 During the Interim Period, except as required or permitted by this Agreement, as set forth in Section 6.1(a) of the Seller Disclosure Schedule, or with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed with respect to clauses (v), (vii), (viii), (ix), (x), (xii)(B), (xiii), (xiv), (xv) of this Section 6.1(a) and, with respect to the foregoing listed clauses, Section 6.1(a)(xix)) (x) Seller shall cause each of the Acquired Companies to (1) carry on its Business in all material respects in the Ordinary Course of Business, (2) use commercially reasonable efforts to preserve its present business organization and material business relationships (including with its clients and vendors but excluding employees which are covered in Section 6.10(a)), (3) use commercially reasonable efforts to maintain its assets and properties, (4) maintain its books and records in the Ordinary Course of Business and (5) use commercially reasonable efforts to preserve the goodwill of its Business, and (y) without limiting the generality of the foregoing, Seller shall cause each of the Acquired Companies not to (and solely with respect to clause (ix) of this Section 6.1(a), Seller shall not and shall cause its Affiliates not to), directly or indirectly:

(i)                                     amend its Organizational Documents (including by merger, consolidation or otherwise);

(ii)                                  merge with or into or consolidate with, or agree to merge with or into or consolidate with, any other Person;

(iii)                               subdivide or reclassify any of its ownership interests, or change or agree to change in any manner the rights of its ownership interests, or liquidate (whether partially or completely), dissolve, restructure, reorganize or adopt a plan or agreement with respect to such liquidation, dissolution, restructuring or reorganization;

(iv)                              authorize, issue, deliver, sell, redeem, split, combine, repurchase or otherwise acquire, any Equity Right, capital stock or other ownership interest in itself;

(v)                                 declare or pay any dividend or make any distribution in respect of any of its Shares, other than dividends and distributions in cash;

(vi)                              incur, create, guarantee, assume or otherwise become liable for or forgive any Indebtedness, other than the incurrence, creation, guarantee, assumption or otherwise becoming liable for Indebtedness for borrowed money (A) that is incurred in the Ordinary Course of Business in an amount that is $5,000,000 or less or (B) solely between the Acquired Companies in the Ordinary Course of Business and that is cancelled or terminated without ongoing liability or obligation to either Acquired Company prior to the Closing;

(vii)                           except as required to conform with GAAP or changes in Applicable Law, make any material change in its accounting methods, policies or practices or change its fiscal year;

(viii)                        divest, sell, transfer, lease, offer to sell, abandon or make any other disposition of, or encumber (other than any Permitted Encumbrance) any of its assets with a fair value in excess of $2,500,000 in the aggregate, other than obsolete assets disposed of in the Ordinary Course of Business, and other than the payment of dividends and distributions in cash;

(ix)                              (A) sell, assign, transfer, license, offer to sell, abandon, cancel, permit to lapse or enter the public domain or make any other disposition of any material Company Intellectual Property owned by any Acquired Company, other than granting non-exclusive licenses in the Ordinary Course of Business, or (B) sell, assign, transfer or exclusively license any Intellectual Property of Seller or its Affiliates to be licensed to Buyer or its Affiliates hereunder or the Transitional Trademark License Agreement or required to provide the services under the Transition Services Agreement;

(x)                                 amend, transfer, renew, waive any material rights under, modify or cancel or terminate (except for a termination resulting from the expiration of a Contract in accordance with its terms) any Material Contract or enter into any new Contract that would have been a Material Contract had it been in effect as of the date hereof, in each case, other than in the Ordinary Course of Business;

(xi)                              acquire, including by way of merger, consolidation or purchase of any capital stock or assets, in each case, for consideration greater than $2,500,000, any business of another Person;

(xii)                           (A) make or change any material election in respect of Taxes that shall affect Buyer’s ability to make a 338(h)(10) election, or (B) make or change any other election in respect of Taxes, settle or compromise any Tax liability, file or amend any Tax Return, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, in each case, other than with respect to any Combined Tax Return;

(xiii)                        except (A) to the extent required by Applicable Law, (B) to the extent required by any Plan as in effect on the date of this Agreement, (C) with respect to employees who are not Company Employees or Vendor Employees or (D) as contemplated by this Agreement, (1) grant any material increase in the compensation, benefits or severance pay to any Company Employee, Vendor Employee or other individual service provider of any Acquired Company other than (x) the grant of any retention bonus, transaction bonus, or other similar payment payable on or prior to the Closing that is otherwise a Covered Transaction Cost and (y) any increase in base compensation that is made in the Ordinary Course of Business to a Company Employee or a Vendor Employee, provided that the aggregate amount of such increases do not exceed 3.25% of base compensation for all Company Employees and Vendor Employees as of the date hereof; provided, further, that Seller will promptly inform Buyer of any retention, transaction or similar payments granted pursuant to clause (1)(x) hereof, (2) accelerate the vesting or payment of any compensation or benefits of any Company Employee or Vendor Employee or other individual service provider of any Acquired Company, (3) enter into, materially amend or terminate any Acquired Company Plan (or any plan, program, agreement or arrangement that would be an Acquired Company Plan if in effect on the date hereof) other than (w) as expressly permitted pursuant to clause (1) above, (x) to conduct annual renewal and reenrollment of health and welfare plans in the Ordinary Course of Business, (y) as would not increase the costs to any Acquired Company by more than 5% (for each change), or (z) in connection with new hires made in accordance with subsection (6) hereof, (4) fund any payments or benefits that are payable or to be provided to any Company Employee or other individual service provider of any Acquired Company under any Plan, (5) terminate without “cause” any Company Employee, Vendor Employee or other individual service provider of any Acquired Company with an annual base compensation in excess of $150,000, (6) hire any new employee of any Acquired Company with annual base compensation in excess of $150,000, (7) make any loan to any present or former Company Employee or other individual service provider of any Acquired Company (other than advancement of expenses in the Ordinary Course of Business), (8) enter into, amend or terminate any collective bargaining agreement in respect of any Company Employees or Vendor Employees, except as required by Applicable Law, or (9) transfer the employment of any Company Employee to Seller or its Affiliates (other than an Acquired Company) or accept the transfer to an Acquired Company of any employee of Seller or its Affiliates (other than the Acquired Companies) who is not a Company Employee;

(xiv)                       make or incur any capital expenditures in excess of $1,000,000 in the aggregate (except for capital expenditures (A) incurred solely by USAA or its Affiliates (other than the Acquired Companies) and for which Buyer or the Acquired Companies are charged in accordance with the Transition Services Agreement following the Closing or Section 6.23, or (B) incurred by the Acquired Companies and that are either paid in full prior to the Closing or included as current liabilities on the balance sheets of the Acquired Companies and accounted for in the calculation of Closing Date Net Working Capital);

(xv)                          commence or settle, or agree to the entry of any Order with respect to, any Proceeding against or involving the Acquired Companies, in each case, where the amount involved in such Proceeding, or where the payment of any amounts by an Acquired Company in accordance with such settlement or Order (exclusive of such Acquired Company’s costs and expenses), is in excess of $1,000,000;

(xvi)                       make advances or capital contributions to, or investments in, any other Person (except for the Funds);

(xvii)                    enter into any new line of business;

(xviii)                 recommend to the Fund Boards the dissolution or termination, or material changes to the structure or strategy (including the termination, removal or replacement of any sub-advisor), or any material fee waivers or similar modifications, of any Fund or launch a commingled fund or any other similar vehicle or product, or voluntarily divest itself of management of the Funds or any Advisory Client; provided, however, that the foregoing shall in no event restrict, or be construed or deemed to restrict, in any manner the taking of any such action by any Fund Board or Fund or the ability of Adviser to exercise its fiduciary duties or obligations under Applicable Law; or

(xix)                       agree or commit to do, or authorize, any of the foregoing.

(b)                                 Nothing contained in Section 6.1(a) is intended to give Buyer the right to control or direct the operations of the Acquired Companies prior to the Closing.  Prior to the Closing, Seller and each Acquired Company shall exercise, consistent with the terms and conditions of this

Agreement, complete control and supervision over such Acquired Company’s operations, as applicable.

(c)                                  Immediately prior to the Closing, the Acquired Companies shall dividend or distribute Cash, other than Cash required (based on Seller’s good faith estimate of the Net Working Capital Adjustment Amount set forth in the Seller Statement) for the Acquired Companies to have Closing Date Net Working Capital equal to Target Net Working Capital.

Section 6.2                                          Advisory Agreement Consents.

(a)                                 Fund Approvals. Subject to Section 1.1-RRR of the Seller Disclosure Schedule, Seller shall cause Adviser to, as soon as reasonably practicable following the date hereof, use its reasonable best efforts to solicit each Fund Board (other than with respect to any Liquidating Fund) to (i)(1) with respect to each Fund that is not a Sponsored ETF, approve a New Investment Company Advisory Agreement for such Fund, (2) with respect to each Sponsored ETF, approve an ETF Merger, and (3) with respect to each Sponsored Fund that is not a Sponsored ETF, (A) nominate as Fund director the nominees set forth on Section 6.2(a)(i)(3)(A) of the Seller Disclosure Schedule (the “Nominee Directors”) and accept the resignation of the directors set forth on Section 6.2(a)(i)(3)(A) of the Seller Disclosure Schedule, in each case effective as of the Closing Date, (B) approve a new distribution agreement for such Fund (“Fund Distribution Agreement”) with the applicable Buyer Distributor as a principal underwriter to such Fund, (C) approve a new sub-transfer agent agreement for such Fund (“Sub-TA Agreement”) with the applicable Buyer Sub-TA as a sub-transfer agent to such Fund, (D) approve a new custodian agreement for such Fund (“Custodian Agreement”) with the applicable Buyer Custodian as a custodian to such Fund, and (E) approve a new administration agreement for such Fund (“Administration Agreement”) with the applicable Buyer Administrator as an administrator to such Fund, and (ii) solicit the shareholders of such Fund to approve such New Investment Company Advisory Agreement or ETF Merger, as applicable, and, in the case of each Sponsored Fund that is not a Sponsored ETF, solicit the shareholders to elect the Nominee Directors (such Fund Board and shareholder approvals and consents, the “Fund Approvals”).  For each approval under the foregoing clauses (i) and (ii), (A) such approval shall be in accordance with the applicable provisions under the Investment Company Act and (B)(1) as applicable, such New Investment Company Advisory Agreement and new Fund Distribution Agreement to be effective on the Closing Date and (2) as applicable, such New Investment Company Advisory Agreement shall be on substantially the same terms and conditions as the Investment Company Advisory Agreement in effect on the date hereof with respect to each Fund, including with respect to fees, and such new Fund Distribution Agreement, new Sub-TA Agreement (taken together with the existing transfer agent agreement), new Custodian Agreement and new Administration Agreement shall be on terms that, taken together, shall provide for comparable levels of service to the Funds and their shareholders and not result in higher fees for the applicable Fund as in effect on the date hereof.  Buyer shall, as soon as reasonably practicable following the date hereof, use its reasonable best efforts to (1) obtain the required consents and approvals (including by the board of trustees/directors of each Buyer ETF and, if applicable, the shareholders of each Buyer ETF), necessary for each ETF Merger, and (2) cause the Buyer ETF that will be party to each ETF Merger to prepare and file with the SEC all necessary registration statements, prospectuses and proxy solicitation materials, including a registration statement on SEC Form N-14 (or successor form thereto) necessary to solicit shareholder approval for each Sponsored ETF with respect to an ETF Merger.

Notwithstanding the foregoing, Seller and Buyer may mutually agree prior to the in-person meeting of each Fund Board to make the approvals contemplated by this Section 6.2(a) that, with respect to the Fund Approvals, new investment advisory agreements with Adviser should be substituted for New Investment Company Advisory Agreements or ETF Mergers, as applicable.  Seller shall cause Adviser to, as soon as reasonably practicable following the date hereof, use its reasonable best efforts to solicit each Fund Board to approve the liquidation of each Liquidating Fund and, in the event such liquidation is approved, use its reasonable best efforts to liquidate such Liquidating Fund on or prior to the Closing Date, in each case subject to any requirements imposed by the applicable Fund Board.

(b)                                 Rule 15a-4.  In furtherance of the obligations under Section 6.2(a), if the approval by the shareholders of any Fund of the applicable New Investment Company Advisory Agreement or ETF Merger described in Section 6.2(a) is not obtained prior to the Closing, then Seller may, after consultation in good faith with Buyer, cause Adviser to use its reasonable best efforts to solicit the Fund Board of such Fund to approve, consistent with Rule 15a-4 under the Investment Company Act, an interim Investment Company Advisory Agreement, to be effective immediately following the Closing and containing substantially the same terms and conditions as the applicable Investment Company Advisory Agreement of such Fund as in effect on the date hereof (except for changes thereto reasonably necessary to comply with Rule 15a-4 under the Investment Company Act).  If the provisions of Rule 15a-4 under the Investment Company Act are utilized with respect to a Fund, then (1) such Fund shall not be deemed to have consented in accordance with this Section 6.2 to the Transactions until such Fund’s shareholders have affirmatively approved, as applicable, the ETF Merger or a New Investment Company Advisory Agreement to be effective on or prior to the termination of the interim Investment Company Advisory Agreement and on substantially the same terms and conditions as the applicable Investment Company Advisory Agreement of such Fund as in effect on the date hereof, and (2) Buyer shall, and shall cause Adviser to, use reasonable best efforts to obtain such required shareholder approval of such Fund as promptly as reasonably practicable following the Closing (and in any event prior to the expiration of such interim Investment Company Advisory Agreement).

(c)                                  Other Client Approvals.  Seller shall cause IMCO (with respect to the UMP Accounts) and any Affiliate Advisory Client to provide (and not withdraw) all required Advisory Client consents and approvals for IMCO and such Affiliate Advisory Client, in each case as of the Closing to the extent IMCO (with respect to any UMP Accounts) or such Affiliate Advisory Client is an Advisory Client as of the Closing.

(d)                                 Cooperation.  Each Party shall (i) reasonably cooperate with and assist each other Party and their respective Affiliates in connection with obtaining the approvals and consents sought pursuant to this Section 6.2, and (ii) promptly provide to the other applicable Parties in writing all information concerning such Party and its Affiliates as is reasonably required or otherwise reasonably requested in order to solicit each Fund Board and otherwise seek to obtain the approvals and consents to be sought pursuant to this Section 6.2 (including all information as is customarily included in such solicitations, or requests for approvals and consents, prepared in connection with transactions of the type contemplated by this Agreement).  Buyer shall cause all information relating to Buyer and its Affiliates supplied by it for inclusion in such solicitations, or requests for approvals and consents, at the time of the mailing or delivery of such solicitations or any amendments or supplements thereto, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each Party shall cause all information relating to such Party and its Affiliates supplied by such Party or its applicable Affiliate for inclusion in any solicitations, or requests for approvals and consents, made under this Section 6.2 at the time of the mailing or delivery of such solicitations or any amendments or supplements thereto, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e)                                  Consent Expenses.  Buyer and Seller shall each be responsible for fifty percent (50%) of all of the Consent Expenses.

Section 6.3                                          Access to Information; Confidentiality; Books and Records; Reasonable Assistance.

(a)                                 During the Interim Period, upon reasonable advance notice, Seller shall cause each Acquired Company to provide to Buyer and its authorized representatives (including Financing Sources) during normal business hours reasonable access to all books and records, relevant employees, Contracts and facilities of such Acquired Company (in a manner so as to not interfere with the normal business operations of such Acquired Company).  Except as otherwise expressly permitted pursuant to this Agreement, during the Interim Period, Buyer shall not contact any of the Acquired Companies’ employees, vendors, Advisory Clients, Transfer Agent Clients, or Contract counterparties, in each case, without receiving prior written authorization from Seller and, if such authorization is given, subject to the scope of such authorization; provided, however, that if Buyer engages with any of the same such vendors, clients, or Contract counterparties of the Acquired Companies for purposes other than Buyer’s evaluation, negotiation, consideration, consummation or otherwise with respect to the Transactions, then Buyer shall be permitted to contact such vendors, clients or Contract counterparties without the advance prior written authorization of Seller solely in connection with Buyer’s business relationship with such Persons in the ordinary course of Buyer’s business consistent with past practice and for no other purpose (including with respect to the Transactions).

(b)                                 Notwithstanding anything to the contrary in Section 6.3(a) and Section 6.3(h), the Acquired Company granting access may withhold any document (or any portion thereof) or information (i) that is subject to the terms of a non-disclosure or confidentiality agreement with a third Person, (ii) that would in the disclosing party’s good faith opinion constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by such Acquired Company’s counsel, may constitute a waiver of any such privilege, (iii) if the provision of access to such document (or applicable portion thereof) or information, as determined by such Acquired Company’s counsel, would reasonably be expected to conflict with any Applicable Law, (iv) if the provision of access to such document (or applicable portion thereof) or information, would reasonably be expected to result in material competitive harm to Seller or any of its Affiliates, (v) pertaining to Taxes of Seller or its Affiliates (other than the Acquired Companies) or (vi) relating to the sale process regarding the Acquired Companies or any potential alternative transaction with respect to all or a portion of the Business, bids received from other Persons in connection with such sale process or potential alternative transactions and information and analysis (including financial analysis)

relating to such bids, sale process or potential alternative transactions (in the case of this clause (vi), other than with respect to Buyer’s bid and the sale process as it relates to Buyer); provided, however, that, in the case of subclauses (i), (ii) or (iv), Seller shall, and shall cause the Acquired Companies to, reasonably cooperate with Buyer to establish an appropriate confidential procedure or other work-around to provide Buyer, its Affiliates and their respective representatives with access that is reasonable under the circumstances, and in the case of subclause (iii), Seller shall, and shall cause the Acquired Companies to, provide Buyer, its affiliates and their respective representatives to any portion of such document or information that would not reasonably be expected to conflict with any Applicable Law.

(c)                                  All information provided to Buyer by Seller, any Acquired Company or their respective Affiliates pursuant to this Agreement, or otherwise in connection with the Transactions (including in connection with or pursuant to Section 6.6), shall be held by Buyer as confidential and as Evaluation Material (as defined in the Confidentiality Agreement) under the terms of the Confidentiality Agreement or Clean Team Material (as defined in the Clean Team Agreement) and shall be subject to the Confidentiality Agreement and Clean Team Agreement (as applicable) in all respects, the terms of which are incorporated herein by reference.  Effective upon, and only upon, the occurrence of the Closing, the Confidentiality Agreement and the Clean Team Agreement shall terminate automatically (and without any further action of the parties thereto) solely to the extent of information and other Evaluation Material (as defined in the Confidentiality Agreement) and other Clean Team Material (as defined in the Clean Team Agreement) relating solely to the Acquired Companies; provided that the Confidentiality Agreement and the Clean Team Agreement shall otherwise remain in full force and effect.

(d)                                 Buyer acknowledges and agrees that Seller and its Affiliates shall have the right to retain copies of all books, data, files, information, materials and records in any form or media of the Acquired Companies relating to periods ending on or prior to the Closing Date solely to the extent (i) relating to information (including employment and medical records) regarding the Company Employees, (ii) required by any Governmental Authority, including pursuant to any Applicable Law or regulatory request or for purposes of preparing or filing any Tax Return or participating in an audit or other proceeding with respect to Taxes or (iii) as may be necessary for Seller or its Affiliates to perform their respective obligations pursuant to this Agreement or any of the Ancillary Agreements, in each case, subject to compliance with all applicable privacy Laws and Section 6.3(f).

(e)                                  After the Closing, Buyer shall, and shall cause each Acquired Company to, until at least the sixth (6th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the Business in existence on the Closing Date and make the same reasonably available for inspection and copying by Seller and its Affiliates and their respective representatives (in each case, at Seller’s expense), in each case, during normal business hours, upon reasonable request and upon reasonable advance notice.

(f)                                   From and after the Closing, Seller shall, and shall cause its Affiliates and its and their respective representatives to, keep confidential, and not use any information relating to or obtained from, Buyer or the Acquired Companies or their Affiliates, regardless of the form in which such information is communicated or maintained, and all notes, reports, analyses, compilations, studies, files or other documents or material, whether prepared by such party, its

Affiliates, or its representatives, that are based on, contain or otherwise reflect such information, in the same manner as and to the same extent that Buyer is required to keep Evaluation Material (as defined in the Confidentiality Agreement) confidential, and not use such Evaluation Material, under the Confidentiality Agreement, such confidentiality and use provisions applied to Seller mutatis mutandis; provided that nothing in this Section 6.3 shall limit Seller’s and Seller Parent’s use of such Evaluation Material in evaluating and enforcing its rights under this Agreement and the Ancillary Agreements and in defending claims from Buyer and Buyer Indemnitees.

(g)                                  To the extent that any books and records relating to the Acquired Companies or the Business are held or stored by Seller or its Affiliates (other than the Acquired Companies), the Parties agree that from and after the date hereof, Seller shall, and shall cause its Affiliates to, (i) use reasonable best efforts to transfer such books and records to the Acquired Companies on or prior to the Closing Date, (ii) to the extent such books and records are not transferred to the Acquired Companies on or prior to the Closing Date (including any books and records that are generated or created following the Closing or in connection with the services provided pursuant to the Transition Services Agreement), provide Buyer and its Affiliates (including, after the Closing, the Acquired Companies) and their respective representatives with prompt access to such books and records (or electronic copies thereof), and deliver such books and records in a readable format as reasonably required, upon request as promptly as possible but in any event within any time period required to respond to any court or Governmental Authority on a timely basis (provided, that, to the extent practicable under the circumstances, Buyer and its Affiliates provide Seller or its Affiliates with advance notice within a reasonable time), (iii) transfer such books and records to the Acquired Companies by no later than six (6) months following the Closing Date (or, in the case of such books and records to be transferred to Transfer Agent, within five (5) Business Days of such earliest date thereafter that Transfer Agent is able to receive such books and records) and (iv) at the reasonable request of Buyer, place a litigation hold or similar restriction on any such books and records as may be required or advisable under applicable law.  Without limiting the generality of the foregoing provisions of this Section 6.3(g), during the Interim Period, the Parties shall negotiate in good faith an agreement to memorialize the foregoing together with any additional commercially reasonable terms and conditions with respect to the retention, maintenance and provision of such books and records as may be mutually agreed to by the Parties.

(h)                                 For the twelve (12)-month period after the Closing Date, subject to Section 6.3(b), Seller shall, and shall cause its Affiliates, and direct its and their respective auditors and accountants to, reasonably cooperate with (including by providing information to) Buyer and its Affiliates and its and their respective representatives during normal business hours in connection with the preparation of financial information required in connection with Buyer’s SEC reporting obligations as may be reasonably requested by Buyer in advance thereof.

Section 6.4                                          Public Announcements.  Neither Buyer nor Seller shall make, nor permit any of their respective Affiliates or representatives to make, any public announcement or issue any public communication in respect of this Agreement, the Ancillary Agreements or the Transactions without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), in the case of an announcement or communication by Seller or any of its Affiliates or representatives, or of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), in the case of an announcement or communication by Buyer or any of its Affiliates, except, in each case, if such announcement or communication is required (a) to obtain consents and approvals, and to provide such notices and make such filings, necessary to consummate the Transactions, (b) by Law, rule or regulation applicable to Buyer, Seller or any of their respective Affiliates (and only to the extent so required) or (c) in the case of Seller and its Affiliates, pursuant to internal announcements to Company Employees; provided that in the case of any such announcement or communication described in the preceding clauses (a) through (c), Buyer or Seller, as applicable, shall use commercially reasonable efforts to coordinate or communicate such announcement or communication with Seller or Buyer, as applicable, and incorporate such other Party’s reasonable comments thereto, prior to such announcement or issuance.

Section 6.5                                          Regulatory Matters; Third-Party Consents.

(a)                                 During the Interim Period, subject to the terms and conditions herein provided, each of Buyer and Seller shall use reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case, such different standard shall apply) to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions (including the satisfaction, but not waiver, of the conditions precedent set forth in Article 7).  Each of Buyer and Seller shall use reasonable best efforts to promptly obtain consents of all Governmental Authorities necessary to consummate the Transactions.  Each of Buyer and Seller shall ensure that filings pursuant to the HSR Act and all other filings required by Applicable Law with respect to the Transactions are submitted promptly (and, in any event, within ten (10) Business Days after the date hereof for a filing pursuant to the HSR Act and within twenty (20) Business Days after the date hereof for all other filings, if any, required by Applicable Law) after the date of this Agreement (and, absent the prior written consent of the other Party, not withdraw any such filings) and shall resubmit any such filings as soon as is reasonably practicable in the event such filings are rejected for any reason whatsoever by the relevant Governmental Authority.  Buyer and Seller shall deliver as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act or other Applicable Law.  Without limiting the foregoing, none of Buyer, Seller or their respective Affiliates shall extend any waiting period or comparable period under the HSR Act or other Competition Laws or enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of the other Party hereto.  All filing fees incurred in connection with the HSR Act and any other Competition Laws shall be borne by Buyer.

(b)                                 Each of Buyer and Seller shall (i) promptly notify the other Party of any written communication made to or received by Buyer or Seller, as the case may be, from any Governmental Authority relating to Competition Law (or any other filings made pursuant to Section 6.5(a)) and regarding this Agreement or any of the Transactions, and, if permitted by Applicable Law, permit the other Party to review in advance any proposed written communication to any such Governmental Authority and incorporate such other Party’s (and any of its outside counsel’s) reasonable comments to such proposed written communication, (ii) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation or inquiry relating to Competition Law (or any other filings made pursuant to Section 6.5(a)) and regarding this Agreement or any of the Transactions unless, to the extent reasonably practicable, it consults with such other Party in advance and, to the extent permitted by such Governmental Authority, gives such other Party the opportunity to attend, and (iii) promptly furnish the other Party with copies of all correspondence, filings and written communications between it and its Affiliates and representatives, on the one hand, and such Governmental Authority or its respective staff, on the other hand, with respect to this Agreement and the Transactions.

(c)                                  In the event any claim, action, suit, investigation or other proceeding (whether judicial or administrative) by any Governmental Authority or other Person is commenced which questions the validity or legality of, or otherwise challenges, the Transactions or seeks damages in connection therewith, Buyer and Seller shall reasonably cooperate and use reasonable best efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other Order is issued in any such action, suit or other proceeding, to use reasonable best efforts to have such injunction or other Order lifted or extinguished, and to cooperate reasonably regarding any other impediment to the consummation of the Transactions.

(d)                                 Buyer and Seller shall reasonably cooperate with each other and their respective representatives in obtaining any other consents and approvals that may be required in connection with the Transactions; provided that pursuing consents or approvals with respect to Advisory Agreements shall be governed by Section 6.2.  Notwithstanding anything to the contrary in this Agreement, nothing herein shall obligate or be construed to obligate Seller or any of its Affiliates (including, prior to the Closing, any of the Acquired Companies) or Buyer or any of its Affiliates (including, after the Closing, the Acquired Companies) to make, or to cause to be made, any payment to any third Person in order to obtain the consent or approval of such third Person under any Material Contract.

(e)                                  Subject to compliance of the Parties with their respective obligations in this Section 6.5 and (with respect to any consents or approvals with respect to Advisory Agreements) Section 6.2, Buyer, on the one hand, and Seller, on the other hand, shall not have any liability whatsoever to the other Party to the extent arising out of or relating to the failure to obtain any such consents or approvals or make any such filings, or because of the termination of, or default under, any Contract (except, with respect to the Advisory Agreements, in connection with any amounts taken into account for determining any Client Consent Adjustment Amount or any Consent True-Up Payment Amount), in each case to the extent such consents, approvals, filings, or Contracts are listed on Section 3.2(b) of the Seller Disclosure Schedule, Section 3.3(c) of the Seller Disclosure Schedule or Section 4.2(c) of the Seller Disclosure Schedule, or are otherwise expressly referenced in Section 3.2(b), Section 3.3, Section 4.2, Section 5.2(b) or Section 5.3.

Section 6.6                                          Cooperation with Financing.

(a)                                 Prior to the Closing, Seller shall use its commercially reasonable efforts to provide and cause the Acquired Companies and its and the Acquired Companies’ officers, employees, and advisors (including legal and accounting advisors) to provide such cooperation to Buyer as may reasonably be requested by Buyer in connection with obtaining the Financing necessary to complete the Transactions (or any other financing), including the following: (i) (x) providing the Required Financial Information and (y) assisting Buyer with the preparation of pro forma financial information and pro forma financial statements to the extent reasonably requested by Buyer, (ii) at reasonable times and upon reasonable notice, participating in a reasonable number of road shows, meetings, presentations, drafting sessions, due diligence sessions and similar presentations to and with prospective lenders, investors, underwriters, initial purchasers and rating agencies including direct contact between senior management and representatives (including legal and accounting) of Seller and the Acquired Companies on the one hand, and the financial institution(s) providing the Financing on the other hand, (iii) using commercially reasonable efforts to facilitate the pledging of collateral to the extent such pledging is required by the terms of the Financing, (iv) reasonably assisting in the preparation of customary bank books, prospectuses, prospectus supplements, offering memoranda, confidential information memoranda, lender and investor presentations, ratings agency presentations and similar documents for the Financing, (v) using commercially reasonable efforts to provide assistance in the preparation of the definitive financing documents as may be reasonably requested by Buyer, (vi) reasonably assisting with the preparation of materials for rating agency presentations, offering and syndication documents (including public and private information memoranda and lender presentations), business projections and similar marketing documents required in connection with the Financing and all documentation and other information regarding the Acquired Companies required for compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. PATRIOT Act, (vii) executing and delivering, in each case effective only as of the Closing, any guarantees, pledges and security documents, other definitive financing documents or other certificates or documents contemplated by the Financing as may reasonably be requested by Buyer (including a certificate with respect to solvency matters in the form contemplated by the Commitment Letter), (viii) executing and delivering (or obtaining from its advisors), and causing the Acquired Companies to execute and deliver (or obtain from their advisors), customary certificates, accounting consent or comfort letters and other similar matters reasonably requested by Buyer, including, in any case, the consent of the Acquired Companies’ independent accountants to the inclusion of their audit reports with respect to the financial statements furnished pursuant to Section 6.14 in any registration statement of Buyer filed with the SEC relating to the Financing or any other financing and causing such independent accountants to provide customary comfort letters (including “negative assurance” comfort, if appropriate) in connection with any offering to the applicable underwriters, initial purchasers or placement agents, and (ix) taking all actions reasonably requested by Buyer or the Financing Sources to facilitate arrangements for the discharge as of the Closing Date of all Indebtedness of the Acquired Companies or Encumbrances on their respective assets, including obtaining customary release letters, Encumbrance terminations and other instruments of discharge.  Seller consents to the reasonable use of its and its Affiliates’ logos in connection with any Financing in a manner customary for such financing transactions; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Seller or its Affiliates or the reputation or goodwill of Seller or any of Seller’s Affiliates.  Notwithstanding the foregoing, (x) nothing contained in this Section 6.6 shall require cooperation with Buyer to the extent it would encumber any of the assets or properties of Seller or, prior to the Closing, the Acquired Companies, require Seller or, prior to the Closing, the Acquired Companies to pay any commitment or other fee or make any other payment in connection with the Financing prior to the Closing (unless simultaneously reimbursed by Buyer pursuant to the terms of this Agreement), result in a material breach of any Contract in effect as of the date hereof, impose any material liability on Seller or, prior to the Closing, the Acquired Companies, or unreasonably interfere with the ongoing operations of Seller or any of its Subsidiaries, and (y) notwithstanding anything to the contrary, none of Seller, the Acquired

Companies, or any of their respective directors, officers or employees, shall (A) be required to take any action in the capacity as a member of the board of directors of Seller, the Acquired Companies to authorize or approve the Financing, (B) have any liability or any obligation under any debt financing agreement or any other agreement or document related to the Financing or (C) be required to incur any other liability in connection with the Financing; provided that clauses (A), (B) and (C) shall only apply to the Acquired Companies and their respective directors, officers and employees prior to the Closing.

(b)                                 Buyer shall promptly, upon request by Seller, reimburse the Seller Indemnitees for any reasonable and documented out-of-pocket costs and expenses (including reasonable out-of-pocket external attorneys’ fees and reasonable out-of-pocket independent accountants’ fees) incurred by the Seller Indemnitees at Buyer’s request in connection with the cooperation contemplated by this Section 6.6 and shall indemnify and hold harmless the Seller Indemnitees from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Financing, any action taken by them at the request of Buyer pursuant to this Section 6.6 and any information utilized in connection therewith (other than information provided by Seller and its Affiliates and Losses arising out of the gross negligence or willful misconduct of Seller or any of its Affiliates).

Section 6.7                                          Section 15(f).

(a)                                 Buyer acknowledges that Seller is entering into this Agreement and the Ancillary Agreements in reliance upon the benefits and protections provided by Section 15(f) of the Investment Company Act as it applies to Adviser and the applicable Advisory Clients.  Buyer (x) shall not take, and shall cause its controlled Affiliates (including, after the Closing, Adviser) not to take, any action that would have the effect, directly or indirectly, of causing the requirements of any of the provisions of Section 15(f) of the Investment Company Act not to be met in respect of the Transactions, and (y) shall not fail to take, and shall cause its controlled Affiliates (including, after the Closing, Adviser) not to fail to take, any action if the failure to take such action as would have the effect, directly or indirectly, of causing the requirements of any of the provisions of Section 15(f) of the Investment Company Act not to be met in respect of the Transactions.  In that regard, Buyer shall conduct its business and shall cause each of its controlled Affiliates (including, after the Closing, Adviser) to conduct its business so as to assure that, in each case to the extent within its, or its controlled Affiliates, control:

(i)                                     for a consecutive period of not less than three (3) years immediately after the Closing, at least seventy-five percent (75%) of the members of the boards of directors or trustees of each Fund are not (A) “interested persons” (within the meaning of Section 2(a)(19) of the Investment Company Act) of the investment adviser of such Fund after the Closing or (B) “interested persons” (within the meaning of Section 2(a)(19) of the Investment Company Act) of the investment adviser of such Fund immediately prior to the Closing; and

(ii)                                  there shall not be imposed on any Fund an “unfair burden” (as set forth and described in Section 15(f) of the Investment Company Act) as a result of the Transactions, or any express or implied terms, conditions or understandings applicable thereto.

(b)                                 For a consecutive period of three (3) years immediately after the Closing, Buyer shall not engage, and shall cause its Affiliates not to engage, in any transaction or series of related transactions that would constitute an “assignment” (as defined in the Investment Company Act) to any third party of any Investment Company Advisory Agreement between (i) either (A) Buyer or any of its Affiliates or (B) Adviser, and (ii) any investment company registered under the Investment Company Act for which Adviser serves as an investment adviser or sub-adviser as of the Closing without first obtaining a covenant, for the benefit of Seller, in all material respects the same as that contained in this Section 6.7; provided, however, that the foregoing shall not apply in the event that Section 15(f) of the Investment Company Act no longer applies to the Transactions.  Notwithstanding anything to the contrary contained herein, the covenants of the Parties contained in this Section 6.7 are intended only for the benefit of the Parties and for no other Person.

Section 6.8                                          D&O Indemnification and Insurance.

(a)                                 From and after the Closing Date until the sixth (6th) anniversary of the Closing Date, Buyer shall cause the Acquired Companies to indemnify, defend and hold harmless to the fullest extent permitted under the applicable Acquired Company’s Organizational Documents in effect as of the date hereof, each individual who on or prior to the Closing Date was a director, officer, employee or agent of an Acquired Company with respect to all acts or omissions by them in their capacities as such or taken at the request of an Acquired Company at any time on or prior to the Closing Date.  In addition, Buyer shall, or shall cause the applicable Acquired Company to, pay or reimburse any costs and expenses of any director, officer, employee or agent of the Acquired Companies entitled to indemnification hereunder as incurred to the fullest extent permitted under the applicable Acquired Company’s Organizational Documents in effect as of the date hereof.

(b)                                 Buyer shall cause the Organizational Documents of the Acquired Companies not to be amended, repealed or otherwise modified for a period of six (6) years after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who at, or at any time prior to, the Closing Date were directors, officers, employees or agents of the Acquired Companies.

(c)                                  Buyer shall, or shall cause one or more Acquired Companies to, obtain with effect from and after the Closing Date and shall, or shall cause such Acquired Company or Acquired Companies to, maintain in effect for six (6) years after the Closing Date a “run-off” or “tail” directors’ and officers’ liability insurance policy to the current policy covering the directors, officers, employees or agents of the Acquired Companies and the officers of the Funds and members of the Fund Boards with respect to matters occurring prior to the Closing and having coverage limits in the same aggregate amount as provided in the current policy for such six (6)-year period and terms and conditions otherwise no less advantageous to the indemnitees than the terms and conditions of the current policy covering the directors, officers, employees or agents of the Acquired Companies and officers of the Funds and members of the Fund Boards; provided that the premium for such “run-off” or “tail” liability insurance policy shall not exceed 300% of the annual premium currently paid by Seller or its applicable Affiliate for comparable insurance policies maintained in respect of the Acquired Companies (in which case Buyer shall, or shall cause one or more of Acquired Companies or Affiliates to, obtain as much comparable insurance as available for 300% of the annual premium currently paid by Seller or its applicable Affiliate for comparable insurance policies maintained in respect of the Acquired Companies). The entire cost and premium for such policy shall be paid in a single lump sum on or prior to the Closing Date and shall be borne by Buyer.

(d)                                 The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each director, officer, employee or agent of the Acquired Companies entitled to indemnification under this Section 6.8, his or her heirs and are in addition to, and not in substitution for or limitation of, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

Section 6.9                                          Affiliate Contracts, Affiliate Arrangements and Accounts.  Prior to the Closing, Seller shall cause all Affiliate Contracts and Affiliate Arrangements, including such Affiliate Contracts and Affiliate Arrangements with respect to which there would otherwise be any liability or obligation on the part of Buyer or any of its Affiliates (including any Acquired Company after the Closing), to be settled or otherwise terminated as such Affiliate Contracts apply to the applicable Acquired Company prior to the Closing without any liability or obligation whatsoever on the part of Buyer or any of its Affiliates (including any liability or obligations arising from such termination), except (a) as and to the extent contemplated by the Transition Services Agreement and the Transitional Trademark License Agreement and (b) for those Contracts or other transactions set forth in Section 6.9 of the Seller Disclosure Schedule.  On or prior to the Closing Date, except to the extent related to services to be provided under the Transition Services Agreement after the Closing and the Contracts or transactions set forth in Section 6.9 of the Seller Disclosure Schedule, Seller shall cause (i) all intercompany accounts payable owing to Seller or any of its Affiliates (other than the Acquired Companies) by any Acquired Company and (ii) all intercompany accounts payable owing by Seller or any of its Affiliates (other than the Acquired Companies) to any Acquired Company, in each case, to be forgiven, discharged, released, settled, cancelled (including by way of capital contribution) or otherwise paid.

Section 6.10                                   Employees and Employee Benefits.

(a)                                 Prior to the Closing, Seller shall, and shall cause the Acquired Companies to, use their commercially reasonable efforts to retain the employment of the Company Employees and Vendor Employees for the benefit of the Business (other than any termination for cause).  Prior to the Closing, Seller shall have, or shall have caused its applicable Affiliates, to transfer the employment of each Company Employee described in clause (ii) of the definition of Company Employee to Adviser.  If, at any time following the date hereof and prior to the Closing, the employment of a Company Employee or a Vendor Employee terminates for any reason, or such individual otherwise ceases to be a Company Employee or a Vendor Employee, Buyer and Seller shall consult in good faith to determine whether a qualified replacement employee should be hired, and, if the Parties so determine, Seller shall, and shall cause the Acquired Companies to, use their commercially reasonable efforts to hire or transfer a qualified replacement employee to fill such position, provided that the total compensation and benefits costs associated with such qualified replacement employee are substantially equivalent to the costs associated with the Company Employee or Vendor Employee such Person is replacing.  Such qualified replacement employee, once hired or transferred, would be deemed a Company Employee or Vendor Employee, as applicable, for all purposes of this Agreement.

(b)                                 Except as otherwise agreed to between an individual employee and Buyer, for the period beginning on the Closing Date and continuing thereafter for twelve (12) months (the “Continuation Period”), Buyer shall provide, or shall cause its Affiliates or the Acquired Companies to provide, Company Employees who continue employment with the Acquired Companies following the Closing (the “Continuing Employees”) with (i) (A) annual base salary or wage levels that are at least equal to that provided to each such Continuing Employee by the Acquired Companies on the Closing Date and (B) incentive compensation opportunities that are, in the aggregate, at least equal to the aggregate value of the incentive compensation opportunities provided to such Continuing Employees pursuant to Seller’s short-term and long-term incentive compensation programs with respect to the calendar year prior to the year in which the Closing occurs; provided that Buyer and its Affiliates shall be permitted to provide such incentive compensation opportunities pursuant to the incentive compensation programs maintained by Buyer and its Affiliates, and to provide such opportunities in the form of cash-based or equity-based awards, in each case, as determined by Buyer in its sole discretion, (ii) employee benefits that are substantially comparable in the aggregate to the benefits provided to similarly-situated employees of Buyer and its Affiliates, and (iii) location of performance that is substantially comparable to each such Continuing Employee’s location of performance immediately prior to the Closing Date; provided, however, that (x) the sum of (1) the value of the total compensation paid to all Continuing Employees, in the aggregate, pursuant to clauses (i)(A) and (i)(B) of this paragraph, plus (2) the total value of the employee benefits provided to all Continuing Employees, in the aggregate, pursuant to clause (ii) of this paragraph (excluding, for such purpose, the value of any defined benefit pension plan benefits, discretionary matching contributions made under retirement plans maintained by Seller or its Affiliates, and retiree medical benefits), shall have an aggregate value that is substantially comparable to the value of such compensation and benefits that was provided to all Continuing Employees by the Acquired Companies immediately prior to the Closing Date and (y) for the avoidance of doubt, nothing herein shall be deemed to require Buyer, any of its Affiliates or any Acquired Company to provide Continuing Employees with any defined benefit pension benefits, or retiree welfare benefits, or, except as contemplated by Section 6.10(h) hereof, deferred compensation, or limit the right of Buyer, any of its Affiliates or any Acquired Company to (X) terminate the employment of any Continuing Employee at any time or (Y) change or modify any employee benefit plan or arrangement in accordance with its terms.

(c)                                  Without limiting Section 6.10(b) hereof:

(i)                                     through the end of the calendar year in which the Closing Date occurs, Buyer shall (or shall cause one of its Affiliates or the Acquired Companies to) establish and maintain a variable pay program on terms that are no less favorable than the terms of the USAA Management Company Variable Pay Program, and each Continuing Employee who participated in the USAA Management Company Variable Pay Program prior to the Closing shall be entitled to participate in such program on terms that are no less favorable than those applicable to such Continuing Employee immediately prior to the Closing Date;

(ii)                                  with respect to any Continuing Employee whose employment is terminated by Buyer, any of its Affiliates or any Acquired Company during the Continuation Period, to the extent that Buyer determines that such termination would have entitled such Continuing Employee to receive severance benefits pursuant to the terms and conditions of the severance benefit plan or agreement maintained by Seller, the applicable Acquired Company or Affiliate of Seller, as the case may be, for the benefit of such Continuing Employee immediately prior to the Closing Date, as set forth in Section 6.10(c)(ii) of the Seller Disclosure Schedule (the “Seller Severance Plans”), Buyer shall, or shall cause its Affiliates or the Acquired Companies to, provide severance benefits to such Continuing Employee, which shall be determined and payable in accordance with the applicable Seller Severance Plan; and

(iii)                               with respect to any Continuing Employee whose primary work location is changed by Buyer, any of its Affiliates or an Acquired Company during the Continuation Period without the consent of the Continuing Employee, resulting in an increase in commuting distance of more than fifty (50) miles for such Continuing Employee, Buyer shall, or shall cause its Affiliates or the Acquired Companies to, provide to such Continuing Employee relocation benefits, which shall be determined and payable in accordance with the relocation benefit program or agreement maintained for the benefit of such Continuing Employee by Seller, applicable Acquired Company or Affiliate of Seller, as the case may be, immediately prior to the Closing Date as set forth in Section 6.10(c)(iii) of the Seller Disclosure Schedule.

(d)                                 For all purposes under the employee benefit plans, programs and arrangements established or maintained by Buyer, its Affiliates and the Acquired Companies in which Continuing Employees may be eligible to participate after the Closing (the “New Benefit Plans”), each Continuing Employee shall be credited with the same amount of service as was credited by the Acquired Companies and their Affiliates as of the Closing under similar or comparable Plans (including for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits); provided, that such crediting of service shall not operate (i) to duplicate any benefit or the funding of any benefit, (ii) where such service was not recognized under a comparable Plan of Seller or its Affiliates immediately prior to the Closing, (iii) for benefit accruals pursuant to any defined benefit pension plan, (iv) for purposes of any retiree health or retiree welfare plan, or (v) where prior service is not recognized for similarly situated employees of Buyer and its Affiliates.  In addition, and without limiting the generality of the foregoing, Buyer shall use, or shall cause its Affiliates and the Acquired Companies to use, commercially reasonable efforts to ensure that (A) with respect to any New Benefit Plans in which the Continuing Employees may be eligible to participate following the Closing, each Continuing Employee will immediately be eligible to participate in such New Benefit Plans, without any waiting time, to the extent coverage under such New Benefit Plans replaces coverage under a similar or comparable Plan in which such Continuing Employee was eligible to participate immediately before such commencement of participation (such plans, collectively, the “Old Benefit Plans”) and (B) for purposes of each New Benefit Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Buyer shall, and shall cause its Affiliates and the Acquired

Companies to, cause all pre-existing condition exclusions and “actively-at-work” requirements of such New Benefit Plan to be waived for such Continuing Employee and his or her covered dependents or other beneficiaries, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Plan.  Buyer shall, and shall cause its Affiliates and the Acquired Companies to, use commercially reasonable efforts to ensure that any eligible expenses incurred by such Continuing Employee and his or her covered dependents or other beneficiaries during the portion of the plan year of the Old Benefit Plan ending on the date such Continuing Employee’s participation in the corresponding New Benefit Plan begins to be taken into account under such New Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents or other beneficiaries for the applicable plan year as if such amounts had been paid in accordance with such New Benefit Plan; provided, that Seller delivers all information regarding the expenses incurred in respect of any plan year for each Continuing Employee prior to or as soon as reasonably practicable following the Closing as is necessary for Buyer to satisfy its obligations hereunder.

(e)                                  Effective as of the Closing Date, unless otherwise provided herein, each Continuing Employee shall cease to be covered by the Parent Plans and Seller shall take any actions necessary to remove the Acquired Companies as a “participating employer” or similar term from each Parent Plan.  Seller or its Affiliates (excluding the Acquired Companies) shall retain responsibility for, and continue to pay, all medical, life insurance, disability, and other welfare plan expenses and benefits for each Continuing Employee with respect to claims incurred by such Continuing Employee or his or her covered dependents prior to the Closing.  Expenses and benefits with respect to claims incurred by Continuing Employees or their covered dependents on or after the Closing shall be the responsibility of Buyer pursuant to the New Benefit Plans.  For purposes of this Section 6.10(e), a claim is deemed incurred by a Continuing Employee (i) in the case of medical or dental benefits, when the services that are the subject of the claim are performed; (ii) in the case of life insurance, when the relevant death occurs; (iii) in the case of long-term disability benefits, when the relevant disability occurs; and (iv) in the case of workers’ compensation benefits, when the event giving rise to the benefits occurs.  Buyer shall, and shall cause its Affiliates and the Acquired Companies to, honor all Acquired Company Plans in accordance with their terms as in effect immediately prior to the Closing, subject to any amendment or termination thereof that may be permitted by such Acquired Company Plans, agreements or written arrangements.  Nothing in this Section 6.10(e) shall alter or otherwise affect the entitlement of Company Employees or Vendor Employees who are retirement eligible or bridge retiree eligible as of the Closing Date to benefits provided for retirees under the Parent Plans.  For the avoidance of doubt, (x) effective as of the Closing Date, Seller shall cause each Company Employee and each Vendor Employee who accepts an offer of employment pursuant to Section 6.10(i) participating in the Parent Plans listed on Section 6.10(e)(x) of the Seller Disclosure Schedule to be fully vested in his or her benefits pursuant to such Parent Plans, and (y) from and after the Closing Date, Seller shall retain responsibility for, and shall pay, benefits to Company Employees and Vendor Employees pursuant to the terms and conditions of the Parent Plans listed on, and described in, Section 6.10(e)(y) of the Seller Disclosure Schedule, and none of Buyer, any of its Affiliates or any Acquired Company shall have any liabilities with respect to such Parent Plans.

(f)                                   In connection with each Company Employee’s cessation of participation in the Parent Plans as of the Closing Date:

(i)                                     With respect to each Continuing Employee who participated in the USAA Corporate Bonus Plan immediately prior to the Closing, for the pre-Closing portion of the calendar year in which the Closing occurs (the “Pre-Closing Bonus Period”), (A) with respect to each such Continuing Employee that is not a Retiree Eligible Employee, Buyer shall, or shall cause an Acquired Company to, pay annual bonuses in respect of the Pre-Closing Bonus Period to applicable Continuing Employees in Buyer’s ordinary course payment cycle and based on the actual corporate performance score awarded by the United Services Automobile Association Board of Directors (the “USAA Board”) for such calendar year, subject to the Continuing Employee’s continued employment with an Acquired Company through the applicable bonus payment date, and (B) with respect to each such Continuing Employee that is a Retiree Eligible Employee, Seller shall pay (or shall cause to be paid) annual bonuses in respect of the Pre-Closing Bonus Period to such Retiree Eligible Employee in the ordinary course and as determined pursuant to the terms of the USAA Corporate Bonus Plan based on the actual corporate performance score awarded by the USAA Board for such calendar year; and

(ii)                                  Seller shall pay (or shall cause to be paid), to each Company Employee who participates in the USAA Long-Term Bonus Plan immediately prior to the Closing Date and (A) is not retirement eligible or bridge retirement eligible under the terms of the USAA Long-Term Bonus Plan as of the Closing Date, a prorated amount equal to (x) one hundred percent (100%) of the bonus that the Company Employee would have received under the terms of the USAA Long-Term Bonus Plan, if any, based on the actual corporate performance score awarded by the USAA Board for any performance period for which at least one full calendar year has been completed prior to the Closing Date, multiplied by (y) a fraction, the numerator of which is the number of full and partial months that have elapsed between the start of the three (3)-year performance period and the Closing Date, and the denominator of which is thirty six (36), which prorated amount payable under this clause (A) shall be paid at such time that the bonus would otherwise be payable; or (B) is retirement eligible or bridge retirement eligible under the terms of the USAA Long-Term Bonus Plan as of the Closing Date, an amount equal to one hundred percent (100%) of the bonus that the Company Employee would have received under the terms of the USAA Long-Term Bonus Plan, if any, based on the actual corporate performance score awarded by the USAA Board for any performance period for which at least one (1) full calendar year has been completed prior to the Closing Date, which amount payable under this clause (B) shall be paid at such time that the bonus would otherwise be payable.

(iii)                               For the avoidance of doubt, from and after the Closing, except as contemplated by Section 6.10(c)(i) with respect to non-Retiree Eligible Employees, neither Buyer nor any of its Affiliates shall have any liability or obligation to pay any amounts in respect of the USAA Corporate Bonus

Plan or the USAA Long-Term Bonus Plan, and Buyer shall provide, or shall cause its Affiliates or the Acquired Companies to provide, incentive compensation opportunities to Continuing Employees pursuant to the incentive compensation programs maintained by Buyer and its Affiliates and as contemplated by Section 6.10(b)(i)(B).

(g)                                  As of the Closing Date, Buyer shall be responsible for providing, and shall assume all liabilities in respect of, continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or any relevant benefit continuation requirements under Applicable Law, for any Company Employee who is an “M&A qualified beneficiary” (within the meaning of COBRA) in connection with the transactions described herein.

(h)                                 With respect to each of the Parent Plans set forth in Section 6.10(h) of the Seller Disclosure Schedule (each, a “Deferred Compensation Plan”), prior to the Closing, an Acquired Company shall establish a deferred compensation plan and related trust, in each case, that is substantially identical to the applicable Deferred Compensation Plan and related trust (each such plan, a “Mirror Plan” and, each such related trust, a “Mirror Trust”).  Prior to the Closing, Seller shall, or shall cause its applicable Affiliate to, transfer (i) the liabilities of each Deferred Compensation Plan to the applicable Mirror Plan and (ii) assets having a value equal to such liabilities under each Deferred Compensation Plan to the applicable Mirror Trust. Notwithstanding anything in this Section 6.10 to the contrary, on or after the Closing, Buyer and its Affiliates (including the Acquired Companies) shall be permitted to “freeze” the Mirror Plans with respect to new participants, contributions and accruals, in each case, to the extent permitted by the terms and conditions of such Mirror Plans.

(i)                                     Buyer shall use its commercially reasonable efforts to ensure that Vendor makes a written offer of employment to each Vendor Employee within a reasonable period of time prior to the Closing.  Each such offer, if accepted, shall be effective as of the Closing and subject to Vendor’s customary hiring practices.  Buyer shall use its commercially reasonable efforts to ensure that the offers provided to the Vendor Employees by Vendor provide for employment terms and conditions that are equivalent to the terms and conditions applicable to Continuing Employees under Section 6.10(b) (other than long-term incentives under Section 6.10(b)(i)(B), and excluding the requirements described under Section 6.10(b)(x)) and (d) hereof, which sections shall be read as applying, mutatis mutandis, to Vendor and the Vendor Employees for this purpose.  In addition, Buyer and Seller shall take the actions set forth on Section 6.10(i) of the Seller Disclosure Schedule.

(j)                                    After the Closing, (i) within ten (10) Business Days prior to the date that bonuses are paid by Buyer or its Affiliates pursuant to Section 6.10(f)(i) in respect of the Pre-Closing Bonus Period, Seller shall pay, or cause to be paid, to Buyer (by wire transfer of immediately available funds to an account(s) designated by Buyer) an amount equal to the difference, if any, between (x) the bonus amounts that are payable in respect of the Pre-Closing Bonus Period based on the actual corporate performance score awarded by the USAA Board for the calendar year in which the Closing occurs, minus (y) all Pro Rata Bonus Amounts that were included as a component of the Closing Purchase Price, as finally determined pursuant to Section 2.4, and (ii) within five (5) Business Days after the date that bonuses are paid under the USAA Corporate Bonus Plan in respect of the calendar year in which the Closing occurs, Buyer shall repay, or cause to be repaid, to Seller (by wire transfer of immediately available funds to an account(s) designated by Seller) an amount equal to the difference, if any, between (x) the aggregate amount of all Pro Rata Bonus Amounts that were included as a component of the Closing Purchase Price, as finally determined pursuant to Section 2.4, and any amounts remitted pursuant to clause (i) hereof, minus (y) the total amount, if any, of bonuses that are actually paid by Buyer or its Affiliates pursuant to Section 6.10(f)(i).

(k)                                 Buyer shall take the actions set forth on Section 6.10(k) of the Seller Disclosure Schedule.

(l)                                     This Section 6.10 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 6.10, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.10.  Without limiting the foregoing, no provision of this Section 6.10 will create any third-party beneficiary rights in any current or former employee, director or consultant of any Acquired Company in respect of continued employment (or resumed employment) or any other matter.

Section 6.11                                   Insurance.  Except as otherwise contemplated by the Transition Services Agreement, Buyer shall be solely responsible for providing insurance to the Acquired Companies for any event or occurrence after the Closing.  Subject to Section 6.8 and the provisions of the Transition Services Agreement, Seller and the Acquired Companies shall maintain or cause to be maintained in full force and effect the material insurance policies covering the Acquired Companies until the Closing.

Section 6.12                                   Employee Non-Solicit/Non-Hire.  For a period starting as of the Closing Date and expiring four (4) years following the Closing Date, Seller Parent shall not, and shall cause its Subsidiaries and its and their respective employees and representatives acting at the direction of Seller Parent not to, directly or indirectly, (a) solicit, hire, or employ any Continuing Employee of any Acquired Company, any Vendor Employee or any Person listed on Section 6.10(k) of the Seller Disclosure Schedule (whether or not such Person is a Continuing Employee of any Acquired Company) or (b) encourage, solicit or induce any such Person to terminate such Person’s employment with the Acquired Companies or Vendor, as applicable; provided, however, that the foregoing shall not preclude Seller Parent or any of its Subsidiaries from (i) soliciting such Persons pursuant to a general solicitation performed by Seller Parent or its applicable Subsidiary that is not specifically targeted at such Persons, (ii) soliciting or hiring any such Person (other than a Person named on Section 6.10(k) of the Seller Disclosure Schedule) who has not been employed by such Acquired Company for a consecutive period of six (6) months prior to the date of such solicitation or hiring, or (iii) soliciting or hiring any such Persons that Buyer terminates at, following, or in connection with the Closing.

Section 6.13                                   Non-Compete.

(a)                                 For a period starting as of the Closing Date and expiring four (4) years following the Closing Date, Seller Parent shall not, and shall cause its Subsidiaries not to, directly or indirectly, individually or jointly, engage in, control, participate as a partner, principal or agent of, or have an ownership interest in any Person engaged in, any Competitive Business.  Notwithstanding the foregoing, nothing contained in the first sentence of this Section 6.13(a) shall impede, prevent or otherwise restrict Seller Parent or any of its Subsidiaries from holding or beneficially owning (i) equity or other ownership interests representing less than ten percent (10%) of the outstanding equity securities of any Person principally engaged, directly or indirectly, in a Competitive Business where such equity or other ownership interest is passive in nature and no representative of Seller Parent or any of its Subsidiaries sits on the board of directors or other equivalent governing body of such Person, or (ii) any debt securities of any Person engaged, directly or indirectly, in a Competitive Business, but solely to the extent such debt securities are not convertible into equity securities of such Person (except if such equity securities, after conversion, would be permitted as described in clause (i) above).  For the purposes of this Agreement, “Competitive Business” means the business of managing, sponsoring, or providing investment advisory or subadvisory services to open-end funds registered or required to be registered under the Investment Company Act, or providing transfer agent services; provided, however, that “Competitive Business” will not include, or be deemed to include, directly or indirectly, (A) engaging in, or having an ownership interest in any Person engaging in, any activities in connection with (1) the investments that are not open-end funds registered or required to be registered under the Investment Company Act in Seller Parent’s or its Affiliates’ general investment accounts or (2) P&C, life, insurance and banking products; (B) owning any interest in or engaging in a limited purpose brokerage business that receives referral fees, or otherwise referring brokerage business to a third party that acquires IMCO and/or the brokerage business of Seller Parent or its Affiliates; (C) investing in or otherwise owning an interest in any investment vehicle, fund, or investment adviser or manager that primarily invests (or holds or manages investments) in real estate or real estate-related assets or securities, including debt secured, directly or indirectly, by real estate-related assets; or (D) owning any interests in Personal Capital or Square Mile or funds sponsored by Personal Capital or Square Mile.  By way of example, and without limiting the foregoing, it is not a breach of this Section 6.13(a) for Seller Parent or its Subsidiaries or Affiliates, including USAA Real Estate Company (“Realco”), to directly or indirectly (x) sponsor or otherwise be involved with funds whose ultimate assets are primarily real estate-related, including funds that target defined contribution plan participants, whether directly or indirectly, via a vehicle that aggregates funding from multiple defined contribution plan participants, or (y) invest in, or arrange for the investment by other Persons in, a primarily real estate-related fund sponsored in whole or in part by Realco or Square Mile, and for Realco or Square Mile to provide advisory or subadvisory services in connection with any such investment.

(b)                                 If the final judgment of a court of competent jurisdiction set forth in Section 11.11 declares that any term or provision of Section 6.13(a) is invalid or unenforceable, the Parties agree that such court shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and Section 6.13(a) shall be enforceable as so modified after the expiration of the time within which any such judgment may be appealed.

(c)                                  Seller Parent acknowledges and agrees that (i) the agreements and covenants contained in this Section 6.13 and Section 6.12 are (A) reasonable and valid in geographical and temporal scope and in all other respects, and (B) essential to protect the value of the business and assets of the Acquired Companies, and (ii) Seller Parent and its Subsidiaries have obtained knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, contacts, know-how, training and experience could be used to the substantial advantage of a competitor of the Acquired Companies and to the substantial detriment of the Acquired Companies.

Section 6.14                                   Financial Statements.  As promptly as practicable (and in any event no later than February 28, 2019), Seller shall cause to be prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X, and delivered to Buyer, true and complete copies of (1) the audited combined carve out balance sheets of the Acquired Companies as of December 31, 2016 and December 31, 2017, and the related audited combined carve out statements of operations, cash flows and stockholder’s equity for each of the fiscal years in the two (2) year period ended December 31, 2017, in each case, as adjusted to reflect the difference between the Acquired Companies and the Business (collectively, the “Audited Financial Statements”), and (2) the unaudited combined carve out balance sheets of the Acquired Companies as of the last day of, and the related unaudited combined carve out statements of operations for, the nine-month period ended September 30, 2018, in each case for this clause (2), as adjusted to reflect the difference between the Acquired Companies and the Business and which need not include footnotes.  During the Interim Period, (a) Seller shall as promptly as practicable (and in any event within thirty (30) days following the last day of each month end and forty-five (45) days following each fiscal quarter end) cause to be prepared in accordance with GAAP (applied on a consistent basis, except as may be indicated in the notes thereto, if any), and delivered to Buyer, true and complete copies of (i) the unaudited combined carve out balance sheet of the Acquired Companies as of the last day of, and the related unaudited combined carve out statements of operations for, each month and for the corresponding prior-year months, and (ii) the unaudited combined carve out balance sheet of the Acquired Companies as of the last day of, and the related unaudited combined carve out statements of operations, cash flows and stockholders’ equity for, each fiscal quarter and for the corresponding prior-year fiscal quarters, in the case of each of clauses (i) and (ii), as adjusted to reflect the difference between the Acquired Companies and the Business; provided, that any such financial statements for any such fiscal quarter in 2019, and for the corresponding prior-year fiscal quarters, shall be prepared in compliance with Regulation S-X and reviewed by Seller’s independent auditors in accordance with Statement on Auditing Standards No. 100; and (b) as promptly as practicable (and in any event no later than April 30, 2019) cause to be prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X, and delivered to Buyer, true and complete copies of the audited carve out combined balance sheet of the Acquired Companies as of December 31, 2018, and the related audited combined carve out statement of operations, cash flows and stockholder’s equity for the fiscal year ending December 31, 2018, in each case, as adjusted to reflect the difference between the Acquired Companies and the Business (the financial statements described in clause (1) of this Section 6.14, the quarterly financial statements described in clause (a) and the financial statements described in clause (b), collectively, the “Interim Financial Statements”).  Notwithstanding anything to the contrary herein, (A) the Audited Financial Statements and Interim Financial Statements shall be prepared in a manner that meets the SEC filing requirements under Rule 3-05 of Regulation S-X if the SEC does not accept the Audited Financial Statements or Interim Financial Statements when filed on a “carve out”

basis, and (B) if the Closing occurs prior to April 30, 2019, Seller shall cause the financial statements described in clause (b) that are required to be delivered pursuant to the immediately preceding sentence to be prepared and delivered to Buyer following the Closing and on or prior to April 30, 2019.

Section 6.15                                   Assignments; Intellectual Property License.

(a)                                 Assignment.  Effective as of the Closing, Seller Parent shall, or shall cause its applicable Subsidiary to, assign to Adviser the Trademarks identified on Section 6.15(a) of the Seller Disclosure Schedule.

(b)                                 Intellectual Property License. Effective as of and only upon the Closing:

(i)                                     Subject to the terms and conditions of this Agreement, Seller and Seller Parent hereby grant and agree to grant, and shall cause each of their respective Affiliates to grant, to each Acquired Company a non-exclusive, perpetual, irrevocable, non-terminable, non-sublicenseable (except as provided herein) and non-assignable (except as provided herein), royalty-free, fully paid up, worldwide license, in connection with the current and future operation of the Business under all Company Intellectual Property (other than Trademarks, Domain Names, the Intellectual Property described in clause (f) of the definition of Intellectual Property and software) that is owned by Seller, Seller Parent or any of their respective Affiliates (other than the Acquired Companies) as of Closing and that was used in connection with the Business as of, or at any time during the twelve (12) month period prior to, Closing.

(ii)                                  The Acquired Companies may (A) assign or sublicense, in each case, in whole or in part, the license set forth in Section 6.15(b)(i) to any Affiliate, or in connection with a merger, consolidation, or sale of all, or substantially all, of any of the businesses or any material portion of the assets to which the license relates, so long as: (1) the assigning or sublicensing party provides the other party with prompt written notice of such transaction; (2) the assignment or sublicense shall not be deemed to extend to other businesses or Affiliates of a successor and (3) the assignee or sublicensee agrees in writing to be bound by the applicable provisions of this Section 6.15; and (B) assume this license and otherwise exercise all rights available to it with respect to any bankruptcy event. In the event of a permitted assignment or sublicense hereunder, the license granted herein shall bind the parties and their respective successors and permitted assigns and sublicensees to the applicable provisions of this Section 6.15.

(iii)                               The Acquired Companies may sublicense the license set forth in Section 6.15(b)(i) to (A) its and their vendors, consultants, contractors and suppliers, in connection with their providing services to the Business and (B) its and their distributors, customers and end-users, in connection with the distribution, licensing, offering and sale of the current and future products and services of the Business, but in each case of clauses (A) and (B), not for the independent use of such Persons.

Section 6.16                                   Efforts to Obtain Financing.

(a)                                 Subject to the terms and conditions of this Agreement, Buyer shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions applicable to Buyer within its control described in the Commitment Letter in a timely manner but in any case on or prior to the Closing Date, including using reasonable best efforts to (i) maintain in full force and effect the Commitment Letter in accordance with its terms, (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions (including any flex provisions set forth in the Fee Letter) not less favorable, in all material respects and taken as a whole, to Buyer, than those contained therein as promptly as practicable after the date hereof, (iii) comply with all material covenants and obligations applicable to Buyer in the Commitment Letter and any definitive agreements with respect thereto, (iv) satisfy on a timely basis (or obtain a waiver of) all conditions applicable to Buyer in such definitive agreements and (v) in the event that all conditions contained in the Commitment Letters or the definitive agreements related to the Financing have been satisfied (except those that, by their nature, are to be satisfied on the Closing Date) or waived, consummate the Financing at or prior to the Closing Date.  If at any time it becomes reasonably likely that Buyer will be unable for any reason to consummate the Financing on the terms set forth in, or on terms not materially less favorable to the borrowers than those in, the Commitment Letter, Buyer shall use its reasonable best efforts to obtain replacement financing on terms not less favorable in all material respects and taken as a whole, including from alternate sources, as promptly as practicable after the occurrence of such event.

(b)                                 Without limiting the generality of the obligations set forth in Section 6.16(a) above, Buyer shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its representatives to, deliver all documents and instruments reasonably necessary to satisfy the conditions set forth in the Commitment Letter and assist with the syndication or marketing of the financing contemplated thereby.

(c)                                  Buyer shall not amend, restate, replace, supplement or otherwise modify or waive any provision in the Commitment Letter without the prior written consent of Seller, if such amendment, restatement, replacement, supplement, modification or waiver (i) reduces the aggregate amount of the Financing, (ii) imposes additional conditions precedent to the availability of the Financing that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Financing on the Closing Date or (iii) materially adversely affects the ability of Buyer to consummate the Transactions.  Buyer will promptly deliver to Seller copies of any amendment, waiver, modification, or other change to the Commitment Letter.  Buyer shall keep Seller reasonably informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and, upon request of Seller, promptly provide to Seller executed copies of material definitive agreements for the Financing.  Buyer shall give Seller prompt written notice upon becoming aware of, or receiving notice or any other communication with respect to, any material breach of or any material default under, or any event or circumstance that (with or without notice, lapse of time or both) would reasonably be expected to give rise to any material breach of or material default under, the Commitment Letter or any definitive agreements related to the Financing, or any purported or actual termination, withdrawal or rescission of the Commitment Letter or any definitive agreements related to the Financing.

Section 6.17                                   Notice of Certain Events.  Prior to the Closing, each Party shall promptly notify each other Party of (a) any written notice or other written communication from any Governmental Authority in connection with and with respect to the Transactions, (b) any Proceeding commenced involving such Party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to the terms of this Agreement, (c) any occurrence of which it is aware that is reasonably likely to result in any of the conditions set forth in Article 7 becoming incapable of being satisfied, and (d) to the Knowledge of Seller, any material compliance with Law violations by an Acquired Company.  For the avoidance of doubt, the delivery of any such notice and the contents thereof shall not modify or change in any respect the rights and obligations of the Parties under this Agreement or any Ancillary Agreement.

Section 6.18                                   No Negotiation.  Seller agrees that during the Interim Period, Seller shall not, and shall cause its Subsidiaries and its and their respective Affiliates, and shall direct its and their respective representatives not to, directly or indirectly, solicit the submission of proposals or offers, or commence, participate in, or knowingly cause or encourage, any discussions or negotiations, enter into any agreement, or provide any confidential information, in each case, with respect to, or in furtherance of, any transaction involving the acquisition by any Person (other than Buyer or its Affiliates) of all or a majority of the equity securities of either Acquired Company or all or a material portion of the assets of either Acquired Company.

Section 6.19                                   Invested Capital Commitments.  From and after the Closing, except as required by Law, with respect to each Fund set forth on Exhibit F that is a USAA Fund, Seller Parent hereby commits to cause its applicable Affiliate(s) not to withdraw any Invested Capital from such Fund below an amount equal to the minimum Invested Capital Amount set forth opposite such Fund’s name on Exhibit F under the column “USAA Capital Commitment” prior to the second (2nd) anniversary of the Closing Date (each such date, a “Commitment Period Expiration Date”); provided, however, that the foregoing restriction shall not apply to any Tax distributions or other incidental distributions generally applicable to investors in the relevant Funds.  Notwithstanding anything in the foregoing to the contrary, (a) (i) Seller and its Affiliates are permitted to withdraw any amounts from any Fund so long as Seller and its Affiliates substantially concurrently replace such amounts so that after such replacement the Invested Capital in such Fund equals the minimum Invested Capital Amount for such Fund, and (ii) nothing in this Section 6.19 shall bind any foundation sponsored by Seller or its Affiliates so long as, if such foundation withdraws any amounts from a Fund, Seller and its Affiliates substantially concurrently replace such amounts so that after such replacement the Invested Capital in such Funds equals the minimum Invested Capital Amount for such Fund, and (b) on and after a Commitment Period Expiration Date with respect to any Fund or from and after the occurrence of a Fund Trigger Event with respect to any Fund, (x) the restrictions described in the immediately preceding sentence shall be of no further force and effect with respect to such Fund and any Invested Capital in such Fund and (y) Seller and its Affiliates shall be permitted to withdraw all or a portion of the aggregate amount of any and all Invested Capital in respect of such Fund in accordance with such Fund’s withdrawal and redemption procedures upon delivering a notice of such withdrawal to Buyer and/or Adviser in respect thereof.

Section 6.20                                   529 Agreement Assignment.

(a)                                 From and after the date hereof through the expiration of the True-Up Period, Buyer and Seller shall (and Buyer shall cause Buyer Distributor to, and Seller shall cause IMCO to) cooperate in good faith and use its and their respective reasonable best efforts (with each of Buyer and Buyer Distributor, on the one hand, and Seller and IMCO, on the other hand), to, subject to the terms and conditions of the 529 Agreement and complying with all Applicable Laws, (i) (A) cause IMCO to assign, transfer and convey to Buyer Distributor all of IMCO’s right, title and interest in and to the 529 Agreement and (B) cause Buyer Distributor to (1) accept all of IMCO’s right, title and interest in and to the 529 Agreement and (2) assume all of IMCO’s duties and obligations under the 529 Agreement, in all respects (for the avoidance of doubt, such that IMCO is released from all of its obligations under the 529 Agreement with no further liability or obligation on the part of IMCO), (ii) obtain the prior written consent of the 529 Plan Manager to effect the assignment and assumption described in clause (i) above in connection with the Transactions, and (iii) obtain the prior written consent of the 529 Plan Manager to the deemed assignment of the 529 Agreement with respect to the advisory services provided by Adviser under the 529 Agreement in connection with the Transactions.

(b)                                 If the 529 Plan Manager will not provide its written consent to the transactions described in Section 6.20(a), then Buyer shall cause Buyer Distributor to, on or prior to the expiration of the True-Up Period, and complying with all Applicable Laws, use its reasonable best efforts (excluding any obligation to make any payment) to enter into a new Contract with the 529 Plan Manager, Adviser and Buyer Distributor with respect to the subject matter of the 529 Agreement on terms and conditions substantially similar to the terms and conditions of the 529 Agreement as in effect as of the date hereof and otherwise providing that upon the entry into such new Contract, the 529 Agreement in effect on the date hereof shall be terminated in all respects with no further liability or obligation on the part of IMCO or Adviser thereunder, and Seller shall (and shall cause Adviser and IMCO to) provide reasonable assistance to Buyer and Buyer Distributor in connection with the foregoing.

(c)                                  Seller shall cause IMCO to act as distributor under the 529 Agreement until the earliest of (the “529 Agreement Consent Period”) (i) the termination of the 529 Agreement in accordance with its terms, (ii) three (3) years from the Closing Date, (iii) such consent referred to in Section 6.2(a) or such new agreement referred to in Section 6.2(b) shall have been obtained and (iv) in the case of a Change of Control (as defined in the 529 Agreement) or an assignment of the distribution function under the 529 Agreement, the 529 Plan Manager has given a consent thereto.  Seller shall pay to Buyer on a monthly basis all revenues earned by IMCO under the 529 Plan (net of all direct expenses and the program fee payable to the 529 Plan Manager) during the 529 Agreement Consent Period.

(d)                                 Prior to the Closing, Seller shall cause Adviser and IMCO to enter into an amendment to the Selected Dealer Agreement to provide that effective as of the Closing, the Selected Dealer Agreement shall no longer apply to any account relating to the 529 Plan.

(e)                                  For the avoidance of doubt, assets of the 529 Plan in any Fund that is a Fund that is not a Non-Consenting Client shall not be deemed Adjusted Assets Under Management unless and until receipt of the consent of the 529 Plan Manager (with no subsequent withdrawal at the time of calculation of Adjusted Assets Under Management) under Section 6.20(a)(iii).

(f)                                   Each of Buyer and its Affiliates, on the one hand, and Seller and its Affiliates, on the other hand, shall be responsible for its own out-of-pocket costs and expenses incurred in connection with the obligations described in this Section 6.20, but not to include the payment of any consideration unless otherwise agreed upon in writing by such Person.

Section 6.21                                   Retail Brokerage.  (a) Prior to the Closing, Seller shall cause (i) IMCO to consent to the “assignment” (as defined in the Investment Company Act) of the Selected Dealer Agreement and (ii) IMCO and Adviser, with respect to the Selected Dealer Agreement, and IMCO and Transfer Agent, with respect to the Agency Agreement, to amend the respective terms thereof such that neither agreement will be terminable without cause before the second anniversary of the Closing Date and (b) from and after the Closing, Buyer shall cause Adviser and Transfer Agent to perform their obligations (including payment obligations) under the Selected Dealer Agreement and the Agency Agreement, respectively.

Section 6.22                                   Corporate Responsibility Program.  On the Closing Date, Buyer shall create a charitable foundation (the “Buyer Foundation”) dedicated to the development and support of a financial literacy platform for members of USAA, as such platform and program is further described in Exhibit G.  Over the course of the twelve (12)-month period commencing on the Closing Date, Buyer shall contribute (or cause to be contributed) to the Buyer Foundation an aggregate amount in cash equal to $1,000,000.  Over the course of each successive twelve (12)-month period following the Closing, Buyer shall contribute (or cause to be contributed) to the Buyer Foundation an aggregate amount in cash equal to 0.25% of Buyer’s aggregate revenues that are derived from the Businesses of the Acquired Companies during such twelve (12)-month period.  Buyer will designate the individual listed on Section 6.22 of the Seller Disclosure Schedule to serve as a trustee or designated advisor of the Buyer Foundation at or prior to the Closing.  Except as otherwise provided in this Section 6.22, Buyer’s contributions to the Buyer Foundation shall be subject to the provisions of the Buyer Foundation’s organizational documents, which organizational documents shall conform in all material respects with the terms of Exhibit G. For so long as Buyer can use the “USAA” name under the Transitional Trademark License Agreement, Seller shall have the right to appoint two (2) designees on the governing body of the Buyer Foundation.

Section 6.23                                   Pre-Closing Actions.  Prior to the Closing Date, Seller shall, and shall cause its Affiliates to, at their expense (other than the expense of the Acquired Companies), provide the services and take the actions set forth on Exhibit H in accordance with the terms set forth therein and the terms of the Transition Services Agreement set forth on Exhibit C applied as if the Transition Services Agreement were entered into on the date hereof, mutatis mutandis.  Promptly following the Closing, Buyer shall pay (or cause to be paid) to Seller the applicable amounts set forth on Exhibit H to the extent that such services are provided and actions are completed, as applicable, on or prior to the Closing Date.

Section 6.24                                   Office Lease.  Prior to the Closing Date, Seller and Buyer shall negotiate in good faith, and enter into a lease between Seller or an Affiliate of Seller and the Acquired Companies for the premises from which the Business operates and is located (the “Office Lease”), which Office Lease shall (a) be on commercially reasonable terms mutually agreed by the parties acting reasonably (but in any event no less favorable to the Acquired Companies than the terms in effect as of the date hereof for the benefit of the Acquired Companies with respect to such premises under that certain Master Services Agreement between Seller and certain of its Affiliates (other than the Acquired Companies), on the one hand, and the Acquired Companies, on the other hand), (b) supersede the provision of any real property lease services under the Transition Services Agreement (which real property lease services shall, for the avoidance of doubt, be deemed to be omitted from the Transition Services Agreement) and notwithstanding anything to the contrary herein or in the Transition Services Agreement, no additional costs under the Transition Services Agreement in respect of such real property lease services shall be payable by Buyer or any other Receiving Party in respect of amounts payable by Buyer under the Office Lease, (c) the aggregate amount of the annual rent payable under the Office Lease by Buyer, the Acquired Companies and their respective Affiliates, together with the total amount of all fees, costs and expenses payable under the Transition Services Agreement in any consecutive twelve (12) month period shall not exceed the Fee Cap, and (d) commence on the Closing Date.

Section 6.25                                   Managed Money.  Seller Parent shall cause, for two (2) years from the Closing Date, IMCO (or any successor) (i) to continue offering the Model Allocations with the substantially same level of prominence and resources, and proportion of assets allocated to the Funds, as exists as of the date hereof consistent with past practices, and (ii) not to remove any existing Model Allocation from any offering to participants in the UMP Accounts, subject to any fiduciary duties owed by IMCO (or any successor) to participants in UMP Accounts.  In the event of the direct or indirect sale of IMCO to a third party (whether by sale of assets, equity interests, merger, consolidation, business combination or other transaction or series of related transactions), Seller Parent shall cause such third party to assume the obligations under this Section 6.25 or otherwise guarantee in a manner reasonably satisfactory to Buyer the performance of the obligations of this Section 6.25.

Section 6.26                                   Transition Planning.  Seller shall, prior to the Closing, provide in writing to Buyer a draft transition plan with respect to the transfer or termination of the applicable Services (the “Cutover Plan”), which Cutover Plan shall describe the proposed transition activities and any transition assistance to be provided by and to each Party in connection with such transfer or termination.  Buyer shall: (a) provide to Seller any information reasonably necessary or otherwise reasonably requested by Seller in connection with the development of the Cutover Plan; (b) review and comment, in good faith, on the Cutover Plan; and (c) reasonably cooperate with Seller to create and agree upon a final Cutover Plan.  The Cutover Plan shall provide for a completion date that is no later than the end of the applicable Transition Period in respect of each Service contained therein.  During the applicable Transition Period, (i) each Party shall implement the Cutover Plan as promptly as reasonably practicable, and (ii) the other Party shall offer such commercially reasonable assistance as is necessary for the implementation of the final Cutover Plan and the transfer of responsibility for the provision of the Services to the Receiving Party or a new third-party provider.  Each Party acknowledges and agrees that the Services are transitional in nature and agrees to transition each Service to be received by it to its own personnel and operations, or alternatively, to third-party sources to provide such Services, as soon as reasonably practicable, but in no event later than the Expiration Date unless otherwise agreed in writing by Seller in its sole discretion.

Section 6.27                                   Seller Retention Plan.  Promptly following the date of this Agreement, Seller shall take the actions set forth on Section 6.27 of the Seller Disclosure Schedule.

ARTICLE 7

CONDITIONS TO THE CONSUMMATION OF THE TRANSACTION

Section 7.1                                          Mutual Conditions.  The obligations of each of Buyer and Seller to consummate the Transactions shall be subject to the satisfaction (or waiver by each Party) of each of the following conditions:

(a)                                 HSR Act.  Any applicable waiting period under the HSR Act relating to the Transactions shall have expired or been terminated.

(b)                                 No Injunction, etc.  No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect.

(c)                                  Client Consent Percentage.  The Client Consent Percentage shall be no less than seventy-five percent (75%).

Section 7.2                                          Conditions to the Obligations of Buyer.  The obligation of Buyer to consummate the Transactions shall be subject to the satisfaction of each of the following conditions, any of which may be waived in writing by Buyer:

(a)                                 Representations and Warranties.

(i)                                     The representations and warranties of Seller contained in Article 3 and Article 4 of this Agreement and of Seller Parent contained in Section 11.15(b), other than the Fundamental Representations of Seller and Seller Parent, as applicable, shall be true and correct (without regard to any qualifications as to “materiality”, “Seller Material Adverse Effect”, “Material Adverse Effect” or any correlative term contained in such representations and warranties), at and as of the date of this Agreement and at and as of the Closing Date with the same effect as though made at and as of the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except, in each case, where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have a Material Adverse Effect; and

(ii)                                  The Fundamental Representations of Seller and Seller Parent shall be true and correct in all respects, except, in each case, for de minimis inaccuracies at and as of the date of this Agreement and at and as of the Closing Date with the same effect as though made at and as of the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct, except, in each case, for de minimis inaccuracies, as of such earlier date).

(b)                                 Covenants and Agreements.  Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller at or prior to the Closing.

(c)                                  Officer’s Certificate.  Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, signed by a duly authorized executive officer of Seller, certifying as to the satisfaction of the conditions contained in Section 7.2(a) and Section 7.2(b).

(d)                                 No Material Adverse Effect.  From the date of this Agreement to the Closing Date, there shall not have occurred any Material Adverse Effect.

(e)                                  Section 7.2(e) Condition.  The condition set forth in Section 7.2(e) of the Seller Disclosure Schedule shall be satisfied.

(f)                                   Closing Deliverables.  Buyer shall have received the Closing deliverables contemplated by Section 2.3(a).

Section 7.3                                          Conditions to the Obligations of Seller.  The obligations of Seller to consummate the Transactions shall be subject to satisfaction of each of the following conditions, any of which may be waived in writing by Seller:

(a)                                 Representations and Warranties.

(i)                                     The representations and warranties of Buyer contained in Article 5 of this Agreement, other than the Fundamental Representations of Buyer, shall be true and correct (without regard to any qualifications as to “materiality”, “Buyer Material Adverse Effect” or any correlative term contained in such representations and warranties), at and as of the date of this Agreement and at and as of the Closing Date with the same effect as though made at and as of the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except, in each case, where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have a Buyer Material Adverse Effect; and

(ii)                                  The Fundamental Representations of Buyer shall be true and correct in all respects, except, in each case, for de minimis inaccuracies, at and as of the date of this Agreement and at and as of the Closing Date with the same effect as though made at and as of the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct, except, in each case, for de minimis inaccuracies, as of such earlier date).

(b)                                 Covenants and Agreements.  Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

(c)                                  Officer’s Certificate.  Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, signed by a duly authorized officer of Buyer, certifying as to the satisfaction of the conditions contained in Section 7.3(a) and Section 7.3(b).

(d)                                 Closing Deliverables.  Seller shall have received the Closing deliverables contemplated by Section 2.3(b).

Section 7.4                                          Frustration of Closing Conditions.  No Party may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by such Party’s breach of this Agreement.

ARTICLE 8

TERMINATION

Section 8.1                                          Termination.

(a)                                 This Agreement may be terminated prior to the Closing as follows:

(i)                                     by the mutual agreement of Buyer and Seller;

(ii)                                  by either Buyer or Seller, if (A) there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited or (B) any injunction, decree or other Order of any Governmental Authority having competent jurisdiction permanently enjoining Buyer or Seller from consummating the Closing is entered and such injunction, decree or Order shall have become final and nonappealable; provided that the failure of the Party seeking to terminate this Agreement pursuant to this Section 8.1(a)(ii) to fulfill in all material respects any obligation or covenant under this Agreement (or whose material breach of any representation, warranty or other agreement herein) shall not have been the principal cause of, or have principally resulted in, such injunction, decree or Order;

(iii)                               by Seller, if there shall be a breach by Buyer of any of its representations, warranties, covenants or agreements contained herein that would result in a failure to satisfy one or more of the conditions set forth in Section 7.3(a) or Section 7.3(b), and such breach is either (A) not capable of being cured prior to the Termination Date or (B) capable of being cured and has not been cured within the earlier of (1) thirty (30) days after the receipt by Buyer of a written notice of such breach from Seller and (2) the Termination Date;

provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 8.1(a)(iii) if Seller is then in breach of any of its representations, warranties, covenants or agreements contained herein and such breach would result in a failure to satisfy one or more of the conditions set forth in Section 7.2(a) or Section 7.2(b);

(iv)                              by Buyer, if there shall be a breach by Seller of any of its representations, warranties, covenants or agreements contained herein that would result in a failure to satisfy one or more of the conditions set forth in Section 7.2(a) or Section 7.2(b), and such breach is either (A) not capable of being cured prior to the Termination Date or (B) capable of being cured and has not been cured within the earlier of (1) thirty (30) days after the receipt by Seller of a written notice of such breach from Buyer and (2) the Termination Date; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(a)(iv) if Buyer is then in breach of any of its representations, warranties, covenants or agreements contained herein and such breach would result in a failure to satisfy one or more of the conditions set forth in Section 7.3(a) or Section 7.3(b); or

(v)                                 by Seller, on the one hand, or Buyer, on the other hand, if the Closing shall not have occurred by 5:00 P.M. (prevailing Central Time) on the date that is 270 days after the date hereof (the “Termination Date”); provided that notwithstanding the foregoing, the right to terminate this Agreement pursuant to this Section 8.1(a)(v) shall not be available to a Party whose failure to fulfill in all material respects any obligations or covenants under this Agreement (or whose material breach of any representation, warranty or other agreement herein) has been the principal cause of, or has principally resulted in, the failure of the Closing to occur on or before the Termination Date.

(b)                                 The termination of this Agreement shall be effectuated by the delivery by the Party seeking to terminate this Agreement to the other Party of a written notice of such termination and the basis under this Agreement for such termination.  If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 8.2.

Section 8.2                                          Effect of Termination.  If this Agreement is terminated in accordance with Section 8.1 hereof, this Agreement shall become null and void and of no further force and effect, without any liability on the part of any Party; provided that the provisions of Section 6.2(e), Section 6.3(c), Section 6.4, the last sentence of Section 6.5(a), Section 6.6(b), this Section 8.2, Article 11 (other than Section 11.7, which shall terminate solely with respect to any obligation that is not to be performed following such termination), and the Confidentiality Agreement and the Clean Team Agreement shall survive any termination hereof in full force and effect and Seller, on the one hand, and Buyer, on the other hand, shall share equally in any Consent Expenses.  Notwithstanding the foregoing, nothing in this Section 8.2 shall relieve any Party of liability to the other Party for Losses arising in connection with any willful breach by such Party of this Agreement. For purposes of clarification, the Parties agree that if Buyer does not close the Transactions when required pursuant to Section 2.2 (for any reason, including if the Financing Sources do not fund the Financing when required, other than as a result of Seller’s breach of its obligations under Section 6.6), such failure or refusal by Buyer to close the Transactions shall be deemed to be a willful breach of this Agreement by Buyer and Seller will be entitled to pursue any and all remedies under Applicable Law, including the payment of any Losses resulting therefrom.  In no event will any Party’s rights to recover Losses after termination of this Agreement be limited, barred or prejudiced by any action, suit, claim, investigation or proceeding for injunction, specific performance or other equitable relief as provided in Section 11.7 and subject to the limitations set forth in Section 11.7, nor shall this Section 8.2 serve as any limitation on the rights of Seller or its Affiliates under Section 6.6(b) or for breach of the Confidentiality Agreement or the Clean Team Agreement.

ARTICLE 9

TAX MATTERS

Section 9.1                                          Tax Indemnification.

(a)                                 From and after the Closing, Seller shall pay or cause to be paid, and shall indemnify Buyer and each of its Affiliates (including the Acquired Companies after the Closing Date) (collectively, the “Buyer Tax Indemnified Parties”) and hold the Buyer Tax Indemnified Parties harmless from and against any Losses to the extent related to (i) any Taxes imposed on the Acquired Companies for any Pre-Closing Tax Period, (ii) any Taxes of Seller or any of its Affiliates (other than the Acquired Companies) for which an Acquired Company is liable pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, provincial, local or foreign Applicable Law with respect to Taxes and (iii) any liability for Taxes attributable to any failure by Seller or any of its Affiliates to comply with any of the covenants or agreements of Seller under Section 6.1(a)(xii) and Article 9, except, in each case, for any Taxes for which Buyer is responsible pursuant to Section 9.1(b)(ii) and Section 9.1(b)(iii) (the Taxes for which Seller is required to indemnify Buyer pursuant to this Section 9.1(a), the “Seller Indemnified Taxes”).

(b)                                 From and after the Closing, Buyer shall pay or cause to be paid, and shall indemnify Seller and each of its Affiliates (collectively, the “Seller Tax Indemnified Parties”) and hold the Seller Tax Indemnified Parties harmless from and against any Losses to the extent related to (i) any Taxes imposed on the Acquired Companies for any Post-Closing Tax Period unless such Tax arises as a result of any failure by Seller or any of its Affiliates to comply with any of the covenants or agreements contained in Section 6.1(a)(xii) and Article 9, (ii) any Taxes arising from any action or transaction by Buyer, the Acquired Companies or their respective Affiliates outside the Ordinary Course of Business on the Closing Date after the Closing and (iii) any liability for Taxes attributable to any failure by Buyer to comply with any of the covenants or agreements of Buyer or any of its Affiliates contained in Article 9.

(c)                                  Any indemnity payment required to be made pursuant to this Section 9.1 or otherwise pursuant to this Article 9 shall be made within thirty (30) days after the applicable Indemnified Party makes written demand upon the applicable Indemnifying Party, but in no case earlier than five (5) days prior to the date on which the relevant Taxes or other amounts are required to be paid to the applicable Taxing Authority; provided that, for the avoidance of doubt, in the case of any Tax Claim, payment shall not be required until the resolution of such Tax Proceeding.

Section 9.2                                          Preparation and Filing of Tax Returns.

(a)                                 Generally.  Seller shall have the right to prepare (or cause to be prepared) (i) any combined, consolidated, affiliated, unitary, or similar Tax Return that includes Seller or any of its Affiliates (other than the Acquired Companies), on the one hand, and any of the Acquired Companies, on the other hand (a “Combined Tax Return”), and (ii) any Tax Return (other than a Combined Tax Return) that is required to be filed by or with respect to any of the Acquired Companies for any taxable period that ends on or before the Closing Date (a “Pre-Closing Separate Tax Return”).  Seller shall timely file or cause to be timely filed any Combined Tax Return and any Pre-Closing Separate Tax Return that is required to be filed on or before the Closing Date (taking into account any extensions).  With respect to all Pre-Closing Separate Tax Returns that are required to be filed after the Closing Date, (A) Seller shall deliver, or cause to be delivered, to Buyer for its review and comment all such Tax Returns at least thirty (30) days prior to the due date for filing such Tax Returns (taking into account any extensions); provided that for any Tax Returns that are filed on a monthly or shorter basis such delivery shall be as soon as reasonably practicable, (B) Seller shall revise (or cause to be revised) such Tax Returns to reflect any reasonable comments received from Buyer not later than fifteen (15) days prior to the due date therefor (taking into account any extensions); provided that for any Tax Returns that are filed on a monthly or shorter basis such delivery shall be as soon as reasonably practicable, and (C) such Tax Return shall be filed by Buyer; provided that such Tax Return shall not be filed without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), and which consent shall be deemed to have been provided in the event that such Tax Return is filed as prepared by Seller.

(b)                                 Straddle Period Tax Returns.

(i)                                     Except for any Tax Return that Seller has the right to prepare pursuant to Section 9.2(a), Buyer shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns required to be filed by or with respect to the Acquired Companies and pay all Taxes due with respect thereto.  In the case of any Tax Return for a Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), (A) such Tax Return shall be prepared and timely filed in a manner consistent with past practices, elections and methods of the relevant Acquired Company (or Seller or its relevant Affiliates, as applicable), (B) Buyer shall deliver any such Tax Return to Seller for its review and comment at least thirty (30) days prior to the due date therefor, (C) Buyer shall revise (or cause to be revised) such Tax Returns to reflect any reasonable comments received from Seller not later than fifteen (15) days prior to the due date therefor (taking into account any extensions), and (D) such Tax Return shall not be filed without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.

(ii)                                  Each of Seller and Buyer shall make (and shall cause its relevant Affiliates to make) any election available under Applicable Law to treat, or, to the extent permitted or required under Applicable Law shall treat, the taxable year of each of the Acquired Companies as closing on the Closing Date.

Section 9.3                                          Amendment of Tax Returns; Similar Items.  Buyer shall not amend, or permit any of its Affiliates (including any Acquired Company after the Closing) to amend, any Tax Return of any Acquired Company, or agree to any waiver or extension of the statute of limitations relating to Taxes, with respect to any Acquired Company for a taxable period ending on or before the Closing Date or a Straddle Period or that reflects (or is required to reflect) any Seller Indemnified Taxes, in each case, without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.  Without the prior consent of Seller, Buyer shall not, and shall not permit its Affiliates (including any Acquired Company after the Closing) to, take any action on or after the Closing Date that would reasonably be expected to affect the Tax liability of Seller or any of its Affiliates (including any Acquired Company, in the case of any Pre-Closing Tax Period) for any Pre-Closing Tax Period, including the making of any Tax election, except as contemplated by this Agreement.

Section 9.4                                          Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the Transactions (including any real property transfer tax and any similar Tax) shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller when due, and Buyer shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by Applicable Law, Seller shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 9.5                                          Allocation of Straddle Period Taxes.  For purposes of this Agreement, in the case of any Straddle Period, (a) all Property Taxes shall be apportioned between the Pre-Closing Tax Period, on the one hand, and the Post-Closing Tax Period, on the other hand, based on the number of days in such Straddle Period included in the Pre-Closing Tax Period and the number of days in such Straddle Period included in the Post-Closing Tax Period, and (b) all other Taxes shall be apportioned between the Pre-Closing Tax Period, on the one hand, and the Post-Closing Tax Period, on the other hand, as though such taxable period terminated as of the close of business on the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the Pre-Closing Tax Period, on the one hand, and the Post-Closing Tax Period, on the other hand, in proportion to the number of days in such Straddle Period included in the Pre-Closing Tax Period and the number of days in such Straddle Period included in the Post-Closing Tax Period.

Section 9.6                                          Tax Audits.

(a)                                 If a Party is responsible for, or would reasonably be expected to be responsible for, the payment of or indemnification in respect of Taxes pursuant to this Article 9 (the “Tax Indemnifying Party”), and the other Party to this Agreement (the “Tax Indemnified Party”)

receives a notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination, suit, dispute or other claim with respect (in whole or in part) to such Taxes (a “Tax Claim”), the Tax Indemnified Party shall promptly (and in any event within ten (10) Business Days) notify the Tax Indemnifying Party in writing of such Tax Claim.  Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority.

(b)                                 In the case of any Tax audit, examination, contest, litigation or other Proceeding with or against any Taxing Authority (“Tax Proceeding”) of or with respect to any of the Acquired Companies for any taxable period ending on or before the Closing Date (other than a Tax Proceeding described in Section 9.6(a)), Seller shall have the exclusive right to control such Tax Proceeding; provided that Seller shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement, compromise or abandonment would result in a material increase in the Tax liability of Buyer or any of its Subsidiaries (including the Acquired Companies) for any Post-Closing Tax Period.

(c)                                  In the case of a Tax Proceeding (i) of or with respect to any of the Acquired Companies for any Straddle Period or (ii) involving Taxes that are Seller Indemnified Taxes and Taxes that are not Seller Indemnified Taxes (and such Tax Proceeding for Taxes that are Seller Indemnified Taxes is not separable from such Tax Proceeding for Taxes that are not Seller Indemnified Taxes), Buyer shall have the right and obligation to conduct, at its own expense, such Tax Proceeding; provided that (A) Buyer shall provide Seller with a timely and reasonably detailed account of each stage of such Tax Proceeding, (B) Buyer shall consult with Seller before taking any significant action in connection with such Tax Proceeding, (C) Buyer shall consult with Seller and offer Seller an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (D) Buyer shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (E) Seller shall be entitled to participate in such Tax Proceeding and attend any meetings or conferences with the relevant Taxing Authority, and (F) Buyer shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)                                 Notwithstanding anything to the contrary in this Agreement, Seller shall have the exclusive right to control in all respects, and neither Buyer nor any of its Affiliates shall be entitled to participate in, any Tax Proceeding with respect to (i) any Tax Return of Seller or any of its Affiliates (other than the Acquired Companies) or (ii) any Tax Return of a consolidated, combined or unitary group that includes Seller or any of its Subsidiaries (including any Combined Tax Return).

Section 9.7                                          Tax Refunds and Credits.  Seller shall be entitled to any refund or credit net of reasonable and documented out-of-pocket third-party expenses of Buyer of Taxes for any Pre-Closing Tax Period.  Buyer shall be entitled to any refund or credit of Taxes of the Acquired Companies other than refunds and credits to which Seller is entitled pursuant to the immediately preceding sentence.  Any refunds or credits of Taxes of the Acquired Companies for any Straddle Period shall be equitably apportioned between Seller and Buyer in accordance with the principles set forth in Section 9.5.  Buyer shall, if Seller so requests and at Seller’s expense, file for and obtain or cause its relevant Affiliates (including the Acquired Companies) to file for and obtain any refunds or credits.  Seller shall have the right to control the conduct of any such claim.  If Seller pays (or if the Acquired Companies pay prior to the Closing) estimated Taxes for any Straddle Period in excess of the amount ultimately determined to be due for the portion of such Straddle Period ending on the Closing Date, and Buyer or its Affiliates (including the Acquired Companies) obtains the benefit of such excess payment, Buyer shall promptly refund such excess to Seller.  Payments pursuant to this Section 9.7 shall be made in immediately available funds within fifteen (15) days of the actual receipt or realization of the applicable refund or credit (and shall include, for the avoidance of doubt, any interest paid thereon, but shall be net of any reasonable and documented out-of-pocket third-party expenses of Buyer and Taxes to the Party receiving such refund or credit in respect of the receipt or accrual of such refund or credit).

Section 9.8                                          Section 338(h)(10) Election.

(a)                                 Seller and Buyer shall join in making an election under Code Section 338(h)(10) (and any corresponding election under state, local or foreign Law) (a “338 Election”) with respect to Buyer’s purchase of the Shares pursuant to this Agreement.  Buyer shall, within ninety (90) days after the Closing Date, prepare and deliver to Seller for its review and consent, the allocation of the deemed sales price of the assets of the Acquired Companies (and any eligible Subsidiary for which a 338 Election is made) resulting from the 338 Elections (as required pursuant to Section 338(h)(10) of the Code and regulations promulgated thereunder) among such assets (the “Section 338 Allocation”).  Buyer and Seller shall negotiate in good faith to resolve any disputed items.  If Buyer and Seller are unable to agree on the Section 338 Allocation within sixty (60) days after Buyer provides the Section 338 Allocation, the Parties shall request the Accounting Firm to decide any disputed items.  The costs of the Accounting Firm shall be borne equally by Seller and Buyer.  The Section 338 Allocation shall be used in preparing Internal Revenue Service Form 8883, and any similar forms under Applicable Law with respect to Taxes.  Seller and Buyer shall (and shall cause their Affiliates to) report and file all Tax Returns (including amended Tax Returns and claims for refund) consistent with the Section 338 Allocation, shall (and shall cause their Affiliates to) take no position contrary thereto or inconsistent therewith (including in any audits or examinations by any Taxing Authority or any other proceeding) and shall file any supplemental Internal Revenue Service Form 8883 necessary to reflect adjustments to the Purchase Price as a result of an Earn Out Payment made pursuant to this Agreement.  Buyer and Seller agree to cooperate in good faith with each other in the preparation and timely filing of any Tax Returns required to be filed in connection with the making of such an election, including the exchange of information and the joint preparation and filing of Form 8023 and related schedules.  Buyer and Seller agree to report the transfers under this Agreement consistent with such elections and shall take no position contrary thereto unless required to do so by Applicable Law with respect to Taxes pursuant to a determination as defined in Section 1313(a) of the Code.

(b)                                 Buyer shall be responsible for the preparation and filing of all Section 338 Forms in accordance with Applicable Laws with respect to Taxes and the terms of this Agreement and shall deliver such Section 338 Forms to Seller at least thirty (30) days prior to the date such Section 338 Forms are required to be filed.  Seller shall execute and deliver to Buyer such documents or forms (including executed Section 338 Forms) as are requested and are required by any Laws in order to properly complete the Section 338 Forms at least twenty (20) days prior to the date such Section 338 Forms are required to be filed.  Seller shall provide Buyer with such information as Buyer reasonably requests in order to prepare the Section 338 Forms by the later of thirty (30) days after Buyer’s request for such information or thirty (30) days prior to the date on which Buyer is required to deliver such forms to Seller.

(c)                                  Seller agrees that any income and gain recognized as a result of, and in accordance with, the making of a 338 Election will be included in the consolidated federal income tax return of Seller’s consolidated group and any resulting Tax liability will be paid by Seller, as the common parent of Seller’s consolidated group.

Section 9.9                                          Cooperation.  Buyer and each Acquired Company, on the one hand, and Seller, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Returns pursuant to this Article 9 and the conduct of any Tax audit or other Tax Proceeding.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding, making employees and personnel available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the provision of any reasonably requested power of attorney.  Buyer shall retain all Tax Returns, schedules, and work papers and all material records and other documents relating thereto of the Acquired Companies until the expiration of the later of (a) the seventh (7th) anniversary of the Closing Date and (b) the date on which Taxes may no longer be assessed under the applicable statutes of limitation, including any waivers or extensions thereof.

Section 9.10                                   Coordination; Survival.  Except as provided for in Section 10.4(a), Section 10.4(b), Section 10.4(c), Section 10.4(f), and Section 10.4(i), notwithstanding anything to the contrary in this Agreement, claims for indemnification with respect to Taxes of the Acquired Companies shall be governed exclusively by this Article 9, and the indemnification provisions of this Article 9 represent the sole and exclusive remedy of a Party for any such claims.  The indemnification provisions of this Article 9 shall survive until thirty (30) days after the expiration of the relevant Tax statutes of limitation.

ARTICLE 10

INDEMNIFICATION

Section 10.1                                   Survival.  Subject to the provisions of Section 10.5, (a) representations and warranties made in this Agreement, or in any certificate delivered pursuant to Section 7.2(c) or Section 7.3(c), and all covenants and agreements of the Parties contained in this Agreement which by their terms are to be performed at or prior to the Closing, shall survive the Closing Date for a period of eighteen (18) months after the Closing Date; provided that the Fundamental Representations shall survive the Closing Date for a period of five (5) years after the Closing Date and the representations and warranties in Section 4.12(i) and Section 4.15 (Acquired Company Tax Representations) shall survive until sixty (60) days after the expiration of the relevant Tax statutes of limitations, (b) claims for Fraud shall survive the Closing Date for a period of six (6) years after the Closing Date, and (c) all other covenants and agreements of the Parties contained in this Agreement shall survive the Closing Date in accordance with their respective terms and until fully performed, but not to exceed a period of six (6) years after the Closing Date in the event of a breach of any such covenant.

Section 10.2                                   Indemnification by Seller.

(a)                                 From and after the Closing, and subject to this Article 10, Seller shall defend, indemnify and hold harmless Buyer and each of its Subsidiaries and Affiliates (including, following the Closing, the Acquired Companies) and each of their respective officers, directors, employees, equity holders, members, partners, agents, representatives, successors and assigns (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse the Buyer Indemnitees for, any and all Losses arising from (i) any breach of any representation or warranty made by Seller in Article 3 or Article 4 or in any certificate delivered pursuant to Section 7.2(c) (except for Fraud), (ii) any breach by Seller of any of its covenants or agreements contained herein (other than, if applicable, those contained in Article 9, which are governed exclusively by Article 9), (iii) solely to the extent it is finally determined that a Buyer Indemnitee is entitled to indemnification hereunder, the reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of such Buyer Indemnitee’s indemnification rights under this Agreement, (iv) Fraud, (v) claims or Actions brought or made by or on behalf of any Affiliate Advisory Client against Buyer, the Acquired Companies or their Affiliates for actions or omissions of the Acquired Companies during the period prior to the Closing, or (vi) the matter set forth on Section 10.2(a)(vi) of the Seller Disclosure Schedule.

(b)                                 Notwithstanding anything to the contrary contained in this Section 10.2, (i) Buyer Indemnitees shall not be entitled to indemnification or recovery, or to otherwise make a claim for indemnity or recovery, under Section 10.2(a)(i) (A) for any individual claim or group of related claims unless the amount of Losses that would otherwise be payable pursuant to Section 10.2(a)(i) with respect to such claim or group of related claims exceeds an amount equal to $200,000 (the “Per Claim Threshold”), and (B) unless and until the aggregate amount of Losses that would otherwise be payable exceeds, on a cumulative basis, an amount equal to 0.5% of the Closing Purchase Price (the “Indemnification Deductible”), and then only to the extent such Losses exceed the Indemnification Deductible; and (ii) (A) any individual claims or group of related claims for amounts less than the Per Claim Threshold shall be ignored and disregarded for purposes of determining whether the Indemnification Deductible has been exceeded, and (B) the Indemnification Deductible and Per Claim Threshold shall not apply with respect to any claim by a Buyer Indemnitee for indemnification or recovery for any breach of any Fundamental Representation of Seller or Fraud.

Section 10.3                                   Indemnification by Buyer.

(a)                                 From and after the Closing, and subject to this Article 10, Buyer shall defend, indemnify and hold harmless Seller and each of its Subsidiaries and Affiliates and each of their respective officers, directors, employees, equity holders, members, partners, agents, representatives, successors and assigns (collectively, the “Seller Indemnitees”) from and against, and pay or reimburse the Seller Indemnitees for, any and all Losses arising from (i) any breach of any representation or warranty made by Buyer in Article 5 or in any certificate delivered pursuant to Section 7.3(c), (ii) any breach by Buyer of any of its covenants or agreements contained herein, and (iii) solely to the extent it is finally determined that a Seller Indemnitee is entitled to indemnification hereunder, the reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of such Seller Indemnitee’s indemnification rights under this Agreement.

(b)                                 Notwithstanding anything to the contrary contained in this Section 10.3, (i) Seller Indemnitees shall not be entitled to indemnification or recovery, or to otherwise make a claim for indemnity or recovery, under Section 10.3(a)(i) (A) for any individual claim or group of related claims unless the amount of Losses that would otherwise be payable pursuant to Section 10.3(a)(i) with respect to such claim or group of related claims exceeds an amount equal to the Per Claim Threshold, and (B) unless and until the aggregate amount of Losses that would otherwise be payable exceeds, on a cumulative basis, an amount equal to the Indemnification Deductible, and then only to the extent such Losses exceed the Indemnification Deductible; and (ii) (A) any individual claims or group of related claims for amounts less than the Per Claim Threshold shall be ignored and disregarded for purposes of determining whether the Indemnification Deductible has been exceeded, and (B) the Indemnification Deductible and Per Claim Threshold shall not apply with respect to any claim by a Seller Indemnitee for indemnification or recovery for any breach of any Fundamental Representation of Buyer or Fraud.

Section 10.4                                   Indemnification Generally; Certain Limitations.  Notwithstanding anything in this Agreement to the contrary, Buyer and Seller agree, for themselves and on behalf of Buyer Indemnitees and Seller Indemnitees:

(a)                                 Except with respect to claims for indemnification or recovery pursuant to Section 10.2 or Section 10.3, as applicable, for a breach of any Fundamental Representation, neither the Buyer Indemnitees nor the Seller Indemnitees shall be entitled to indemnification or recovery for any claim under Section 10.2(a)(i) or Section 10.3(a)(i), as applicable, for any monetary amount in respect of Losses in excess of the Indemnity Cap in the aggregate for all claims for indemnification or recovery under Section 10.2(a)(i) or Section 10.3(a)(i), as applicable, brought by such Buyer Indemnitees or Seller Indemnitees, as applicable, individually or collectively.  Neither the Buyer Indemnitees nor the Seller Indemnitees shall be entitled to indemnification or recovery for claims for indemnification or recovery pursuant to Article 9, Section 10.2 or Section 10.3, as applicable, or otherwise under or in connection with this Agreement for any monetary amount in respect of Losses in excess of the Closing Purchase Price (as finally determined pursuant to Section 2.4(c) and paid by Buyer to Seller pursuant to this Agreement) in the aggregate for any and all claims (whether for Fundamental Representations, Fraud or otherwise under or in connection with this Agreement) for indemnification or recovery brought by such Buyer Indemnitees or such Seller Indemnitees, individually or collectively with any other claims.

(b)                                 The amount of any and all Losses indemnifiable pursuant to Section 9.1, Section 10.2 or Section 10.3 shall be determined net of (i) any amounts actually recovered by the applicable Indemnified Party under insurance policies or other collateral sources (including contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses, in each case, after deducting the amount of any deductible, retention or other reasonable and documented out-of-pocket costs and expenses incurred by the Indemnified Party in connection therewith, and (ii) any Tax benefits actually realized (in the form of cash actually received or reduction in cash Taxes actually paid) in the year the Loss is incurred or in any prior taxable year by the applicable Indemnified Party with respect to such Losses.  In any case where an Indemnified Party actually realizes such Tax benefits or actually recovers under insurance policies or from other collateral sources, any amount in respect of a matter for which such Indemnified Party was previously indemnified pursuant to Section 9.1, Section 10.2 or Section 10.3, as applicable, in each case, to the extent not already taken into account in determining the indemnified Losses pursuant to this Section 10.4(b) and only to the extent that the Indemnified Party would otherwise retain an amount greater than the full amount of such Losses actually sustained by the Indemnified Party as a result of the underlying claim with respect to such Losses, such Indemnified Party shall promptly pay over to the applicable Indemnifying Party, the amount so recovered or realized, but not in excess, in the aggregate, of an amount equal to the aggregate amount by which such Indemnified Party was previously indemnified pursuant to Section 9.1, Section 10.2 or Section 10.3, as applicable.

(c)                                  An Indemnified Party shall not be entitled to indemnification pursuant to Section 9.1, Section 10.2 or Section 10.3, as applicable, for any Loss to the extent that with respect to any Buyer Indemnitee, such Loss was taken into account, directly or indirectly, in the Closing Purchase Price or any of the components thereof, in each case, as finally determined pursuant to Section 2.4(c). To the extent required under applicable Law, each Indemnified Party shall use commercially reasonable efforts to mitigate any Losses incurred by such party.

(d)                                 No right of indemnification hereunder shall be limited by reason of investigation or audit conducted before or after the Closing or the knowledge by any Buyer Indemnitee of any information that would cause one or more of the representations and warranties made by Seller to be inaccurate, or the decision of any Party to complete the Closing.

(e)                                  In all cases in determining whether there has been a breach of a representation or warranty or in calculating the amount of any Loss with respect to a breach of any representation or warranty set forth herein or in any certificate delivered pursuant to this Agreement, such representations and warranties shall be read without regard to any materiality qualifier (including any reference to Material Adverse Effect) contained therein, except in respect of the last sentence of Section 4.4, the first sentence of Section 4.6, and the use of the term “Material Contract” (but not, for the avoidance of doubt, the definition of “Material Contract”).

(f)                                   If an Indemnifying Party makes an indemnification payment to an Indemnified Party with respect to any Loss, then such Indemnifying Party shall be subrogated, to the extent of such payment, to any and all related rights and remedies of such Indemnified Party under any insurance policy with respect to such Loss, except with respect to amounts relating to such Loss that have not yet been recovered by such Indemnified Party (or any other such Person entitled to indemnification hereunder) or if such Loss relates to Fraud or any criminal act.  If any portion of any Loss to be reimbursed by the Indemnifying Party is actually covered, in whole or in part, by third-party insurance coverage of the Indemnified Party, the Indemnified Party shall give reasonably prompt notice thereof to the Indemnifying Party.

(g)                                  An indemnity payment made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Applicable Law or an audit or other administrative or judicial action with respect to the Indemnified Party or

Indemnifying Party causes any such payment not to constitute an adjustment to the Purchase Price for Tax purposes.

(h)                                 NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, LOST PROFITS OR LOST REVENUE, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, LAW, EQUITY OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR LIABILITY (“NON-REIMBURSABLE DAMAGES”), EXCEPT IF, AND SOLELY TO THE EXTENT THAT, ANY SUCH NON-REIMBURSABLE DAMAGES ARE (I) ACTUALLY RECOVERED AGAINST AN INDEMNIFIED PARTY PURSUANT TO A THIRD-PARTY CLAIM OR (II) REASONABLY FORESEEABLE.

(i)                                     All indemnifiable Losses under this Article 10 and Article 9 shall be determined without duplication of recovery under other provisions of this Agreement, any certificate delivered in connection with this Agreement or any Ancillary Agreement.  Without limiting the generality of the immediately preceding sentence, if a set of facts, conditions, events or occurrences constitutes a breach of more than one representation, warranty, covenant or agreement that is subject to an indemnification obligation under this Article 10 and/or Article 9, then only one recovery of indemnifiable Losses shall be permitted in respect thereof, and in no event shall there be any duplication of indemnification, payments or recovery under different provisions of this Agreement arising out of the same facts, conditions, events or occurrences.

(j)                                    Subject to the limitations contained in Section 10.2(b), Section 10.3(b) and the other provisions of this Section 10.4, the Buyer Indemnitees shall have the right to offset against any amount otherwise payable by Buyer to Seller under this Agreement, including against any Earn Out Payments or Managed Money Revenue Share Payments, to satisfy any amounts payable by Seller to the Buyer Indemnitees pursuant to this Article 10 solely to the extent that (i) such amounts payable by Seller to the Buyer Indemnitees shall have been finally determined by a court of competent jurisdiction (and not subject to appeal) under the terms of this Agreement to be due and payable by Seller to a Buyer Indemnitee hereunder and (ii) Seller shall not have paid such amounts to the applicable Buyer Indemnitee (or its designee) within ten (10) Business Days after the date of such final determination.

Section 10.5                                   Notification of Claims; Third-Party Claims.

(a)                                 A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties from whom indemnification or recovery is sought under this Agreement (the “Indemnifying Party”) in writing of any such claim in respect of which indemnity may be sought under this Article 10, as applicable, describing, to the extent known, in reasonable detail the facts and circumstances with respect to the subject matter of such claim and, if applicable, including copies of all material written evidence thereof and indicating the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party in connection therewith (a “Claim Notice”); provided, however, that the failure to promptly provide such Claim Notice shall not release the Indemnifying Party from any of its obligations under this Article 10 except to the extent the Indemnifying Party is materially prejudiced by such failure.  The Parties agree that (i) in this Article 10 they intend to shorten (in the case of the limited survival periods specified in Section 10.1) the applicable statute of limitations period with respect to certain claims hereunder to the extent provided in Section 10.1, (ii) Claim Notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 10.1 for such representation, warranty, covenant or agreement and (iii) any claims for indemnification for which a Claim Notice is not delivered in accordance with the terms and conditions of this Section 10.5 prior to the expiration of the applicable survival periods set forth in Section 10.1 shall be expressly barred and are hereby irrevocably and unconditionally waived; provided that if, prior to such applicable date, an Indemnified Party shall have notified in writing any Indemnifying Party in accordance with the requirements of this Section 10.5 of a claim for indemnification under this Article 10 (whether or not formal legal action shall have been commenced based upon such claim), such applicable representation, warranty, covenant or agreement relating to such claim shall survive such survival period and such claim shall continue to be subject to indemnification in accordance with this Article 10 notwithstanding the passing of such applicable date.

(b)                                 Upon an Indemnifying Party’s receipt of a Claim Notice from an Indemnified Party pursuant to (and in accordance with the requirements of) this Section 10.5 in respect of a pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or will reasonably give rise to a right of indemnification under this Agreement (such claim or demand being a “Third-Party Claim” and including any such pending or threatened claim or demand asserted by a third party against the Indemnified Party), the Indemnifying Party may, by written notice delivered to the Indemnified Party within ten (10) Business Days after the date of receipt of a Claim Notice in respect of such Third-Party Claim, assume the defense and control of such Third-Party Claim (including the right to negotiate a settlement or compromise of such Third-Party Claim), with its own counsel and at its own expense and the Indemnified Party shall, at its sole cost and expense, reasonably cooperate with the Indemnifying Party in connection therewith, except that the Indemnifying Party shall not be entitled to assume the defense and control of such Third-Party Claim if such Third-Party Claim relates to or alleges any criminal conduct; provided that the Indemnifying Party shall permit the Indemnified Party a reasonable opportunity to participate in the defense of such Third-Party Claim with its own counsel and at its own expense, except that the Indemnifying Party shall be responsible for the fees and expenses of one separate co-counsel for the Indemnified Party to the extent the Indemnified Party is advised by its outside counsel that either the counsel the Indemnifying Party has selected has a conflict of interest in respect of the defense of such Third-Party Claim or there are non-frivolous legal defenses available to the Indemnified Party that are materially different from or additional to those available to the Indemnifying Party; provided, further, that notwithstanding anything in this Agreement to the contrary, if the Indemnifying Party assumes the defense and control of such Third-Party Claim, such Indemnifying Party may not, in any circumstance, except with the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) settle or compromise (or agree to settle or compromise), or consent to the entry of any judgment with respect to, such Third-Party Claim unless such settlement, compromise or judgment (i) includes as a term thereof a full and unconditional written release by the third party asserting such Third-Party Claim of all applicable Indemnified Parties from all liability with respect to such Third-Party Claim, (ii) does not impose injunctive or other equitable relief on the Indemnified Party or any of its Affiliates, or (iii) does not involve a finding or admission of any violation of applicable Law by the Indemnified Party or any of its Affiliates.  If the Indemnifying Party

(A) does not notify the Indemnified Party within ten (10) Business Days after the receipt of the Indemnified Party’s Claim Notice in respect of such Third-Party Claim that such Indemnifying Party elects to undertake the defense and control thereof or (B) notifies such Indemnified Party that it does not elect to undertake the defense and control thereof, then, in each case, such Indemnified Party shall have the right to contest, defend, settle or compromise such Third-Party Claim and the Indemnified Party shall be entitled to recover from the Indemnifying Party its reasonable and documented out-of-pocket costs and expenses in connection therewith (including reasonable attorneys’ fees and disbursements); provided, however, that, notwithstanding anything in this Agreement to the contrary, no Indemnified Party may, in any circumstance, settle or compromise (or agree to settle or compromise) a Third-Party Claim absent the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), it being understood that if an Indemnified Party enters into or agrees to enter into any settlement or compromise absent such prior written consent of the Indemnifying Party (except where such prior written consent is unreasonably withheld, conditioned or delayed by the Indemnifying Party), then the Indemnified Party shall be deemed to have irrevocably and unconditionally waived for all purposes under this Agreement any right to indemnity or recovery from the Indemnifying Party in respect of such Third-Party Claim.

(c)                                  The Indemnifying Party and the Indemnified Party shall reasonably cooperate in the defense or prosecution of any Third-Party Claim in respect of which indemnity may be sought hereunder and each of Buyer and Seller (or a duly authorized representative of such Party) shall (and shall cause the relevant Indemnifying Party or Indemnified Party, as the case may be, to) furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith to ensure the adequate defense or prosecution of any such Third-Party Claim.

(d)                                 In the event any Indemnifying Party receives a Claim Notice for indemnity from an Indemnified Party pursuant to this Section 10.5 that does not involve a Third-Party Claim, the Indemnifying Party shall notify the Indemnified Party within ten (10) Business Days following its receipt of such Claim Notice whether the Indemnifying Party disputes all or a portion of its liability to the Indemnified Party under this Article 10.  If the Indemnifying Party does not so notify the Indemnified Party within such ten (10)-Business Day period of any such dispute, then the Indemnifying Party shall be deemed to have agreed to such indemnification claim and the Indemnifying Party’s right to dispute such indemnification claim under this Section 10.5(d) shall be expressly barred and is hereby irrevocably and unconditionally waived.  The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any such claim for indemnity by the Indemnified Party.  The procedures set forth in Section 10.5(b) shall not apply to any indemnification claim that does not involve a Third-Party Claim.

Section 10.6                                   Exclusive Remedy.  Notwithstanding anything to the contrary, except in the case where a Party seeks to obtain specific performance pursuant to Section 11.7, the Parties hereby agree that, from and after the Closing, the sole and exclusive remedy of a Party in connection herewith (including for any breach or inaccuracy of any representation, warranty, covenant or agreement contained in this Agreement) shall be the applicable indemnification rights set forth in this Article 10 and Article 9.  In furtherance of the foregoing, subject to Section 11.7 and the indemnification provisions set forth in this Article 10 and Article 9, effective from and after the Closing, except for any rights, claims or obligations arising under this Agreement or any other Ancillary Agreement, (i) Buyer hereby irrevocably and unconditionally waives and forever discharges, on behalf of itself and any other Buyer Indemnitee, from and after the Closing, any and all rights, charges, complaints, obligations, promises, agreements, controversies, liabilities, damages, suits, costs, Losses, debts, expenses, claims and causes of action (of every type, kind, nature, description or character, whatsoever, whether known or unknown, contingent or otherwise, in law or in equity, based upon contract, tort, strict liability or otherwise, without regard to the subsequent discovery or existence of different or additional facts or circumstances) (collectively, “Claims”) any Buyer Indemnitee may have against Seller or any of its Affiliates, or their respective directors, officers, employees, Affiliates, controlling Persons, direct or indirect equity holders or members, agents or representatives, and successors or assigns of each of the foregoing and (ii) Seller hereby irrevocably and unconditionally waives and forever discharges, on behalf of itself and any other Seller Indemnitee, from and after the Closing, any and all Claims any Seller Indemnitee may have against Buyer or any of its Affiliates (including, after the Closing, the Acquired Companies), or their respective directors, officers, employees, Affiliates, controlling Persons, direct or indirect equity holders or members, agents or representatives, and successors or assigns of each of the foregoing.

ARTICLE 11

MISCELLANEOUS

Section 11.1                                   Amendments; Waiver.  This Agreement may not be amended, altered or modified except by written instrument executed by the Parties.  Any agreement on the part of the Parties to waive any term or provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of the Party or Parties against whom the waiver is to be effective.  No such waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other inaccuracy, breach or failure to strictly comply with the provisions of this Agreement.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.  Notwithstanding anything to the contrary contained herein, Section 11.7, 11.8, 11.11, 11.12, Section 11.16, the definition of “Material Adverse Effect” and this Section 11.1 (and any definition or provision of this Agreement to the extent an amendment, modification, supplement or waiver of such provision would modify the substance of any of the foregoing provisions in any respect) may not be amended, altered or modified in a manner that materially adversely affects the Financing Sources without the prior written consent of the Financing Sources.

Section 11.2                                   Entire Agreement.  This Agreement (including the Seller Disclosure Schedule, the Ancillary Agreements, the Confidentiality Agreement, the Clean Team Agreement and any other schedules, certificates, lists and documents referred to herein, and any other documents executed by any of the Parties simultaneously herewith or therewith), constitutes the entire agreement of the Parties and supersedes all prior agreements and understandings, discussions, negotiations and communications, written and oral, among the Parties with respect to the subject matter hereof.

Section 11.3                                   Expenses.  Except as otherwise set forth in this Agreement, whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

Section 11.4                                   Interpretation.

(a)                                 Unless the context otherwise requires, when a reference is made in this Agreement to (i) Articles, Sections, Schedules or Exhibits, such reference shall be to an Article of, Section of, Schedule to or Exhibit to this Agreement; (ii) “paragraphs” or “clauses” shall be deemed references to separate paragraphs or clauses of the section or subsection in which the reference occurs; (iii) any Contract (including this Agreement) or Law shall be deemed references to such Contract or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions thereof); (iv) any Person shall be deemed references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person(s) succeeding to its functions and capacities; and (v) any Law shall be deemed references to all rules and regulations promulgated thereunder.

(b)                                 The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)                                  Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  “Writing,” “written,” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(d)                                 If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Terms defined in the singular have the corresponding meanings in the plural, and vice versa.  Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neuter genders and vice versa.  The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.  The word “or” shall not be exclusive.

(e)                                  Any reference to “days” means calendar days unless Business Days are expressly specified.  If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.  The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble hereto.

(f)                                   The Parties acknowledge that each Party and its attorney has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(g)                                  All monetary figures shall be in U.S. dollars unless otherwise specified.  Any accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h)                                 The inclusion of specific examples or clarifications in certain provisions, including those for the avoidance of doubt, shall not mean or be used to interpret the lack of such examples or clarifications as evidence of doubt, inapplicability of such examples or ambiguity in other provisions that do not include such specific examples or clarifications.

Section 11.5                                   Severability.  Without limiting the provisions of Section 6.13(b), any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 11.6                                   Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a .pdf document (with confirmation of transmission); provided that no “error message” or other notification of non-delivery is generated; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.6):

if to Buyer, to:

Victory Capital Holdings, Inc.
4900 Tiedeman Road 4th Floor
Brooklyn, OH 44144
Attention: Michael Policarpo

Nina Gupta

Email: mpolicarpo@vcm.com

ngupta@vcm.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: David K. Boston
Email: dboston@willkie.com

if to Seller or Seller Parent, to:

USAA Investment Corporation
9800 Fredericksburg Road
San Antonio, Texas 78288
Attention: Daniel S. McNamara
Email: daniel.mcnamara@usaa.com

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Gary Horowitz
Email: ghorowitz@stblaw.com

and

Simpson Thacher & Bartlett LLP

900 G Street, NW

Washington, D.C. 20001

Attention: David Blass
Email: david.blass@stblaw.com

Section 11.7                                   Specific Performance.

(a)                                 The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms and that any remedy at law for any breach of any provision of this Agreement would be inadequate.  Accordingly, the Parties acknowledge and agree that each Party shall be entitled to, in accordance with the provisions of this Agreement, an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and/or to enforce specifically the terms and provisions hereof in any court specified in Section 11.11, in addition to any other remedy to which they are entitled at law or in equity, and the Parties hereby agree not to assert, and hereby waive, in any action seeking any such relief, the defense of adequacy of a remedy at law and any requirement for the posting of any bond or other security in connection therewith.

(b)                                 Each Party further agrees that (i) by seeking the remedies provided for in this Section 11.7, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement or in the event that the remedies provided for in this Section 11.7 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 11.7 shall require any Party to institute any action for (or limit any Party’s right to institute any action for) specific performance under this Section 11.7 prior or as a condition to exercising any termination right under Article 8, nor shall the commencement of any action pursuant to this Section 11.7 or anything set forth in this Section 11.7 restrict or limit any such Party’s right to terminate this Agreement in accordance with Article 8 or pursue any other remedies under this Agreement that may be available then or thereafter.  Notwithstanding anything to the contrary herein, (A) while Seller is entitled to contemporaneously seek both specific performance and the payment of monetary damages (including in connection with the provisions of Section 8.2) as alternative remedies for a willful breach of this Agreement by Buyer, under no circumstances shall Seller be entitled to receive both (1) a grant of specific performance of the consummation of the Transactions pursuant to this Section 11.7 and (2) the payment of monetary damages pursuant to Section 8.2 with respect to Buyer’s failure to close the Transactions when required pursuant to Section 2.2, and (B) in no event shall any Party be permitted to seek specific performance or any other injunctive relief or equitable remedy in respect of this Agreement following the valid termination of this Agreement pursuant to Article 8, other than with respect to any obligations surviving such valid termination pursuant to the terms hereof.

Section 11.8                                   Binding Effect; Persons Benefiting; No Assignment.  This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns and any transferee of all or substantially all of the assets of such Party and its Subsidiaries taken as a whole.  Except for Section 6.7, Section 6.8, Section 11.9, Section 11.13 and Article 10 (each of which shall be for the benefit of the Persons set forth therein, and each such Person shall be an intended third-party beneficiary thereof and shall have the rights, benefits and remedies provided for therein), and Section 11.1, Section 11.7, Section 11.11, Section 11.12 and Section 11.16 and this Section 11.8 (each of which shall be for the benefit of the Financing Sources, and each Financing Source shall be an intended third-party beneficiary thereof and shall be entitled to rely on and enforce the terms thereof), no provision of this Agreement is intended or shall be construed to confer upon any entity or Person other than the Parties and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof.  This Agreement may not be assigned without the prior written consent of Buyer, in the case of any assignment by Seller, or Seller, in the case of any assignment by Buyer; provided that (a) on or after the Closing, this Agreement may be collaterally assigned to the Financing Sources and (b) Buyer may assign or delegate its rights and/or obligations under this Agreement to any one of its Affiliates without the consent of any other Party (except that such assignment or delegation shall not relieve Buyer of its obligations hereunder).

Section 11.9                                   Absence of Liability of Non-Contracting Parties.  Notwithstanding anything to the contrary, no past, present or future director, officer, employee, Affiliate, controlling Person, direct or indirect equity holder or member, agent or representative of Seller, Seller Parent or any Acquired Company, other than, for the avoidance of doubt, Seller and, for certain limited purposes, Seller Parent (collectively, “Non-Contracting Seller Parties”), shall have any liability, directly or indirectly, to Buyer or any other Person, and Buyer (on behalf of itself and each other Buyer Indemnitee) hereby (a) irrevocably and unconditionally releases all Non-Contracting Seller Parties and waives and forever discharges any and all Claims related thereto or involving liability (including personal liability) of any such Non-Contracting Seller Party, as a result of any breach of any representation, warranty, covenant, agreement or obligation of Seller in this Agreement or otherwise under or in connection with the provisions of this Agreement or any Ancillary Agreement, (b) agrees that Buyer and each other Buyer Indemnitee shall look solely to Seller’s assets for the payment of any Claim or for any performance and shall have no right of recovery hereunder against, and no liability (including personal liability) shall attach to any, Non-Contracting Seller Parties, and (c) acknowledges and agrees that this Agreement and any Ancillary Agreement may only be enforced against, and any Claims that may be based upon, arise out of or relate to this Agreement or such Ancillary Agreement or the negotiation, execution or performance of this Agreement or such Ancillary Agreement, may only be made against the Parties or parties thereto, as applicable, and no Non-Contracting Seller Party shall have any obligation hereunder or thereunder or in connection herewith or therewith.  Notwithstanding anything to the contrary, no past, present or future director, officer, employee, Affiliate, controlling Person, direct or indirect equity holder or member, agent or representative of Buyer (collectively, “Non-Contracting Buyer Parties”) shall have any liability (including personal liability), directly or indirectly, to Seller or any other Person, and Seller (on behalf of itself and each other Seller Indemnitee) hereby (i) irrevocably and unconditionally releases all Non-Contracting Buyer Parties and waives and forever discharges any and all Claims related thereto or involving liability (including personal liability) of any such Non-Contracting Buyer Party, as a result of any breach of any representation, warranty, covenant, agreement or obligation of Buyer in this Agreement or otherwise under or in connection with the provisions of this Agreement or any Ancillary Agreement, (ii) agrees that Seller and each other Seller Indemnitee shall look solely to Buyer’s assets for the payment of any Claim or for any performance and shall have no right of recovery hereunder against, and no liability (including personal liability) shall attach to any, Non-Contracting Buyer Parties, and (iii) acknowledges and agrees that this Agreement and any Ancillary Agreement may only be enforced against, and any claims that may be based upon, arise out of or relate to this Agreement or such Ancillary Agreement or the negotiation, execution or performance of this Agreement or such Ancillary Agreement, may only be made against the Parties or parties thereto, as applicable, and no Non-Contracting Buyer Party shall have any obligation hereunder or thereunder or in connection herewith or therewith.

Section 11.10                            Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the Parties need not sign the same counterpart.  Delivery of an executed signature page of this Agreement by electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.11                            Governing Law; Consent to Jurisdiction.

(a)                                 This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the Laws of the State of New York, without giving effect to its principles or rules of conflict of laws, to the extent such principles or rules are not mandatorily applicable by statute and would permit or require the application of the Laws of another jurisdiction.

(b)                                 Each of the Parties submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York, in any suit, claim, demand, action, proceeding or cause of action arising out of or relating to this Agreement, agrees that all claims under any theory of liability in respect of such suit, claim, demand, action, proceeding or cause of action may and shall be heard and determined in any such court and agrees not to bring any suit, claim, demand, action, proceeding or cause of action arising out of or relating to this Agreement in any other court.  Each Party irrevocably and unconditionally waives any defense of inconvenient forum or any other objection to the maintenance of any suit, claim, demand, action, proceeding or cause of action so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto.  Each Party agrees that service of summons and complaint or any other process that might be served in any suit, claim, demand, action, proceeding or cause of action may be made on such Party, and shall be effective service of process for any such suit, claim, demand, action, proceeding or cause of action, by sending or delivering a copy of any such process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 11.6.  Nothing in this Section 11.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law.  Each Party agrees that a final, non-appealable judgment in any suit, claim, demand, action, proceeding or cause of action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

Section 11.12                            Waiver of Jury Trial.  Each Party hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any suit, claim, demand, action, proceeding or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the Transactions, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise.  Each of the Parties hereby agrees and consents that any such suit, claim, demand, action, proceeding or cause of action shall be decided by court trial without a jury and that the Parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

Section 11.13                            Waiver of Conflicts.

(a)                                 Buyer (on behalf of itself and its Affiliates, including, after the Closing, the Acquired Companies) covenants and agrees that, following the Closing, Simpson Thacher & Bartlett LLP and any other internal or external legal counsel (other than any internal counsel who is a Continuing Employee or Vendor Employee) currently representing Seller and its Affiliates (each, a “Prior Company Counsel”) may serve as counsel to Seller and its Affiliates in connection with any matters arising under or related to this Agreement or the Transactions, including with respect to any litigation, claim or obligation arising out of or related to this Agreement or the Transactions, notwithstanding any representation by the Prior Company Counsel prior to the Closing Date of Seller and its Affiliates (including the Acquired Companies).  Buyer (on behalf of itself and its Affiliates, including, after the Closing, the Acquired Companies) hereby irrevocably (i) waives any claim it has or may have that a Prior Company Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) covenants and agrees that, in the event that a dispute arises after the Closing between Buyer, any of its Affiliates or any Acquired Company, on the one hand, and Seller or any of its Affiliates, on the other hand, Prior Company Counsel may represent Seller or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Buyer, any of its Affiliates or any Acquired Company and even though Prior Company Counsel may have represented the Acquired Companies in a matter substantially related to such dispute.

(b)                                 All communications between direct and indirect holders of Shares (but in the case of indirect holders, solely in their capacity as indirect holders of Shares and not in any other capacity (including any other capacity as a manager, director, officer or employee of an Acquired Company)), any Acquired Company and its Affiliates, on the one hand, and Prior Company Counsel, on the other hand, related to the Transactions that occurred prior to the Closing shall be deemed to be attorney-client confidences that belong solely to such direct and indirect holders of Shares and their respective Affiliates (excluding the Acquired Companies) (the “Seller Pre-Closing Communications”).  Accordingly, Buyer, its Affiliates and the Acquired Companies shall not have access to any such Seller Pre-Closing Communications or to the files of Prior Company Counsel relating to the Transactions from and after the Closing, and all books, records and other materials of the Acquired Companies in any medium (including electronic copies) containing or reflecting any of the Seller Pre-Closing Communications or the work product of legal counsel with respect thereto, including any related summaries, drafts or analyses, and all rights with respect to any of the foregoing, are hereby assigned and transferred to Seller effective as of the Closing (collectively, the “Seller Privileged Materials”).  The Seller Privileged Materials shall be excluded from the transfer contemplated by this Agreement and shall be distributed to Seller immediately prior to the Closing with no copies thereof retained by any Acquired Company, Buyer or its Affiliates or their respective representatives, except to the extent required by Applicable Law, bona fide document or information retention policies or to the extent electronically archived pursuant to bona fide information backup processes.  To the extent that any Seller Privileged Materials are not delivered to Seller, Buyer (on behalf of itself and its Affiliates, including the Acquired Companies) agrees not to assert a waiver of any applicable privilege or protection, and will deliver all such Seller Privileged Materials to Seller promptly upon discovery thereof, without retaining copies thereof except to the extent expressly permitted to be retained in accordance with the immediately preceding sentence.  From and after the Closing, Buyer, its Affiliates and the Acquired Companies and their respective representatives shall maintain the confidentiality of the Seller Privileged Materials to the extent received thereby.  From and after the Closing, none of Buyer, its Affiliates, the Acquired Companies, and their respective representatives shall access or in any way, directly or indirectly, use or rely upon any Seller Privileged Materials.  Without limiting the generality of the foregoing, from and after the Closing, (i) the direct and indirect holders of Shares (but in the case of indirect holders, solely in their capacity as indirect holders of Shares and not in any other capacity (including any other capacity as a manager, director, officer or employee of any Acquired Company)) and their respective Affiliates (excluding the Acquired Companies) shall be the sole holders of the attorney-client privilege with respect to the Seller Privileged Materials, and none of the Acquired Companies shall be a holder thereof, (ii) to the extent that files of Prior Company Counsel in respect of Seller Privileged Materials constitute property of the client, only the direct and indirect holders of Shares and their respective Affiliates (excluding the Acquired Companies) shall hold such property rights and (iii) Prior Company Counsel shall have no duty whatsoever to reveal or disclose any Seller Privileged Materials to any Acquired Company by reason of any attorney-client relationship between Prior Company Counsel and any Acquired Company, or otherwise.  For avoidance of doubt, all communications between direct and indirect holders of Shares (but in the case of indirect holders, solely in their capacity as indirect holders of Shares and not in any other capacity (including any other capacity as a manager, director, officer or employee of any Acquired Company)), the Acquired Companies and their respective Affiliates, on the one hand, and Prior Company Counsel, on the other hand, that are not related to Transactions shall be transferred to the applicable Acquired Company at the time of the Closing.  For further avoidance of doubt, nothing in the foregoing shall prevent Buyer from complying with any court order, subpoena or any type of compulsory process.  Buyer hereby acknowledges and confirms that it has had the opportunity to review and obtain adequate information regarding the significance and risks of the waivers and other terms and conditions of this Section 11.13, including the opportunity to discuss with counsel such matters and reasonable alternatives to such terms.  The covenants and obligations set forth in this Section 11.13 shall survive for seven (7) years following the Closing Date.  Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Acquired Companies or any of their Affiliates and a third party (other than a Party or any of their respective Affiliates) after the Closing, Buyer, the Acquired Companies and their Affiliates may assert the attorney-client privilege to prevent disclosure of the Seller Privileged Materials without the prior written consent of any other Person.

(c)                                  The provisions of this Section 11.13 are intended to be for the benefit of, and shall be enforceable by, Seller, each direct and indirect holder of Shares in their capacity as such and each Prior Company Counsel, who are express third-party beneficiaries of this Section 11.13.

Section 11.14                            Exhibits and Schedules.  The Seller Disclosure Schedule, and all exhibits, schedules, annexes or other documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.  The mere inclusion of any item in any section or subsection of the Seller Disclosure Schedule as an exception to any representation or warranty or otherwise shall not be deemed to constitute an admission or suggestion by the applicable Party, or to otherwise imply, that any such item is or would reasonably be expected to be material or has had or would reasonably be expected to have a Seller Material Adverse Effect or a Material Adverse Effect, is required to be disclosed, or otherwise represents a violation of, breach of or default under any Contract or Law or otherwise or an exception or material fact, event or circumstance for the purposes of this Agreement, or that such item meets or exceeds a monetary or other threshold specified for disclosure in this Agreement or otherwise.  Such disclosure shall not be used as a basis for interpreting the term “material,” “materially,” “materiality,” “Seller Material Adverse Effect,” “Material Adverse Effect” or any similar qualification.  Unless the context would otherwise require, the term “material” and the concept of the “material nature” of an effect upon any Acquired Company shall be measured relative to the Acquired Companies, taken as a whole as their Business is currently being conducted.  The disclosures and other information set forth in the Seller Disclosure Schedule relate to any and all of the representations and warranties and covenants made in the Agreement and to matters of disclosure generally (in each case, to the extent reasonably apparent on its face). Matters disclosed in any section or subsection of the Seller Disclosure Schedule are not necessarily limited to matters that are required by this Agreement to be disclosed therein, and such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature or impose any duty or obligation to disclose any information beyond what is required by this Agreement, and disclosure of such additional matters shall not affect, directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligations hereunder.  Headings inserted in the sections or subsections of the Seller Disclosure Schedule are for convenience of reference only and shall not have the effect of amending or changing the express terms of the sections or subsections as set forth in this Agreement.  The Seller Disclosure Schedule and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, (x) representations or warranties of Seller, except as, and to the extent, provided in this Agreement or the Seller Disclosure Schedule, or (y) any covenant or agreement of Seller or any of its Affiliates to take or omit to take any action or otherwise, except as, and to the extent, provided in this Agreement or the Seller Disclosure Schedule.  In no event shall the inclusion of any matter in the Seller Disclosure Schedule be deemed or interpreted to broaden the representations, warranties, covenants or agreements of Seller and/or Seller Parent contained in this Agreement.  Notwithstanding anything to the contrary herein or in the Seller Disclosure Schedule, any Contract set forth on the Seller Disclosure Schedule shall not be deemed to include any amendments, modifications or supplements thereto unless and to the extent any such amendment, modification or supplement is specifically listed on the Seller Disclosure Schedule and a copy thereof has been provided to Buyer at least one (1) Business Day prior to the date hereof.

Section 11.15                            Seller Parent Matters.

(a)                                 Seller Parent Guarantee.  Seller Parent hereby absolutely, irrevocably and unconditionally guarantees to Buyer, on the terms and conditions set forth in this Section 11.15(a), the full and punctual payment by Seller when due of any obligation of Seller to pay any amount or amounts due to Buyer Tax Indemnified Parties or Buyer Indemnitees pursuant to Section 9.1(a) and Article 10, as applicable, to the extent the same is required to be paid by Seller pursuant to the terms and subject to the conditions and limitations thereof (the “Obligations”).  Notwithstanding anything to the contrary contained herein, Buyer acknowledges and agrees on behalf of itself and each Buyer Tax Indemnified Party and Buyer Indemnitee that (i) to the extent Seller is relieved of any of the Obligations for any reason (including pursuant to any limitation (x) arising out of the terms and conditions of Section 10.1 or Section 10.4 or (y) based upon the Per Claim Threshold, the Indemnification Deductible or the Indemnity Cap) Seller Parent shall be similarly relieved of such Obligations for all purposes hereunder, and (ii) Seller Parent may assert, as a defense to, or release or discharge of, any payment or performance by Seller Parent hereunder, any claim, set-off, deduction, defense or release that Seller could assert against Buyer, any Buyer Tax Indemnified Party or any Buyer Indemnitee, in each case, under the terms of this Agreement.

(b)                           Seller Parent Representations and Warranties.

(i)                                     Seller Parent hereby represents and warrants that: (A) Seller Parent is a corporation duly organized and validly existing under the Laws of the State of Delaware, and Seller Parent has the requisite organizational power and authority to carry on its business as it is now being conducted and to own, lease and operate all of its properties and assets; (B) Seller Parent has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and any Ancillary Agreement to which it is, or will be, a party; (C) the execution, delivery and performance by Seller Parent of this Agreement and any Ancillary Agreement to which it is, or will be, a party, have been duly and validly authorized by all necessary action, and do not contravene any provision of the Organizational Documents of Seller Parent or any Applicable Law, order, judgment or material Contract binding on Seller Parent or its material assets and no other proceedings after the date hereof on the part of Seller Parent are necessary to authorize the execution, delivery and performance by Seller Parent of this Agreement and any Ancillary Agreement to which it is, or will be, a party, and would not result in the creation or imposition of any Encumbrance on any asset of Seller Parent (other than Permitted Encumbrances); (D) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Agreement and any Ancillary Agreement to which Seller Parent is, or will be, a party, by Seller Parent have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance by Seller Parent of this Agreement or any such Ancillary Agreement; and (E) each of this Agreement and any Ancillary Agreement to which Seller Parent is, or will be, a party, has been duly executed and delivered by Seller Parent and constitutes a legal, valid and binding obligation of Seller Parent enforceable against Seller Parent in accordance with its terms, except (1) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (2) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

(ii)                                  Except for the representations and warranties expressly set forth in this Section 11.15(b), none of Seller Parent, nor any other Person on behalf of Seller Parent, makes or shall be deemed to make any representation or warranty to Buyer or any other Person with respect to Seller Parent, express or implied, at law or in equity, and Seller Parent by this Agreement disclaims any such representation or warranty, whether by Seller Parent or any other Person, notwithstanding the delivery or disclosure to Buyer, or any of its officers, directors, employees, agents or representatives or any other Person, of any documentation or other information by Seller Parent or any other Person with respect to any one or more of the foregoing.

Section 11.16                            Financing Sources.  Notwithstanding anything to the contrary contained herein, the Acquired Companies and Seller, on behalf of themselves and their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, employees, Affiliates or agents (the foregoing, collectively the “Acquired Company Related Parties”), hereby (a) acknowledge that none of the Financing

Sources shall have any liability under this Agreement or for any claim based on, in respect of, or by reason of, the Transactions, including any dispute related to, or arising from, the Financing, the Commitment Letter or the performance thereof, (b) waive any rights or claims against any of the Financing Sources in connection with this Agreement, the Financing or the Commitment Letter, whether at law or equity, in contract, in tort or otherwise, and (c) agree not to commence (and if commenced agree to dismiss or otherwise terminate, and not to assist) any action, arbitration, audit, hearing, investigation, litigation, petition, grievance, complaint, suit or proceeding against any Financing Source in connection with this Agreement, the Financing, the Commitment Letter or the Transactions.  With respect to any dispute or proceeding relating to the Financing Sources and this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Financing or the performance thereof, the Acquired Companies and Seller, on behalf of themselves and the other Acquired Company Related Parties, (i) submit to the exclusive jurisdiction of the courts of the State of New York or federal courts of the United States of America, in each case, sitting in the Borough of Manhattan, and any appellate court from any thereof (the courts described in this clause (i), the “Applicable Courts”), and agree that all claims in respect of any such litigation may be heard and determined only in the Applicable Courts, (ii) waive, to the fullest extent it may legally do so, any objection which they may now or hereafter have to the laying of venue of any proceeding in any Applicable Court, (iii) waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such proceeding in any Applicable Court, (iv) irrevocably and unconditionally waive any right to a trial by jury, and (v) agree that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by law.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

VICTORY CAPITAL HOLDINGS, INC.

By:	/s/ David C. Brown
Name: David C. Brown
Title: Chairman and Chief Executive Officer

USAA INVESTMENT CORPORATION

By:	/s/ Daniel S. McNamara
Name: Daniel S. McNamara
Title: President

USAA CAPITAL CORPORATION,
solely for the limited purposes described herein

By:	/s/ Laura Bishop
Name: Laura Bishop
Title: President